Exhibit 10.38

THE FORD FACTORY CAMPUS,

777 S. SANTA FE AVENUE

LOS ANGELES, CALIFORNIA

OFFICE LEASE

SRI TEN SANTA FE LLC,

a Delaware limited liability company,

Landlord

and

WMG ACQUISITION CORP.,

a Delaware corporation,

Tenant

DATED AS OF: October 7, 2016

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43.	Authority	58
44.	No Offer	58
45.	Real Estate Brokers	59
46.	Consents and Approvals	59
47.	Intentionally Omitted	59
48.	Financial Statements	59
49.	Intentionally Deleted	60
50.	Governmental Incentives	60
51.	Hazardous Substance Disclosure	60
52.	Signage Rights	61
53.	Parking	62
54.	Transportation Management	62
55.	Helipad Installation and Use	62
56.	Quiet Enjoyment	63
57.	No Discrimination	63
58.	CASp Inspection	63
59.	Rooftop Equipment	63
60.	Generator	65
61.	Option to Renew	66

SCHEDULES AND EXHIBITS:

Schedule 1 – Monthly Rent Schedule

Schedule 2 – Parking Space Rental

Exhibit A - 1 – Site Plan of the Premises

Exhibit A - 2 – Legal Description of the Premises

Exhibit B – Rules and Regulations

Exhibit C – Form of Commencement Date Letter

Exhibit D - 1 – Cash Security Deposit Provisions

Exhibit D - 2 – Form Letter of Credit

Exhibit D - 3 – Letter of Credit Reduction Schedule

Exhibit E – Form of Waiver and Acknowledgement

Exhibit F – Form of Memorandum of Lease

Exhibit G – Environmental Reports

Exhibit H – Arts District Map

Exhibit I – Work Letter

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LEASE

THIS LEASE is made as of the 7th day of October, 2016, between SRI TEN SANTA FE LLC, a Delaware limited liability company (“Landlord”), and WMG ACQUISITION CORP., a Delaware corporation (“Tenant”).

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the “Premises” which consists of the real property shown on the site plan attached hereto as Exhibit A-1 (the “Site Plan”) and more particularly described on Exhibit A-2 attached hereto, including (a) the building located at 777 S. Santa Fe Avenue, Los Angeles, California, consisting of the “Tower”, the “Annex/Assembly” and the “CMU/Studio” as shown on the Site Plan (collectively, the “Building”), (b) the parking structure (the “Parking Structure”) shown as the “Parking Garage” on the Site Plan to be built by Landlord as part of Landlord’s Work (as defined in Exhibit I (the “Work Letter”)), (c) the other improvements located within the boundaries of the Premises shown on the Site Plan or otherwise to be built by Landlord as part of Landlord’s Work.

Tenant shall comply with all recorded covenants, conditions and restrictions currently affecting the Premises and agrees that this Lease shall be subject and subordinate thereto. Tenant shall be permitted to utilize all available space (i.e., the space that is not otherwise utilized for Building systems and equipment) in the Building’s risers, raceways, shafts and conduits for the installation and maintenance of conduits, risers, cables, ducts, flues, pipes and other devices for communications, data processing devices, supplementary HVAC and other facilities consistent with Tenant’s use of its Premises.

2. Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

a. Landlord and Tenant agree that for the purpose of this Lease, the Premises shall be deemed to contain 257,028 rentable square feet of space.

b. Lease term: One hundred fifty-three (153) full calendar months (i.e., 12 years and 9 months), commencing on the date (the “Commencement Date”) that is the later of (i) August 1, 2017 (as such date may be adjusted pursuant to Paragraphs 3.b.iii., Paragraph 3(d) or Section 3.1 of the Work Letter, the “Scheduled Commencement Date”) or (ii) the date that a temporary certificate of occupancy (or its equivalent) has been issued with respect to Landlord’s Work (other than the B Permit Work (as defined in the Work Letter)), and ending on the last day of the one hundred fifty-third (153rd) full calendar month thereafter (the “Expiration Date”). For purposes of this Lease (1) the term “Lease Month” shall mean each calendar month during the Lease term; provided, however, Lease Month 1 shall commence on the Commencement Date and end on the last day of the first full calendar month thereafter, and each subsequent Lease Month shall be the calendar month commencing on the day after the expiration of the prior Lease Month and (2) the term “Lease Year” shall mean each 12-Lease Month period during the Lease term; provided, however, Lease Year 1 shall commence on the Commencement Date and end on the last day of the 12th full calendar month thereafter, and each subsequent Lease Year shall be the calendar year commencing on the day after the expiration of the prior Lease Year. The Commencement Date shall be subject to extension for “Landlord Delay” or “Force Majeure Delay” as provided in Section 3.1 of the Work Letter.

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c. Monthly Rent: As set forth on Schedule 1 attached hereto.

d. Letter of Credit: As set forth in Paragraph 6.

e. Tenant’s Share: 100%.

f. Permitted Use: General office use and any other use permitted by Legal Requirements, subject to the express provisions of this Lease, including without limitation conference and training facilities, demonstration areas, electronic sports arena, theater, video production, sound recording and engineering, broadcast facilities including use of rooftop satellite dishes, music and video production, studios with live production and broadcasting, cafeteria and dining areas and kitchen facilities, juice and/or coffee bar, exterior barbeque/dining facility, health and exercise facilities, child care (including associated outdoor areas), general assembly uses/event assembly uses, retail sale of merchandise or other items, including for sales to the general public, use as a restaurant or bar, including for service to the general public, and outdoor recreation uses (collectively, the “Permitted Use”).

g. Real estate broker(s): Cresa Partners; CBRE.

h. Business Days: Monday through Friday, excluding public holidays

3. Term; Delivery of Possession of Premises.

a. Term. The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b., which Commencement Date shall be subject to adjustment as provided in the Work Letter) and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b.). Upon either party’s request after the Commencement Date, Landlord and Tenant shall execute a letter in substantially the form of Exhibit C attached hereto confirming the Commencement Date and the Expiration Date.

b. Tenant Access Date.

i. Beginning on the date (the “Tenant Access Date”) that is the later of (A) December 1, 2016, and (B) the date that Tenant has satisfied all of the Tenant Access Requirements (as such term is defined in the Work Letter), Tenant shall have access to the Premises to perform the Tenant Improvements (as such term is defined in the Work Letter). Prior to the Tenant Access Date, Landlord shall provide Tenant reasonable access to the Premises for space planning and other pre-construction activities.

ii. Tenant acknowledges that Landlord may still be performing certain portions of Landlord’s Work in the Premises and on adjacent city property following the Tenant Access Date (relating to the MEPF commissioning, CMU skylight, Paseo finishes, B Permit Work and Punch List items). Tenant’s access to the Premises as of the Tenant Access Date shall not relieve Landlord from its obligations to complete the Landlord’s Work as provided in the

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Work Letter. During any period of contemporaneous work within the Premises following the Tenant Access Date, Landlord and Tenant shall cooperate in all reasonable ways with each other while Landlord is carrying on Landlord’s Work within the Premises, including each party adopting a schedule in conformance with the other party’s schedule and conducting construction of such party’s work in such a manner as to maintain harmonious labor relations and as not to interfere with or delay the work of the other party.

iii. If Substantial Completion of Landlord’s Work does not occur on or before the Tenant Access Date (other than by reason of a Tenant Delay (as defined in the Work Letter)) and, as a result thereof, Tenant is delayed in commencing physical construction of the Tenant Improvements, then the Scheduled Commencement Date shall be extended day-for-day for each day occurring in the period between the Tenant Access Date and the earlier of (A) date of Substantial Completion of Landlord’s Work (or the date that Substantial Completion would have occurred but for Tenant Delay(s), if any) and (B) the date that Tenant commences physical construction of the Tenant Improvements. Furthermore, if (1) Substantial Completion of Landlord’s Work has not occurred on or before one hundred twenty (120) days following the Tenant Access Date (the “Outside Substantial Completion Date”), subject to extension by virtue of Force Majeure Delay and any Tenant Delay, and (2) Tenant has not yet commenced physical construction of the Tenant Improvements, then Tenant shall have the right, at Tenant’s sole option, to terminate this Lease by delivery of written notice thereof to Landlord given within ten (10) calendar days after the Outside Substantial Completion Date; provided, however, that Tenant’s termination notice shall be void and of no force or effect if the Substantial Completion of Landlord’s Work shall occur within thirty (30) days after Landlord’s receipt of Tenant’s termination notice. In the event of any such termination Tenant shall be required to reimburse Landlord for any of Landlord’s Allowance previously disbursed to Tenant. The foregoing right of Tenant to terminate this Lease, and Tenant’s rights to the “Extended Delivery Delay Rent Credit”, as set forth below, shall be Tenant’s sole remedy for any delay in Substantial Completion of Landlord’s Work. Upon any such termination, Landlord shall promptly return any deposits, letters of credit, or other amounts previously delivered to Landlord by Tenant, and Landlord and Tenant shall thereafter have no further liability under this Lease. In the event that Tenant’s commencement of physical construction of the Tenant Improvements in the Premises is actually delayed by more than forty-five (45) days following the Tenant Access Date as a result of the fact that Substantial Completion of the Landlord’s Work has not occurred on or before the Tenant Access Date for reasons other than Force Majeure Delay and/or Tenant Delay (any such period of delay in excess of forty-five (45) days to the extent not due to Force Majeure Delay and any Tenant Delay shall be referred to herein as the “Extended Delivery Delay”), then for each day of such Extended Delivery Delay, Tenant shall receive, in addition to the extension of the Scheduled Commencement Date, one (1) full day of credit against Monthly Rent and Parking Space Rental (and the amount of such credit shall not be reduced by the Rent Credit) to be applied against the Monthly Rent and Parking Space Rental first coming due under this Lease (the “Extended Delivery Delay Rent Credit”). As used herein, the term “Force Majeure Delay” shall mean any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of Landlord, including any inability of Landlord to obtain building permits required in connection with the construction of the B Permit Work to the extent caused by a delay beyond the period of time customarily required for the issuance of similar permits for improvements of the nature and scope of the B Permit Work in the City of Los Angeles (and not related to the specific design of the B Permit Work or other matters being presented by Landlord).

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c. Early Occupancy. Prior to the Commencement Date, Tenant shall have the right to commence business in the Premises provided that (A) Tenant shall give Landlord prior notice of any such occupancy of the Premises, (B) a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent, shall have been issued by the appropriate governmental authorities for the Tenant Improvements and Landlord’s Work, (C) Tenant has delivered to Landlord the Letter of Credit as required herein and (D) all of the terms and conditions of the Lease shall apply, other than Tenant’s obligation to pay “Monthly Rent,” “Operating Expenses” and “Tax Expenses” as those terms are defined in Article 5, and Article 7 below, as though the Commencement Date had occurred (although the Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of the Section 2.b, above) upon such occupancy of the Premises by Tenant.

d. Delay in Landlord Certificate of Occupancy. In the event that a temporary certificate of occupancy (or its equivalent) has not been issued with respect to Landlord’s Work (other than the B Permit Work) (the “Landlord CofO”) on or before the date (as such date shall be extended by virtue of Force Majeure Delay and/or any Tenant Delay, the “Credit Start Date”) that is the later of (i) the Scheduled Commencement Date (as same may be extended as provided in Paragraph 3.b.iii. above or Section 3.1 of the Work Letter) and (ii) the date that Tenant has substantially completed the Tenant Improvements and has received a certificate of occupancy (or its equivalent) for the Tenant Improvements so that Tenant may commence the conduct of business operations from the Premises (provided that, if the reason that Tenant has not received such certificate of occupancy is that Landlord has not received the Landlord CofO, then the date in this item (ii) shall be the date Tenant has substantially completed the Tenant Improvements), then, in addition to the Extended Delivery Delay Rent Credit, Tenant shall receive a rent credit equal to one (1) day of Monthly Rent for each day during the period which commences on the first day following the Credit Start Date and ends on the date that a temporary certificate of occupancy (or its equivalent) has been issued with respect to Landlord’s Work (other than the B Permit Work).

4. Condition of Premises. Except for Landlord’s Work and the payment of the Tenant Improvement Allowance, and any continuing maintenance and repair obligations of Landlord under this Lease, Landlord shall have no obligation to construct or install any improvements to the Building and the other portions of the Premises or to remodel, renovate, recondition, alter or improve the Building and the other portions of the Premises in any manner, and, subject to Landlord’s completion of the Landlord’s Work, and any representations or warranties provided under this Lease, Tenant shall accept the Premises “as is” on the Tenant Access Date. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose, or any other kind arising out of this Lease and there are and shall be no warranties that extend beyond the warranties expressly set forth in this Lease.

5. Monthly Rent.

a. Subject to the provisions of Subparagraph 5.e. below, commencing as of the Commencement Date, and continuing thereafter on or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Schedule 1 attached hereto. If Tenant’s obligation to pay Monthly

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Rent hereunder commences on a day other than the first day of a calendar month, or if the term of this Lease terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of the number of days in such month. Except as specifically provided in this Lease, Monthly Rent, the Additional Rent specified in Paragraph 7 and the Parking Space Rental specified in Paragraph 53 below shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time reasonably designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. At Tenant’s option, Tenant shall have the right to pay any such amounts by wire transfer, and in such event Landlord shall promptly provide Tenant with appropriate wire instructions.

b. All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder, Additional Rent under Paragraph 7 and the Parking Space Rental specified in Paragraph 53 below, shall constitute rent owed by Tenant to Landlord hereunder.

c. Any rent not paid by Tenant to Landlord within ten (10) days after notice that the same past due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the greater of (i) six percent (6%) per annum or (ii) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points (but in no event shall the Interest Rate exceed the maximum annual interest rate allowed by Legal Requirements); provided, however, Tenant shall not be required to pay said interest on the first late payment in any period of twelve (12) consecutive months, unless such payment remains unpaid for ten (10) days after written notice to Tenant.

d. No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

e. Rent Credit. During the period (the “Rent Credit Period”) commencing on the first (1st) day of Lease Month 2 and ending on the last day of Lease Month 17, Tenant shall receive a credit each Lease Month in the amount of seventy-five percent (75%) of the Monthly Rent (the “Rent Credit”) on account of the Monthly Rent payable under this Lease for each such Lease Month; provided, however, that during Rent Credit Period, Tenant shall be required to pay the full Additional Rent owing under Paragraphs 7.a. and 7.b. hereof, the Parking Space Rental specified in Paragraph 53 below and the remaining portion of the Monthly Rent owing for such Lease Month (i.e., twenty-five percent (25%) of the Monthly Rent each Lease Month) during such period. Landlord and Tenant acknowledge that the aggregate amount of the Monthly Rent that will be abated during the Rent Credit Period equals $626,506 per month for Lease Months 2-12 and $645,301 per month for Lease Months 13-17 for a total amount of $10,118,068 during the Rent Credit Period. Tenant acknowledges and agrees that the foregoing

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Rent Credit has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Monthly Rent and perform the terms and conditions otherwise required under this Lease. Notwithstanding the foregoing, Tenant shall not be entitled to the Rent Credit during any period that an Event of Default is continuing hereunder.

6. Letter of Credit.

a. Letter of Credit. Tenant shall cause the “Bank” (as that term is defined below) to deliver to Landlord a letter of credit in the amount of Fifteen Million Four Hundred Forty-Eight Thousand and 0/100 Dollars ($15,448,000) (the “Letter of Credit Amount”) naming Landlord as beneficiary (the “Letter of Credit”) that complies in all respects with the requirements of this Paragraph 6 as follows: (1) within ten (10) Business Days following execution of this Lease, Tenant shall provide a Letter of Credit in the amount of Seven Million Seven Hundred Twenty-Four Thousand and 00/100 Dollars ($7,724,000) and (2) on or before the later of (x) February 15, 2017 and (y) the date that Tenant first requests payment of any Landlord’s Allowance, Tenant shall cause Bank to amend such Letter of Credit to increase the amount of such Letter of Credit to the Letter of Credit Amount or provide a second Letter of Credit for the remaining balance of the Letter of Credit Amount (i.e., Seven Million Seven Hundred Twenty-Four Thousand and 00/100 Dollars ($7,724,000)). Notwithstanding the foregoing or anything herein to the contrary, at Tenant’s option from time to time during the Term, Tenant may, pursuant to the procedures provided in Paragraph 6.j. below, provide a portion of the Letter of Credit Amount as a cash security deposit, or if after so doing, may elect to reduce the amount of cash security deposit and increase the Letter of Credit Amount, provided that such cash security deposit shall in no event exceed one (1) year’s worth of Monthly Rent and Parking Space Rental then payable under this Lease. Any such cash security deposit shall be held and, as applicable applied by Landlord, as provided in Exhibit D-1 attached hereto. The Letter of Credit shall: (i) be issued by the Bank; (ii) be in the form attached hereto as Exhibit D-2 or such other form as approved by Landlord in its reasonable discretion; (iii) be irrevocable, unconditional and payable upon demand; (iv) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “Letter of Credit Expiration Date”) that is no less than ninety (90) days following the expiration of the Lease term, or contains a provision that provides that the Letter of Credit shall be automatically renewed on an annual basis without amendment of the Letter of Credit unless the Bank delivers a written notice of cancellation to Landlord and Tenant at least sixty (60) days prior to the expiration of the Letter of Credit, without any action whatsoever on the part of Landlord; (v) be fully assignable, in whole but not in part, by Landlord to its successors and assigns or to lenders with an interest in the Premises; (vii) permit partial draws and multiple presentations and drawings, and (viii) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant shall pay all expenses, points, and/or fees incurred by Tenant in obtaining the Letter of Credit. The term “Bank” referred to herein shall mean a commercial bank (1) that is acceptable to Landlord and is solvent, nationally recognized, and has a local San Francisco Bay Area or Los Angeles office which will negotiate or pay letters of credit (or, in lieu thereof, expressly provides for draw by facsimile or overnight courier), (2) which accepts deposits and maintains accounts, (3) that is chartered under the laws of the United States, any State thereof, or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, and (4) which has a long term rating from Standard and Poor’s Financial Services, LLC of not less than “BBB+” and a long

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term rating from Moody’s Investors Service, Inc. of not less than “A2” (or in the event such ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service (“S&P”) or Moody’s Professional Rating Service (“Moody’s”) or such other rating service as is reasonably acceptable to Landlord) (collectively, the “Bank’s Credit Rating Threshold”). Notwithstanding the foregoing, Landlord hereby agrees that Credit Suisse AG (“Credit Suisse”), if selected by Tenant, may be the Bank so long as Credit Suisse continues to have a long term rating from Standard and Poor’s Financial Services, LLC of not less than “BBB+”. If S&P or Moody’s ceases to provide credit ratings as provided above on in Exhibit D-3, or if the rating systems of S&P or Moody’s is otherwise renamed, revised, discontinued or superseded, the parties agree that S&P or Moody’s, as applicable, will be sole judge of the comparability of successive ratings, but if no such rating agency supplies and designates a comparable rating, or if no succeeding rating system is published, then the credit ratings contained in this Paragraph 6 and Exhibit D-3 shall be based on a comparable rating system published by a responsible financial authority selected by Landlord. In addition, if a substantial change is made in the method used to calculate the credit ratings of S&P or Moody’s, then, for the purposes of this Lease, the S&P or Moody’s credit ratings contained herein shall be determined without giving effect to the new methods and Landlord shall adjust the S&P or Moody’s credit ratings, as the case may be, in a commercially reasonable manner to effect the same results as if the S&P or Moody’s credit ratings were calculated in the manner in effect as of the date hereof.

b. Landlord’s Rights to Draw. Landlord, or its then authorized representatives, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (i) such amount is due to Landlord under the terms and conditions of this Lease, and there is an existing Event of Default by Tenant as provided in Section 25, or there would be and Event of Default but for the giving of notice that Landlord is prohibited by law from issuing; (ii) the Lease has terminated prior to the expiration of the Lease term as a result of an Event of Default by Tenant; (iii) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”); (iv) an involuntary petition has been filed against Tenant under the Bankruptcy Code (provided, however, if such petition is dismissed within sixty (60) days thereafter and no other Letter of Credit Draw Event then exists, Landlord shall cooperate to return as promptly as practical any amounts drawn by Landlord under the Letter of Credit in exchange for a new Letter of Credit); (v) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code; (vi) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the Letter of Credit Expiration Date, and less than forty-five (45) days remain before the Letter of Credit Expiration Date; (vii) the Bank has failed to notify Landlord that the Letter of Credit will be renewed or extended on or before the date that is forty-five (45) days before the applicable Letter of Credit expiration date and, per the terms of the Letter of Credit, such failure to notify Landlord of renewal or extension will result in the automatic expiration of the Letter of Credit (in the case of (vi) or (vii), notwithstanding the foregoing, a Letter of Credit Draw Event shall not be deemed to have occurred as a result of such termination or expiration of the Letter of Credit if, on or before the date that is thirty (30) days before the applicable Letter of Credit expiration date, Tenant provides a replacement Letter of Credit that complies with the terms of this Paragraph 6 or, if the current Letter of Credit Amount does not exceed one (1) year’s worth of Monthly Rent and Parking Space Rental then payable

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under this Lease, Tenant elects in a written notice to Landlord to effectuate a Cash Draw Option as provided in Paragraph 6.j. below for the full Letter of Credit Amount); (viii) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law; (ix) Tenant executes an assignment for the benefit of creditors; or (x) if (1) any of the applicable ratings of the Bank have been reduced below the Bank’s Credit Rating Threshold; or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all material respects to the requirements of this Paragraph 6 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in Paragraph 6.a. above), in the amount of the applicable Letter of Credit Amount, within twenty (20) Business Days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “Letter of Credit Draw Event”). The Letter of Credit shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, any state regulator, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to fail to meet the requirements of this Paragraph 6, and, within twenty (20) Business Days following Landlord’s notice to Tenant of such receivership or conservatorship (the “Letter of Credit FDIC Replacement Notice”), Tenant shall replace such Letter of Credit with a substitute letter of credit from a different commercial bank (which commercial bank shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord) and that complies in all material respects with the requirements of this Paragraph 6. If Tenant fails to replace such Letter of Credit with such conforming, substitute letter of credit or cash security deposit pursuant to the terms and conditions of Paragraph 6.a., hereof, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid twenty (20) Business Day period). Tenant shall have the right, at any time upon no less than ten (10) Business Days’ notice to Landlord, to voluntarily replace the Letter of Credit with a new Letter of Credit that complies with terms and conditions of this Paragraph 6, in which event Landlord shall cooperate with Tenant to return the prior Letter of Credit to Tenant following Landlord’s receipt of the new Letter of Credit. Tenant shall be responsible for the payment of any and all reasonable, out-of-pocket, third party costs incurred by Landlord relating to the review of any replacement Letter of Credit (including, without limitation, Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Paragraph 6 or is otherwise requested by Tenant, and such attorney’s fees shall be payable by Tenant to Landlord within ten (10) days of billing. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) Business Days of billing. Within five (5) Business Days following Tenant’s receipt of a written notice from Landlord, Tenant shall cause the Bank to deliver written confirmation to Landlord of the renewal or extension of the Letter of Credit (unless the Bank has previously notified Landlord in writing that it shall not be renewing or extending the Letter of Credit), or if so requested by Landlord, Tenant shall facilitate Landlord’s direct communication with the Bank in order that Landlord may immediately confirm such renewal or extension directly with the Bank.

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c. Application of Letter of Credit Proceeds. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any Letter of Credit Draw Event and apply the proceeds of the Letter of Credit in accordance with this Paragraph 6. In the event of any Letter of Credit Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an Letter of Credit Draw Event under Paragraph 6.b.(x) above), draw upon the Letter of Credit, in part or in whole, and apply the proceeds of the Letter of Credit to cure any such Letter of Credit Draw Event and/or to compensate Landlord for any and all damages or losses of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other Letter of Credit Draw Event and/or to compensate Landlord for any and all damages or losses arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in this Lease and Section 1951.2 of the California Civil Code. The use, application, or retention of the Letter of Credit proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Legal Requirements, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and such Letter of Credit or the proceeds thereof shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled and shall not constitute a waiver of any other rights of Landlord. Notwithstanding the foregoing, any unapplied portion of the proceeds of the Letter of Credit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the term of this Lease so long as this Lease was not terminated as a result of an Event of Default or other early termination due to a bankruptcy or insolvency of Tenant (and, if this Lease was terminated prior to the scheduled expiration date due to an Event of Default or due to a bankruptcy or insolvency of Tenant, then any unapplied portion of the proceeds of the Letter of Credit shall be returned within sixty (60) days following the final, non-appealable decision of a court of competent jurisdiction of the amounts owing to Landlord under this Lease as a result thereof and Tenant’s right, if any, to the refund of any unapplied portion of the proceeds of the Letter of Credit). No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that: (i) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank; (ii) Tenant is not a third party beneficiary of such contract; (iii) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof; (iv) Tenant has no right to assign or encumber the Letter of Credit or any part thereof and neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance; and (v) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, there is an event of a receivership, conservatorship, bankruptcy filing by, or on behalf of, Tenant, or Tenant executes an assignment for the benefit of creditors, neither Tenant, any trustee, receiver, conservator, assignee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim or rights to the Letter of Credit or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code, any similar State or federal law, or otherwise.

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d. Reductions in the Letter of Credit Amount.

i. Notwithstanding the foregoing, however, provided that no Event of Default (or breach under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of payment to constitute a default) is then in effect, then the Letter of Credit Amount shall be subject to reduction as provided in Exhibit D-3 attached hereto. At such time as the Letter of Credit Amount is reduced to zero Landlord shall promptly return the Letter of Credit to Tenant. If an Event of Default exists as of any of the date that Tenant would otherwise be entitled to a reduction in the Letter of Credit Amount, then the Letter of Credit Amount shall not be so reduced until such Event of Default is fully cured.

ii. Each time the Letter of Credit Amount is adjusted pursuant to this Paragraph 6.d., Tenant shall cause a new Letter of Credit to be issued for the adjusted Letter of Credit Amount or an amendment to the existing Letter of Credit, in either case complying with all of the requirements of this Paragraph 6. Landlord shall cooperate in a commercially reasonable manner with Tenant upon Tenant’s request to replace or amend the then existing Letter of Credit to reflect the adjusted Letter of Credit Amount; provided, however, in no event shall any reduction of the Letter of Credit Amount be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder.

e. Transfer and Encumbrance. The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) its interest in and to the Letter of Credit to another party that purchases Landlord’s interest in this Lease or the holder of Superior Interest (as defined in Paragraph 22 below). In the event of a transfer of Landlord’s interest in this Lease, Landlord shall transfer the Letter of Credit, in whole and not in part, to the transferee and upon such transfer and such transferee’s assumption of same, Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith, provided that Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within thirty (30) days after Tenant’s receipt of an invoice from Landlord therefor.

f. Letter of Credit Not a Security Deposit. Landlord and Tenant: (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”); (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto; and (iii) waive any and all rights, duties and obligations

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that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Paragraph 6 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

g. Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of all or any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional and thereby afford the Bank a justification for failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant shall not request or instruct the Bank to refrain from paying sight draft(s) drawn under such Letter of Credit.

h. Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the Letter of Credit:

i. A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under the Letter of Credit or the Bank’s honoring or payment of sight draft(s); or

ii. Any attachment, garnishment, or levy in any manner upon either the proceeds of the Letter of Credit or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such Letter of Credit) based on any theory whatever.

i. Remedy for Improper Drafts. Tenant acknowledges that Landlord’s draw against the Letter of Credit, application or retention of any proceeds thereof, or the Bank’s payment under such Letter of Credit, could not, under any circumstances, cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.

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j. Procedures for Replacing Letter of Credit with Cash Security Deposit.

i. If Tenant elects to provide a cash security deposit in lieu of all or a portion of the Letter of Credit Amount (a “Cash Swap”), then such Cash Swap shall be effectuated pursuant to one of the following procedures:

(A) If Tenant so requests in writing, Landlord may draw upon the existing Letter of Credit so that Landlord holds cash in an amount sufficient to effectuate such Cash Swap (the “Cash Draw Option”). Landlord shall retain such amounts as a cash security deposit, which cash security deposit shall be held and, as applicable applied by Landlord, as provided in Exhibit D-1 attached hereto.

(B) Unless Tenant elects the Cash Draw Option, then Landlord may, at Landlord’s option, delay the effective date of such Cash Swap for a period of up to ninety (90) days plus two (2) Business Days (the “Preference Protection Period”) from the date that Tenant has provided Landlord with the replacement cash security deposit (the “New Security”). During the Preference Protection Period, Landlord shall retain all its existing rights with respect to the existing Letter of Credit, Landlord shall be deemed to be holding the New Security in trust, and shall have no right to draw upon or apply such amounts to any default or other amounts owed by Tenant to Landlord, regardless of any default by Tenant under this Lease, or any termination of the Lease, or any bankruptcy of Tenant, or for any other reason and shall only look to the existing Letter of Credit (and/or, if applicable, Cash Security Deposit) in effect as of such date. During the Preference Protection Period, Landlord shall have the absolute right to draw the existing Letter of Credit in effect as of such date to the same extent as if the New Security had not been delivered to Landlord. Without limiting the generality of the foregoing, in the event that prior to the expiration of the Preference Protection Period, a Letter of Credit Draw Event occurs (including, but not limited to, due to the expiration date of the existing Letter of Credit being within the forty-five (45) day period set forth in clauses (vi) or (vii) of Paragraph 6.b. above and Tenant has failed to timely provide a replacement Letter of Credit or elect a Cash Draw Option as provided in said Paragraph 6.b.), then Landlord shall have the absolute right to draw the existing Letter of Credit in effect as of such date. In the event that this Lease terminates prior to the expiration of the Preference Protection Period, Landlord shall immediately return the New Security to Tenant. Upon the expiration of the Preference Protection Period, the New Security shall be deemed to be a part of the cash security deposit and Landlord shall either (1) in the event that the New Security is being provided as a partial replacement of the existing Letter of Credit, reduce and promptly return the applicable portion of the Letter of Credit previously held by Landlord to Tenant or (2) in the event that the New Security is being provided as a full replacement of the existing Letter of Credit, return the existing Letter of Credit to Tenant.

ii. Notwithstanding anything contained herein to the contrary, the procedures set forth Paragraph 6.j.i. shall not be applicable to the circumstances where (A) Tenant is replacing an existing Letter of Credit with a new Letter of Credit, (B) Tenant is replacing a cash security deposit then held by Landlord hereunder with a new Letter of Credit or (C) Tenant is simply amending an existing Letter of Credit (e.g., amending such Letter of Credit to modify the Letter of Credit Amount).

7. Additional Rent: Increases in Operating Expenses and Tax Expenses.

a. Operating Expenses.

i. Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of the Operating Expenses (as defined below) incurred by Landlord in each calendar (or portion thereof) during the Lease term. The

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amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed “Additional Rent” herein. The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord to the extent performed directly by or managed by Landlord, and subject to the terms of Paragraph 17.g, below, in connection with the management, operation, maintenance and repair of the Premises (including, without limitation, the Parking Structure), including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents (at or below the function of Building manager) engaged in the operation, repair, or maintenance of the Premises (which, for employees working for other properties in addition to the Premises, shall be allocated proportionately to reflect the time spent working in connection with the Premises); (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents (at or below the function of general Building manager), and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees (which, for employees working for other properties in addition to the Premises, shall be allocated proportionately to reflect the time spent working in connection with the Premises); (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance reasonably required by the holder of any Superior Interest (as defined in Paragraph 21 below), and costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy (provided that such deductible amounts included in Operating Expenses shall not exceed $1.00 per rentable square foot of the Premises in any year); (5) water charges and sewer rents or fees to the extent not paid directly by Tenant to the applicable utility; (6) license, permit and inspection fees, if any; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Premises and building systems and equipment; (8) Intentionally Deleted; (9) management fees and expenses as provided in Section 17.g (the “Property Management Fee”); (10) costs of repairs to and maintenance of the Premises, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations except to the extent such expenses constitute a Capital Repair/Replacement (as defined below); (11) fees and expenses for janitorial, window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, HVAC and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the Premises; (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Premises; (13) accounting, legal and other professional fees and expenses (excluding fees and expenses incurred in connection with the negotiation of this Lease or any disputes with Tenant regarding this Lease); (14) fees and expenses for painting the exterior of the Building and other portions of the Premises and the cost of maintaining the sidewalks, landscaping and other exterior portions of the Premises; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Premises; (16) the cost of any capital improvements made by Landlord to the Premises or capital assets acquired by Landlord

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in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity (including, without limitation, all building codes, requirements or restrictions imposed on the Building given its status as a historical landmark/building) or insurance requirement or requirement of any covenants or restrictions of record encumbering the Premises (collectively, “Legal Requirement”) with which the Premises was not required to comply as of the Commencement Date, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation as of the Commencement Date (“Allowed Capital Improvement Items”); (18) the cost of landscaping; (19) the cost of Building office rent or rental value, if any, and the cost of personal property utilized by Landlord in the maintenance, repair and management of the Premises; and (20) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations, or for any additional work, labor, services or material resulting from compliance with any Legal Requirement applicable to the Premises or any parts thereof. Notwithstanding the foregoing, Allowed Capital Improvement Items shall be amortized over the reasonable useful life of the improvement or addition (or, with respect to Allowed Capital Improvement Items included under item (C) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles), with interest on the unamortized balance at a rate per annum equal to the lesser of (x) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (y) the highest rate permitted by applicable law. If the Premises is or becomes subject to any covenants, conditions or restrictions, reciprocal easement agreement, common area declaration or similar agreement, then Operating Expenses shall include all fees, costs or other expenses allocated to the Premises under such agreement, provided that Landlord shall not, without first obtaining the prior written consent of Tenant, enter into any such agreement after the date hereof that would impose additional costs or obligations on Tenant, or reduce Tenant’s rights under this Lease, or Tenant’s use of the Premises. As used herein, the term “Capital Repair/Replacement” shall mean any item of repair or replacement which, under sound real estate accounting principles, would be properly classified as a capital expenditure and which costs in excess of Fifty Thousand Dollars ($50,000).

ii. Operating Expenses shall not include the following:

(1) costs incurred in connection with Landlord’s redevelopment of the Premises, including any costs of Landlord’s Work, or in connection with any new capital improvements to the Premises, such as adding or deleting floors, except for Allowed Capital Improvement Items;

(2) except as permitted in connection with Allowed Capital Improvement Items and/or Capital Repair/Replacements, any depreciation, interest or principal payments on mortgages or other debt costs;

(3) marketing costs, advertising and promotional expenses, and brokerage fees incurred in connection with the development, subsequent improvement, or original or future leasing of the Premises;

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(4) costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease;

(5) any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind;

(6) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Premises, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Premises, and costs incurred in connection with any disputes between Landlord and its employees, or between Landlord and its property manager;

(7) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Premises unless such wages and benefits are prorated to reflect time spent on operating and managing the Premises vis-à-vis time spent on matters unrelated to operating and managing the Premises; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of senior property manager;

(8) subject to Paragraph 17.g.iii, below, rent for any office space occupied by Premises management personnel;

(9) late charges, penalties, liquidated damages, interest and other finance charges;

(10) amount paid as ground rental or as rental for the Premises by the Landlord or under any mortgage or secured loan agreement;

(11) costs of new capital improvements or capital assets except for Allowed Capital Improvement Items;

(12) any cost that constitutes a Capital Repair/Replacement, or any cost of repair or replacement of the structural portions of the Building or the Parking Structure (including exterior walls, roof structure, foundation and core of the Building);

(13) any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Premises to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(14) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be specifically excluded from Operating Expenses as provided herein, except equipment not affixed to the Premises which is used for normal maintenance or similar services;

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(15) all items and services for which Tenant or any third party reimburses Landlord, provided that Landlord shall use commercially reasonable efforts to collect such reimbursable amounts;

(16) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(17) tax penalties;

(18) fees and reimbursements payable to Landlord (including its parent organization, subsidiaries and/or affiliates) or by Landlord for management of the Premises which exceed the Property Management Fee;

(19) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(20) Landlord’s general corporate overhead and general and administrative expenses;

(21) all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of buildings comparable to and in the vicinity of the Building) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid;

(22) costs arising from the gross negligence or willful misconduct of Landlord;

(23) the cost of any penalties or fees, and costs of any abatement, removal, or other remedial activities with respect to Hazardous Materials (as defined in Paragraph 9.c. below).

(24) in-house legal and/or accounting (as opposed to office building bookkeeping) fees;

(25) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant or Landlord and providers of goods and services to the Premises;

(26) legal fees and costs concerning the negotiation and preparation of this Lease or any litigation between Landlord and Tenant;

(27) any reserves retained by Landlord;

(28) costs arising from Landlord’s charitable or political contributions;

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(29) any finders’ fees, brokerage commissions, job placement costs or job advertising cost;

(30) the cost of any training or incentive programs, other than for tenant life safety information services; and

(31) all costs of Landlord’s Work, including without limitation, development fees payable to the City of Los Angeles or other governing entities, the cost of changes in zoning or use permits, the cost of off-site improvements, street dedication or street widening required by applicable governing entities, Mello-Roos assessments (specifically allocable to the development of Landlord’s Work), and permits for Base Building construction;

(32) costs of acquisition and/or development of adjacent properties.

b. Tax Expenses. Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of the Tax Expenses incurred by Landlord during each calendar year during the Lease term.

i. The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Premises, on Landlord with respect to the Premises, on the act of entering into leases of space in the Premises, on the use or occupancy of the Premises or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Premises, on any improvements, fixtures and equipment and other personal property of Landlord located in the Premises and used solely in connection with the operation of the Premises, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Premises, including, without limitation, any gross receipts tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the County of Los Angeles, the City of Los Angeles, any political subdivision, public corporation, district or other political or public entity or public authority having taxing authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense, provided, that any such substitute taxes shall be calculated as if the Premises were the sole property owned by Landlord. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses, but not in excess of any reduction actually achieved by such contest, determination or reduction.

ii. Notwithstanding the foregoing, Tax Expenses shall not include (i) any franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, mortgage, mortgage recording, unincorporated business, payroll, transfer, sales or profit tax, fee or charge, capital levy, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Premises), (ii) any taxes paid by Tenant pursuant to the provisions of Paragraph

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18 below, or (iii) any fines or penalties resulting from Landlord’s failure to timely pay any taxes or assessments when due. In addition, if, as a result of any contest or otherwise, any rebate or refund of Tax Expenses is received, Tenant shall be entitled to Tenant’s Share thereof (after deducting reasonable and customary expenses of achieving such rebate or refund not previously passed through as a Tax Expense) to the extent such rebate or refund is applicable to Tax Expenses arising during the Lease term. Any assessments and special assessments included in the Tax Expenses which may be paid in installments shall be deemed payable in the maximum number of installments permitted by Legal Requirements without incurring any penalties, and only such installment(s) as are payable within any calendar year shall be included in the Tax Expenses for such calendar year for the purposes of this Lease.

c. Right to Cause Landlord to Contest. If Landlord elects not to file, or not later than sixty (60) days prior to the bar date for filing, fails to file, a contest or appeal with respect to Tax Expenses payable for any tax year following the fiscal tax year ending June 30, 2016, then Tenant shall have the right to require Landlord to file said contest or appeal pursuant to the terms of this Paragraph 7.d. Any such election by Tenant to cause Landlord to file and pursue a contest or appeal of Tax Expenses for any tax year must be made by written notice given by Tenant no later than sixty (60) days prior to the last date on which such Tax Expenses may be appealed or protested (and then only if Landlord has not previously commenced its appeal or protest of the subject Tax Expenses). Any such contest or appeal shall be conducted diligently and in good faith by Landlord; provided, however, that Landlord shall provide Tenant status updates upon request with respect to such contest or appeal. Tenant shall pay to Landlord one hundred percent (100%) of Landlord’s costs in connection with proceedings to contest, determine or reduce Tax Expenses (including, without limitation, reasonable attorneys’ and professional fees, costs and disbursements) requested by Tenant under this Paragraph 7.d., less the amount of the savings in Tax Expenses, if any, ultimately resulting from such proceedings, within thirty (30) days following written demand from Landlord. Notwithstanding anything contained herein to the contrary, in the event that any contest or appeal requested by Tenant pursuant to this Paragraph 7.d. results in an increase in Tax Expenses over what such Tax Expenses would have been had the contest or appeal not been pursued at Tenant’s request, then Tenant shall bear one hundred percent (100%) of the amount of such increase in Tax Expenses for the entire Premises (which amounts shall be paid by Tenant to Landlord no later than thirty (30) days following written demand (or such earlier date that such increased amount is owed to the applicable taxing authority). Tenant’s rights under this Paragraph 7.d. are personal to, and only may only be exercised by, the Tenant originally named herein, WMG Acquisition Corp., or any Affiliate to whom this Lease has been assigned or the Premises subleased in accordance with Paragraph 13.h. below (collectively, “Original Tenant”) and shall not inure to the benefit of any other assignee or subtenant of Tenant. In addition, Tenant’s rights under this Paragraph 7.d. shall terminate, at Landlord’s option, if (i) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Paragraph 7.d., (ii) this Lease expires or is terminated in accordance with the provisions of this Lease, (iii) Tenant assigns its interest in this Lease other than to an Affiliate, or (iv) Original Tenant ceases to lease from Landlord at least seventy percent (70%) of the rentable square footage of the Building.

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d. Intention Regarding Expense Pass-Through. It is the intention of Landlord and Tenant that, except as specifically provided herein, the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of Tax Expenses and Operating Expenses, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e. Notice and Payment. On or before the first day of each calendar year during the term hereof, or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord’s estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. As of the monthly payment date first occurring thirty (30) days after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

f. Annual Accounting. Within one hundred fifty (150) days after the close of each calendar year, or as soon after such one hundred fifty (150)-day period as practicable, Landlord shall deliver to Tenant a statement (“Landlord’s Statement”) of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year (and such statement shall be accompanied by copies of the applicable tax bills or other evidence showing the Tax Expenses or tax assessments). If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of estimated Additional Rent. If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement. Even though the Lease term has expired and Tenant has vacated the Premises, when the final determination is made regarding Additional Rent for the calendar year in which this Lease terminated, the foregoing procedure shall continue to apply, except that, if Tenant overpaid Additional Rent for the calendar year in which the Lease term expired, Landlord shall promptly refund to Tenant the overpaid amount.

g. Proration for Partial Lease Year. If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the such partial calendar year shall be prorated on the basis that the number of days of such partial calendar year bears to three hundred sixty (360).

h. Tenant’s Right to Audit. If Tenant wishes to audit Landlord’s Statement, Tenant shall give Landlord written notice of such dispute within three hundred sixty-five (365) days after Tenant’s receipt of Landlord’s Statement. If Tenant does not give Landlord such notice within such time, Tenant shall have waived its right to audit or otherwise dispute Landlord’s Statement. If Tenant has provided such audit notice within such three hundred sixty-five (365)

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day period after Tenant’s receipt of Landlord’s Statement for a particular year, Tenant shall have the right to cause an independent certified public accountant or reputable lease audit specialist designated by Tenant, to be paid on an hourly and not a contingent fee basis, to audit such Landlord’s Statement subject to the following: (i) Tenant must actually begin such audit within sixty (60) days after the notice from Tenant to Landlord advising Landlord that Tenant will require an audit (provided that such 30-day period within which the audit must be commenced shall be extended by the length of any delay in the commencement of the audit that is caused by Landlord) and (ii) Tenant shall diligently pursue such audit to completion as quickly as reasonably possible (and shall in any event complete such audit within ninety (90) days after the date such audit was commenced (provided that such 90-day period within which the audit must be completed shall be extended by the length of any delay in the completion of the audit that is caused by Landlord)). Landlord agrees to make available to Tenant’s auditors, at Landlord’s office (or Landlord’s property manager’s office) where such records are kept, at reasonable times and for a reasonable period of time, the books and records relevant to the audit for review and copying, but such books and records may not be removed from Landlord’s offices. Tenant shall bear all costs of such audit, including Landlord’s actual copying costs and personnel costs, if any incurred in connection with such audit (provided that, prior to incurring any personnel costs in connection with any such audit, Landlord shall advise Tenant of Landlord’s anticipated personnel costs so that Tenant may, at Tenant’s option, modify Tenant’s activities with regard to such audit in order to preclude the need for Landlord to incur such personnel costs). If following Tenant’s review of such audit, Tenant disputes any amounts set forth in Landlord’s Statement, Landlord and Tenant shall endeavor in good faith to resolve such dispute. If Landlord and Tenant do not reach agreement within thirty (30) days after the completion of Tenant’s review of such audit, and if the amount in dispute exceeds $25,000, then either Landlord or Tenant may submit the matter to an independent, third party accountant, with experience in reviewing expenses for commercial office projects, mutually and reasonably agreed upon by Landlord and Tenant (the “Neutral Accountant”), to make a final binding determination of the amounts owed by Tenant under the applicable Landlord’s Statement, and the decisions of such Neutral Accountant shall be binding on Landlord and Tenant. If Landlord and Tenant agree, or the Neutral Accountant determines, that there was an aggregate overstatement of Operating Expenses of four (4%) or more (or, in the absence of such agreement, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall bear all costs of the audit. If the agreed or confirmed audit shows an underpayment of Operating Expenses by Tenant, Tenant shall pay to Landlord, within thirty (30) days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an overpayment of Operating Expenses by Tenant, Landlord shall reimburse Tenant for such overpayment within thirty (30) days after the audit is agreed to or confirmed. Notwithstanding anything to the contrary set forth above, Tenant’s audit rights under this Paragraph 7.g. shall be conditioned upon (i) there not being an Event of Default in effect, and (ii) Tenant executing, prior to the commencement of the audit, a commercially reasonable confidentiality agreement in which Tenant shall agree to keep confidential, and not disclose to any other party (other than Tenant’s affiliates and its and their officers, directors, employees and representatives who have a reasonable need to know such results), the results of any such audit or any action taken by Landlord in response thereto.

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i. Timely Billing. Notwithstanding any provision of this Lease to the contrary, any Additional Rent (other than with respect to Tax Expenses) for which Tenant is to be billed or charged by Landlord shall be billed or charged within the later of (i) two (2) years after the close of the calendar year for which the amount is incurred by Landlord (four (4) years for tax bills) or (ii) ninety (90) days following the date that Landlord is billed for such item, failing which, Landlord shall be deemed to have waived its right to payment of such Additional Rent.

8. Use of Premises; Compliance with Law.

a. Use of Premises. The Premises shall be used solely for the Permitted Use as described in Paragraph 2.f. above and for no other use or purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not do or suffer or permit anything to be done in or about the Premises, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any material liability, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for fire, casualty, liability, rent or other insurance applicable to the Premises. If any act or omission of Tenant results in any increase in premium rates, Tenant shall pay to Landlord upon demand (accompanied with evidence of such increase) the amount of such increase. Tenant shall not use or suffer or permit the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises. Tenant may, at Tenant’s sole option, allow its employees, guests, visitors or any other person to bring pets into the Premises, subject to all of the terms of this Lease, and compliance with Legal Requirements.

b. Compliance with Law.

i. Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a.(16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense (or, at Landlord’s election, Landlord may perform such work at Tenant’s cost), shall promptly perform all alterations, additions, improvements or other changes to the Premises in order comply with any present or future Legal Requirements relating to the condition, use or occupancy of the Premises to the extent arising from (i) Tenant’s Alterations (as defined in Paragraph 9 below), including, without limitation, the Tenant Improvements (as such term is defined in the Work Letter), (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), or (iii) Tenant’s particular employees or employment practices. In addition, if Tenant exercises the right to assume Property Management duties pursuant to Paragraph 17.g.ii. below, then Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all alterations, additions, improvements or other changes to the Premises in order comply with any present or future Legal Requirements relating to the condition, use or occupancy of the Premises (regardless of whether the need for such compliance work was triggered by Tenant or not) other than the Base Building (as defined in Paragraph 17.g.iv. below). Tenant shall promptly furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement.

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ii. Except for the matters that are the responsibility of Tenant pursuant to Paragraph 8.b.i. above, Landlord shall be responsible for causing, as of the date of delivery of the Premises to Tenant and thereafter during the Lease term, the Premises to comply with all Legal Requirements to the extent required for Tenant to occupy the Premises for the purposes leased; provided, however, that if Tenant exercises the right to assume Property Management duties pursuant to Paragraph 17.g.ii. below, then Landlord’s responsibilities as to compliance with Legal Requirements shall be limited to the Base Building.

c. Contest. Anything in this Paragraph 8 to the contrary notwithstanding, Tenant, at Tenant’s expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any Legal Requirement provided that (i) Landlord shall not be subject to criminal or civil penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises, or any part thereof, be subject to being condemned or vacated, nor shall the Premises, or any part thereof, be subjected to any lien or encumbrance, by reason of non-compliance or otherwise by reason of such contest, (ii) such non-compliance or contest shall not constitute or result in any violation of any Superior Interest, or if any such Superior Interest shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant, (iii) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building, and (iv) Tenant shall keep Landlord advised as to the status of such proceedings.

d. Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”), except that Tenant shall be permitted to use normal quantities of office, janitorial, maintenance or cleaning supplies (such as by way of example and not limitation, copier fluids or cleaning supplies) customarily used in the conduct of Tenant’s Permitted Use (“Common Chemicals”), provided that the Handling of such Common Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Chemicals in a manner that may cause the Premises to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall promptly advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s

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breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Premises or any other property of whatever nature located on the Premises to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect, including, without limitation, the Comprehensive Environmental Petroleum and Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Clean Air Act, 33 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Section 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., any so-called “Super Fund” or “Super Lien” law, applicable statutes of the State of California and in any regulations adopted or publications promulgated pursuant to any of the foregoing (as the same may be amended from time to time) (collectively, “Hazardous Materials Laws”).

e. Environmental Disclosure Documents. Landlord acknowledges that, to Landlord’s actual knowledge as of the date of the Lease, except as set forth in the environmental reports provided to Tenant on or before the date of this Lease as set forth on Exhibit G attached hereto (the “Environmental Disclosure Documents”), Landlord has not received written notice from any governmental body that the Premises, or any portion thereof, is currently in violation of any applicable Legal Requirement, which violation, if not cured, could reasonably result in the closure of the Building or Tenant’s access to the Premises; provided, however, if, following the date hereof, Landlord receives written notice of any such violation, or otherwise has actual knowledge thereof, Landlord shall remediate such condition as soon as reasonably practicable, and such remediation actions shall be in compliance with the terms of Paragraph 23, below. Landlord shall be solely responsible for and shall indemnify, defend and hold Tenant and all Tenant Parties, harmless from and against all Claims to the extent arising out of or in connection with, or otherwise relating to, (i) any Hazardous Materials introduced to the Premises by Landlord and its partners, affiliates, subsidiaries or any of their contractors, agents or employees (collectively, “Landlord Parties”), or (ii) any Hazardous Materials existing at the Premises as of the date of this Lease; provided, however, as respects the indemnity provided in clause (ii), such indemnity shall (1) be limited solely to judgments awarded, defense costs and litigation costs for third party lawsuits and (2) not apply to matters covered by the workers’ compensation insurance or employer’s liability insurance carried by Tenant or its Affiliates that are operating at the Premises. By execution of this Lease, Tenant (i) acknowledges its receipt of the Environmental Disclosure Documents in satisfying any disclosure obligations Landlord may have under Section 25359.7 of the California Health and Safety Code with respect to the matters disclosed by the Environmental Disclosure Documents and (ii) Tenant waives any and all rights Tenant may have to assert that Landlord has not complied with the requirements of Section 25359.7 of the California Health and Safety Code. Tenant further acknowledges that Landlord shall have no liability or responsibility for the accuracy of any of the information contained in the Environmental Disclosure Documents, and that Tenant shall rely upon its own environmental experts and counsel regarding the contents of such documents.

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f. Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), the other Indemnitees, Tenant and Tenant Parties only and are not nor shall they be construed to be for the benefit of any unrelated third party.

9. Alterations and Restoration.

a. Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in this Paragraph 9. Except as expressly provided in this Paragraph 9, if Tenant desires any Alteration, Tenant must obtain Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed) of such Alteration. Landlord shall have ten (10) Business Days from receipt of written request for approval of any Alteration and Landlord’s receipt of all information and documentation requested by Landlord relating to such Alterations in which to approve or disapprove such matter, provided that, in order for any such notice to result in a deemed approval, any such written request to Landlord with respect to any Alterations must be marked in bold lettering with the following language: “LANDLORD’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THAT CERTAIN LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD”. In the event that Landlord fails to respond to the Alteration in question within such time (as same may be extended as provided below), and provided that the foregoing language is included in the request, Landlord’s approval shall be deemed given for all purposes with respect to such Alteration but only to the extent that such Alteration complies with the information previously provided to Landlord in all material respects and is constructed in accordance with the requirements of this Lease. If such Alterations affect the Base Building or is of a scope for which Landlord will require review of the relevant plans and specifications by a third party expert, then the foregoing ten (10) Business Day response period shall not apply (nor shall Landlord’s deemed consent as provided herein) and Landlord shall be provided a reasonable period of time (not to exceed fifteen (15) additional Business Days) to have such third party complete its review of the subject Alterations prior to Landlord being required to provide its approval or disapproval of the subject Alterations. Tenant shall provide Landlord with such information and documentation as may be reasonably required by Landlord, including, without limitation, identification of all contractors and subcontractors and complete plans and specifications, MEP drawings and construction drawings. For purposes of clarification, Landlord requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Landlord for purposes of the foregoing ten (10) Business Day period response requirement.

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b. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Paragraph 9, Tenant shall have the right, without Landlord’s consent, to make any Alteration that meets all of the following criteria (a “Non-Material Alteration”): (i) the Alteration is limited to the interior of the Building, (ii) the Alteration is nonstructural and does not reduce the rentable area of the Premises that contains office improvements, (iii) the Alteration does not adversely affect the Building’s electrical, mechanical, life safety, plumbing, security, or HVAC systems or any portion of the Base Building, (iv) the Alteration does not require the consent of any Superior Interest and (v) Tenant provides Landlord with ten (10) Business Days’ advance written notice of the commencement of any such Non-Material Alteration. At the time Tenant notifies Landlord of any Non-Material Alteration, Tenant shall give Landlord a copy of Tenant’s plans for the work. If the Non-Material Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific description of the work.

c. All Alterations shall be made at Tenant’s sole cost and expense, including the expense of complying with all present and future Legal Requirements, including those regarding asbestos, if applicable, and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations. As respects all Alterations other than Non-Material Alterations, Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) use contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld). Tenant shall provide Landlord with a copy of the information submitted to bidders at such time as the bidders receive their copy. Except as otherwise provided in the Work Letter as respects the Tenant Improvements, Tenant shall not be required to pay Landlord any fee for Landlord’s internal review of Tenant’s Plans or general inspection or oversight of the construction of any Alterations; provided, however, that as respects all Alterations other than the Tenant Improvements constructed pursuant to the Work Letter, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket fees and charges paid to third party architects, engineers and other consultants to the extent such third party review is reasonably required for review of the work and the plans and specifications with respect thereto and to monitor contractor compliance with Building construction requirements, and for other miscellaneous costs incurred by Landlord as result of the work.

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d. All such work shall be performed diligently and in a good and workmanlike manner and in accordance with plans and specifications approved (or deemed approved) by Landlord (in the case where Landlord’s consent is not required), shall be performed by contractors approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and shall comply with all Legal Requirements and Landlord’s reasonable and customary construction standards, procedures, conditions and requirements for the Building as in effect from time to time (including Landlord’s requirements relating to insurance and contractor qualifications (“Landlord’s Construction Standards”)). To the extent applicable, and without limitation of the foregoing, Tenant shall cause a timely Notice of Completion to be recorded in the office of the Recorder of Los Angeles County in accordance with Section 8182 of the California Civil Code or any successor statute. Tenant shall deliver to Landlord, within thirty (30) days following the completion of the Alterations, a copy of as-built drawings of the Alterations for any such Alterations that affect the Base Building or are otherwise of a type and nature that as-built drawings would normally be prepared for such Alterations, in a form reasonably acceptable to Landlord. Default by Tenant in the payment of any sums agreed to be paid by Tenant to Landlord for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations that are affixed to the Premises (but excluding moveable, free standing partitions) and that cannot be removed without causing damage to the Premises and all carpeting, shall at once become part of the Building and the property of Landlord, provided, however, all Alterations installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any fixtures paid for by Landlord directly or by way of an allowance, including, without limitation, Landlord’s Allowance provided under the Work Letter) shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall automatically become the property of Landlord. Tenant shall give Landlord not less than ten (10) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of non-responsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.

e. Notwithstanding anything contained herein to the contrary, as respects all Alterations, including the Tenant Improvements:

i. For any Alterations following the Tenant Improvements, Tenant shall not reduce the rentable area of the Premises that contains office improvements without Landlord’s prior approval, which approval shall not be unreasonably withheld.

ii. Tenant shall not use, operate or alter the Premises in any manner in a manner that might be inconsistent with Landlord’s sustainability practices or that might imperil any existing or targeted certification or accreditation of the Base Building under the LEED rating system. Subject to Legal Requirements, Landlord shall not condition its consent to any Alteration that Tenant construct the Premises in accordance with LEED or other environmental or energy standards as long as it does not impede the ability to acquire a LEED rating for the Base Building.

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iii. All telephone, data, and other cabling and wiring (including any cabling and wiring associated with any Wi-Fi network) (collectively, “Cabling”) shall be (A) installed in accordance with the requirements of all applicable Legal Requirements, including the National Electric Code or any successor statute, and (B) properly labeled at each end and in each electrical closet and junction box. Notwithstanding anything contained herein to the contrary (1) in the event that Tenant no longer leases a portion of the Building, Tenant shall remove all Cabling installed by Tenant in such portion (or otherwise serving such portion) of the Premises and (2) at the expiration or earlier termination of this Lease, Tenant shall remove all Cabling installed by Tenant in the Premises.

f. Upon the request of Tenant, Landlord shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable laws require Landlord to join in such application) and shall otherwise cooperate with Tenant in connection therewith; provided, however, that Landlord shall not be required to join Tenant in applying for, or otherwise approve of, any conditional use permits, changing in zoning or any other approvals that might otherwise be binding on the Premises with respect to the uses permitted at the Premises or that, in Landlord’s reasonable judgment, might adversely impact the Premises or the uses of other occupants therein. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs, including, without limitation, reasonable attorneys’ fees and disbursements, that Landlord incurs in so joining in such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time.

g. To the extent that any Alterations or Tenant Improvements made for or by Tenant (a) are structural in nature, or (b) would be materially more difficult, time-consuming or expensive to remove from the Premises than improvements that would reasonably be installed by or for a typical tenant using space for general office purposes in a normal and customary manner, then Landlord may require that such Alterations be removed from the Premises at the expiration or sooner termination of this Lease. Upon Tenant’s express written request making specific reference to this Paragraph 9.g., Landlord shall advise Tenant at the time of Landlord’s approval of any such Alteration (including any Tenant Improvement) (or within ten (10) Business Days after receipt of Tenant’s notice to Landlord with respect to those Alterations not requiring Landlord’s approval, but which would otherwise be subject to the foregoing) whether Landlord will require the removal of said Alteration (in accordance with the terms of this Section 9.g.) and restoration of the Premises to its previous condition at the expiration or sooner termination of this Lease; provided, however, that as respects the Tenant Improvements, Landlord shall make such election as respects removal of any component of the Tenant Improvements prior to, or contemporaneously with, Landlord’s final approval of the Approved Contract Documents (as such term is defined in Section 2.1.3 of the Work Letter). Landlord’s failure to expressly waive in writing Tenant’s removal obligation as to any Alterations for which Tenant has requested designation for approval in accordance with the provisions of this Paragraph 9.g. shall be deemed Landlord’s election that Tenant is required to remove such Alterations. The removal of the Alterations and the restoration of the Premises shall be performed by a general contractor selected by Tenant and reasonably approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto.

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10.Repair.

a.Repairs by Tenant. Tenant, at Tenant’s sole cost and expense, shall maintain and repair (i) Tenant’s non-Building standard Alterations, (ii) any supplemental Building systems (including, but not limited to, air-conditioning systems or power generators) installed by Tenant at the Premises (the “Tenant Installed Supplemental Building Systems”) and (iii) any equipment used in connection with the Premises and installed specifically for Tenant (including, without limitation, dishwashers, garbage disposals, and insta-hot dispensers) (“Tenant’s Equipment”), in good condition and repair; provided that Tenant shall not be responsible for repairs to the extent such repairs are necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. In addition, if Tenant exercises the right to assume Property Management duties pursuant to Paragraph 17.g.ii. below, then Tenant shall be responsible, Tenant’s sole cost and expense, for maintaining and repairing all aspects of the Premises other than the Base Building in good condition and repair consistent with the Management Standard (as defined in Paragraph 17.g.iv. below). Except as provided in Paragraph 10.b.iii below, Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

b.Repairs by Landlord.

i.Repairs to the Premises due to fire, earthquake, acts of God or the elements shall be governed by Paragraph 26 below, and repairs to the Premises due to a governmental taking shall be governed by Paragraph 27 below. Subject to the foregoing and Tenant’s repair obligations under Paragraph 10.a. above, Landlord shall repair and maintain the Premises in good condition and repair consistent with the Management Standard, the costs of which shall be included in Operating Expenses as provided in Paragraph 7.a. above; provided, however, in the event that Tenant exercises the right to assume Property Management duties pursuant to Paragraph 17.g.ii. below, then Landlord’s maintenance and repair duties hereunder shall be limited to the Base Building.

ii.Landlord shall give Tenant at least ten (10) days’ prior notice of any repairs or replacements to the Premises which will affect the normal conduct of business operations in the Premises (except in the case of an emergency posing imminent risk of material harm to persons or property, in which event Landlord shall only be required to give such notice as is reasonable under the circumstances) and use reasonable efforts to coordinate with Tenant in the scheduling of such non-emergency entry. If, in Tenant’s reasonable judgment, Landlord’s repairs would materially interfere with or disrupt the normal conduct of any business operations in the Premises, Landlord shall perform such repairs only after the regular hours of operation of Tenant to the extent that it is commercially feasible to perform such work after business hours. In any entrance into the Premises to perform repairs, Landlord shall endeavor in good faith to comply with Tenant’s reasonable security procedures previously detailed by Tenant to Landlord, except to the extent Landlord or its agents determine that an emergency makes compliance with such procedures impracticable.

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iii. If Landlord fails to timely perform any of its obligations under this Paragraph 10.b. related to the maintenance or repair of the Premises or Paragraph 8.b.ii. above regarding compliance with Legal Requirements, Tenant shall give Landlord written notice specifying the nature of such failure to perform and requesting performance. Landlord shall use commercially reasonable efforts to cure such failure within thirty (30) days of written notice from Tenant (or, in the case of emergencies posing a significant threat of property damage or personal injury, five (5) day after written notice from Tenant); provided, however, if the nature of the cure of such default will reasonably require more than thirty (30) days (or three (3) Business Days for emergencies) to complete and Landlord is proceeding with due diligence to remedy such matter, then such thirty (30)-day period (or three (3)-Business Day period for emergencies) will be extended for such additional time as may be necessary for Landlord to complete such cure so long as Landlord has commenced taking action to cure such failure within such thirty (30)-day period (or three (3)-Business Day period for emergencies). If such default remains uncured by the time permitted in the preceding sentence, Tenant may deliver to Landlord (and any holder of a Superior Interest of which Tenant has received notice) a second written notice in bold print indicating such default remains uncured, and if Landlord’s failure continues for an additional five (5) Business Days (or two (2) Business Days for emergencies) after delivery of such second notice, Tenant may remedy such default provided (A) such obligation may be performed entirely within the Premises and shall not materially adversely affect the Building’s electrical, mechanical, life safety, elevator, plumbing, security, or HVAC systems or materially adversely affect any structural components of the Building or any part of the Building other than the Premises, (B) if such obligation is in the nature of Alterations, the work is performed in accordance with all Legal Requirements and the provisions of Paragraph 9 above, and (C) performance by Tenant of such obligation does not involve any Hazardous Materials. Tenant’s work shall comply with the applicable terms of Paragraph 9, above, and Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in first class office building in the downtown Los Angeles area. All costs reasonably incurred by Tenant in connection with the performance by Tenant of such obligation of Landlord shall be payable by Landlord to Tenant within thirty (30) days after receipt of written demand therefor, together with documentation reasonably supporting such costs. In the event that Landlord shall fail to timely pay or dispute in good faith (in which case Landlord shall pay any undisputed amounts) such amounts, then Tenant may offset any such unpaid and undisputed amounts against the Monthly Rent payable by Tenant pursuant to this Lease, together with interest at the Interest Rate from the time such amounts were expended by Tenant (provided, however, that the amount that Tenant may offset hereunder in any calendar month shall not exceed fifty percent (50%) of the Monthly Rent owing for such calendar month, with such offset continuing until the full amount has been recovered by Tenant). If Landlord disputes in good faith and with reasonable detail Landlord’s obligation to pay for such amounts (either because Landlord disputes Landlord’s obligation to perform such actions under this Lease, or because Landlord contends the claimed amounts are excessive) then such dispute may be submitted to JAMS, Inc., for determination pursuant to their expedited commercial dispute rules and procedures, which determination shall be binding on Landlord and Tenant. If Tenant prevails in such determination, then Landlord shall pay the amounts owing to Tenant within thirty (30) days after such determination and in the event that Landlord shall fail to timely pay such amounts, then Tenant may offset any such unpaid and undisputed amounts against the Monthly Rent payable by Tenant pursuant to this Lease, together with interest at the Interest Rate from the time such amounts were expended by Tenant (provided, however, that the amount that Tenant may offset hereunder in any calendar month shall not exceed fifty percent (50%) of the Monthly Rent owing for such calendar month, with such offset continuing until the full amount has been recovered by Tenant). Landlord shall, from time to time, give Tenant written notice of the identity and address of any such Lender and/or the lessor under any master or ground lease. Notwithstanding anything to the contrary in this Lease, Tenant shall not have the right to sue Landlord for any consequential, punitive or incidental damages (including, without limitation, any claims for lost profits and/or lost business opportunity).

11. Abandonment. Tenant shall not abandon the Premises or any part thereof at any time during the term hereof. Tenant understands that if Tenant abandons the Premises, the risk of fire, other casualty and vandalism to the Premises and the Building will be increased. Accordingly, such action by Tenant shall constitute a default hereunder regardless of whether Tenant continues to pay Monthly Rent, Parking Space Rental and/or Additional Rent under this Lease, unless Tenant makes reasonable accommodation for securing the Premises. All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Lease term. Upon the expiration or earlier termination of this Lease, or if Tenant abandons, vacates or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, Tenant’s Property left on the Premises shall at the option of Landlord be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right, following five (5) Business Days’ notice to Tenant, to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9. Landlord may charge Tenant for the storage of Tenant’s Property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s Property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove Tenant’s Property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

12. Liens. If any mechanic’s, materialman’s or other lien arising out of work performed at the Premises by or on behalf of Tenant is filed against the fee of the Premises or against Tenant’s interest in the Premises, then Tenant, within twenty (20) days of its notice or actual knowledge of such lien, shall remove the same of record (by bonding or otherwise). Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such lien is filed and the same is not timely removed by Tenant as provided above, Landlord may, after twenty (20) days’ written notice to

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Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, take all necessary actions to bond against the same and in such event the sums so paid by Landlord shall be due and payable by Tenant within thirty (30) days after Landlord’s written demand therefor, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant (other than Landlord’s Work).

13. Assignment and Subletting.

a. Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except as otherwise expressly set forth in this Paragraph 13, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”), in each case without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Except as otherwise expressly set forth in this Paragraph 13, any assignment or subletting without Landlord’s prior written consent shall, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to exercise all remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) Landlord reasonably disapproves of the proposed assignee’s or subtenant’s reputation or creditworthiness (taking into consideration Tenant’s ongoing liability hereunder); (ii) Landlord reasonably determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-class office building; (iii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; or (iv) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a breach or default by Tenant under this Lease shall have occurred and be continuing. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or assignee; (ii) a transfer of Control of Tenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of

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outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; or (iv) the agreement by a third party to assume, take over, or reimburse Tenant for, all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of more than fifty percent (50%) of all of the voting stock of a corporation or more than fifty percent (50%) of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise). An assignment or sublease as provided in this paragraph may additionally be subject to the terms of Paragraph 13.h, below, regarding Affiliates of Tenant, in which case such assignment or sublease will not require Landlord’s consent, provided that such assignment or sublease complies with the terms of Paragraph 13.h., below.

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from the requirement of obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent may be withheld by Landlord in its sole and absolute discretion. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease.

Tenant shall not be required to obtain Landlord’s consent to enter into a sublease, license, or other occupancy agreement in connection with any Live Event/Retail Sublease or Shared Space Arrangement (each as defined below).

b. Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of One Thousand Dollars ($1,000.00) for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”), and the amount of all reasonable out-of-pocket third party costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space. The total fee payable by Tenant, including Processing Costs and any such third party costs shall not exceed $2,500 for an assignment or subletting made in the ordinary course of business.

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c. Consideration to Landlord. In the event of any “True Third Party Sublease”, as defined below, whether or not requiring Landlord’s consent, Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee or subtenant for the assignment or sublease and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above, Additional Rent under Paragraph 7 above and Parking Space Rental under Paragraph 53 below attributable to the sublet space for the corresponding month; except that Tenant may recapture, in each case, prior to paying Landlord any amount of monies hereunder, any brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), any improvement allowance or cost of improvements paid by Tenant to the subtenant or assignee or in connection with the sublease or assignment, reasonable legal fees paid by Tenant in connection with such assignment or subletting, and Tenant’s costs incurred in connection with the assignment or sublease, including for preparing the space for the subtenant’s or assignee’s occupancy (including the amounts paid by Tenant to Landlord as rental for the subject space for the period, if any, not to exceed thirty (30) days, commencing on the date the subject space was vacated by Tenant and ending on the date the assignee’s or subtenant’s rental obligation for the subject space commenced) (collectively the “Assignment or Subletting Costs”), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent, Additional Rent and Parking Space Rental payable by Tenant to Landlord for the subject space and (ii) the amount of the Assignment or Subletting Costs, and fifty percent (50%) of the then remaining sum, if any, shall be paid promptly to Landlord. Tenant shall deliver to Landlord within sixty (60) days after the end of each calendar year and within sixty (60) days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the Assignment or Subletting Costs, the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement, together with supporting documents, such as receipts and construction invoices. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c., shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease. Upon Landlord’s request, Tenant shall provide Landlord with a detailed written statement of all sums payable by the assignee or subtenant to Tenant so that Landlord can determine the total sums, if any, due from Tenant to Landlord under this Paragraph 13.c. A “True Third Party Sublease” shall mean a sublease to a third party other than (1) a Shared Space Arrangement (as defined below), (2) any sublease or license to any third party using space for providing live entertainment or similar public event at the Premises (the “Live Event Space”), or subleases or licenses for retail, restaurant or similar uses on the ground floor of the Building (the “Retail/Restaurant Space”) (subleases or licenses with respect to the Live Event Space or the Retail/Restaurant Space shall be referred to herein as a “Live Event/Retail Sublease”), and (3) subleases or licenses with Affiliates (as defined below).

d. Procedures. If Tenant desires to assign this Lease or any interest therein (other than to an Affiliate) or sublet all or part of the Premises to an entity other than an Affiliate, a Live Event/Retail Sublease or a Shared Space Arrangement, Tenant shall give Landlord written notice thereof and the terms proposed (the “Sublease Notice”), which Sublease Notice shall be accompanied by Tenant’s proposed assignment or sublease agreement (in which the proposed assignee or subtenant shall be named, shall be executed by Tenant and the proposed assignee or subtenant, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with (for an assignment or for a sublease in excess of 5,000 rentable square feet) a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

e. Documentation.

i. Assignments and True Third Party Sublease. No permitted assignment or subletting by Tenant (other than those involving Affiliates or a Live Event/Retail Sublease or a Shared Space Arrangement) shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment, sublease, license or other space sharing arrangement which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which, in the case of a further assignment proposed by an assignee of this Lease, shall not be unreasonably withheld, subject to Landlord’s rights under the provisions of this Paragraph 13, and in the case of a subtenant’s assignment of its sublease or further subletting of its subleased premises or any portion thereof, may be withheld in Landlord’s sole and absolute discretion), (ii) the assignee, subtenant or licensee, as the case may be, will comply with all of the provisions of this Lease (in the case of a sublease, to the extent applicable to the subleased premises), and Landlord may enforce the Lease provisions directly against such assignee, subtenant or licensee, as the case may be, (iii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space. In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord, to the extent Landlord’s approval is required under this Lease, a fully executed counterpart of Landlord’s commercially reasonable consent to assignment or consent to sublease form (which consent to sublease shall not modify the terms of this Lease, or require Tenant to assume any additional liability or obligations not set forth in this Lease). The failure or refusal of a subtenant or assignee to execute any such commercially reasonable instrument shall not release or discharge the subtenant or assignee from its liability as set forth

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above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

ii. Live Event/Retail Sublease and Shared Space Arrangements. No Live Event/Retail Sublease or a Shared Space Arrangement shall be effective until there has been delivered to Landlord (1) in the case of a Live Event/Retail Sublease, no later than five (5) days prior or (2) in the case of a Shared Space Arrangement, no later than five (5) days after, the applicable subtenant or licensee commencing any activities at the Premises (A) a fully executed counterpart of the assignment, sublease, license or other space sharing arrangement, and (B) certificates evidencing that such assignee, subtenant or licensee, as the case may be, is carrying commercially reasonable liability and property insurance naming Landlord and any parties designated by Landlord as additional insureds. Any such Live Event/Retail Sublease or a Shared Space Arrangement shall be expressly subject to all of the terms, covenants, conditions and obligations on Tenant’s part to be observed and performed under this Lease, including provisions providing that (i) such occupant agrees that Landlord and the Landlord Indemnities shall not be liable to such occupant for any loss, injury or other damage to person or property in or about the subject space from any cause whatsoever (except to the extent of any loss, injury or damage resulting directly from Landlord’s gross negligence or willful misconduct), (ii) such occupant acknowledges that under no circumstance shall Landlord or the Landlord Indemnities be liable for any consequential or remote damages or lost profits or loss of business, and (ii) such occupant shall indemnify Landlord and the Landlord Indemnities from all Claims to the extent arising from the acts or omissions of Occupant, Occupant’s employees, agents, contractors, licensees, subtenants, customers, guests or invitees in or about the Premises (except to the extent of any Claims directly from Landlord’s negligence or willful misconduct). Any violation of any provision of this Lease under any Live Event/Retail Sublease or a Shared Space Arrangement shall be deemed to be a default by Tenant under such provision of this Lease, and the party to such Live Event/Retail Sublease or Shared Space Arrangement shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligation under the Lease or on account of any other matter. Tenant’s indemnification of Landlord as provided in Paragraph 14.b., below, shall apply to any Claims arising by virtue of any Live Event/Retail Sublease or a Shared Space Arrangement. Any such Live Event/Retail Sublease or Shared Space Arrangement shall terminate upon the termination of this Lease.

f. No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work as a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

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g. Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

h. Permitted Transfers.

i. Notwithstanding the foregoing, Tenant may assign this Lease without Landlord’s consent, to (i) any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined as in California General Corporations Code Sections 160 and 5045), including a change of Control of Tenant or of Tenant’s parent, (ii) to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or (iii) to any person or entity which acquires all or substantially all the assets of Tenant as a going concern (including by means of a purchase of all or substantially all of Tenant’s stock) (any such entity, an “Affiliate”), provided that (1) Landlord receives at least ten (10) days’ prior written notice of any such assignment (unless pursuant to applicable law, such advance notice is not permitted, in which event Tenant shall provide notice as promptly as is practicable under the circumstances), together with reasonably satisfactory evidence that the requirements of this Paragraph 13.h. have been met, (2) the Affiliate’s net worth is not less than Tenant’s net worth as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part), (3) if applicable, the Affiliate assumes in writing all of Tenant’s obligations under this Lease, (4) Landlord receives a fully executed copy of an assignment agreement between Tenant and the Affiliate, and (5) in the case of an assignment by means of a purchase of all or substantially all of Tenant’s stock, the essential purpose of such assignment is to transfer an active, ongoing business with material assets in addition to this Lease, and (6) the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein. Notwithstanding the foregoing, in the event that any Affiliate does not meet the net worth requirement set forth in clause (2) above, then such net worth requirement may be satisfied by another entity (including Tenant) that does meet such net worth requirement executing a guaranty of the Affiliates obligations under this Lease (provided such guarantor entity intends to remain an active, ongoing business with material direct or indirect assets during the remaining term of this Lease). For purposes of this Paragraph 13.h.i., a sublease of the entire Premises to an Affiliate shall constitute an assignment hereunder requiring compliance with the terms of this Paragraph 13.h.i.

ii. Notwithstanding the foregoing, Landlord acknowledges that Tenant may, from time to time, sublease or otherwise allow the use or occupancy of the Premises or any portion thereof, without Landlord’s consent, to one or more Affiliates and such arrangements may not be formalized in writing. Any such sublease (whether or not formalized in writing) to an Affiliate shall not require Landlord’s consent, but shall be subject to the

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following requirements: (1) Tenant shall keep Landlord reasonably informed of the Affiliates operating in the Premises from time to time and shall ensure that any such Affiliates are carrying liability and property insurance as required by the terms of this Lease (which may be under the same insurance as Tenant’s); (2) no such occupancy or use of the Premises by Affiliates shall alter or modify the Tenant entity under this Lease or the liability of Tenant for any breach of this Lease (including, without limitation, any breach of this Lease due to the acts or omissions of any such Affiliate); (3) the acts or omissions of such Affiliates shall be attributed to Tenant for all purposes under this Lease as if Tenant were the one that committed such acts or omissions (including, without limitation, as respects indemnity obligations hereunder and failure to comply with terms and conditions of this Lease); (4) Tenant’s indemnity of Landlord as set forth in Paragraph 14.b, below, shall apply to any “Claims”, as defined therein, arising from the use of the Premises by any such Affiliate, and such Claims shall include any claim made against Landlord by any such affiliate resulting from liabilities expressly waived by Tenant pursuant to this Lease, including without limitation, as provided in Paragraph 14.a, below, and (5) no such Affiliate shall be deemed to be a third-party beneficiary or otherwise have any direct claim against Landlord for any breach of this Lease.

iii. Notwithstanding anything contained herein to the contrary, the provisions of Paragraphs 13.a., 13.b., 13.c., 13.d., and 13.e. shall not be applicable with respect to an assignment or sublease made pursuant to the provisions of this Paragraph 13.h., but any such assignment or sublease made pursuant to the provisions of this Paragraph 13.h. shall be subject to Paragraphs 13.f., 13.g., and 13.i. hereof.

i. Release on Certain Assignments. If Tenant makes an assignment of Tenant’s entire interest in this Lease to an assignee other than an Affiliate that assumes all of Tenant’s obligations under this Lease, which assignment is made in accordance with the terms of this Paragraph 13, and is approved by Landlord (if any is required) in accordance with the terms of this Paragraph 13, and Tenant provides to Landlord a written notice, certified as correct by the CFO of Tenant and equivalent officer of the assignee, that the assignee has (A) a long-term credit rating, as issued by Standard & Poor’s, of not less than BBB or, as issued by Moody’s, of not less than Baa2, and (B) has a tangible net worth of at least $250,000,000.00, as determined by generally accepted accounting principles, which notice shall additionally include reasonable evidence that the conditions listed in items (A) and (B), above, are correct, then, effective as of the effective date of such assignment, and provided that no Event of Default by Tenant then exists uncured, Tenant shall be relieved and released from any obligations under this Lease first arising after the date of such assignment (but Tenant shall remain liable for any obligations arising prior to the date of such assignment). If Tenant makes an assignment of Tenant’s entire interest in this Lease to an assignee that is an Affiliate that assumes all of Tenant’s obligations under this Lease, which assignment is made in accordance with the terms of this Paragraph 13, and Tenant either (i) provides to Landlord a written notice, certified as correct by the CFO of Tenant and equivalent officer of the assignee, that the Affiliate has a tangible net worth of at least $250,000,000.00, as determined by generally accepted accounting principles or (ii) provides a guaranty of the obligations of Tenant under this Lease from an entity that has a tangible net worth of at least $250,000,000.00, as determined by generally accepted accounting principles (which notice shall additionally include reasonable evidence that the conditions listed in items (i) or (ii), above, are correct), then, effective as of the effective date of such assignment, and provided that no Event of Default by Tenant then exists uncured, Tenant shall be relieved and released from any obligations under this Lease first arising after the date of such assignment (but Tenant shall remain liable for any obligations arising prior to the date of such assignment).

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j. Shared Space Arrangement. Notwithstanding anything to the contrary in this Paragraph 13, Tenant may from time to time, without Landlord’s consent but subject to Paragraph 13.e.ii. above, permit third parties (pursuant to a sublease, license or otherwise), with whom Tenant is working on particular projects or with whom Tenant or its affiliates has a business relationship (other than the particular sublease or license), to use a portion of the Premises and such use shall not be deemed to be a sublease so long as (i) no more than fifty thousand (50,000) of the rentable square footage of the Premises (exclusive of Live Event/Retail Subleases or Affiliates subleases, licenses or otherwise) is so used at any one time, and (ii) unless the Tenant has elected to manage the Premises pursuant to Paragraph 19.g below, in which case this Paragraph 13.j(iii) shall not apply, the use of the space is not a use which materially increases (a) the operating costs for the Building or (b) the burden on the Building services. Any such arrangement meeting the requirements of the foregoing sentence shall be referred to herein as a “Shared Space Arrangement”. Notwithstanding anything in this Lease to the contrary, in determining the amount of subleased space used in accordance with this Paragraph13.j, any space occupied by any of Tenant’s Affiliates or in connection Live Event/Retail Subleases shall not be included or counted towards such aggregate amount of space so used (i.e., shall not be included in the determination or calculation of the fifty thousand (50,000) of rentable square footage of the Premises per Paragraph 13.j(i) above). The rights set forth in this paragraph are personal to the Original Tenant and any Affiliate of Original Tenant. Tenant shall be fully responsible for the conduct of such parties within the Premises, and Tenant’s indemnification obligations set forth in Paragraph 14 of this Lease shall apply with respect to the conduct of such parties. The provisions of Paragraph 13.c. above, shall not apply to any Shared Space Arrangement.

14. Indemnification.

a. Landlord and the holders of any Superior Interests (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from Landlord’s or such other parties’ gross negligence or willful misconduct.

b. Tenant shall indemnify, defend and hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, officers, directors, and employees (collectively with Landlord, the “Landlord Indemnitees”) harmless from and indemnify the Landlord Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.d. above) in, on or about the Premises, or (b) any construction or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the term of this Lease (other than

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Landlord’s Work), or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused by the negligence or willful misconduct of any Landlord Indemnitee or their authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination. Tenant’s indemnification obligations under this Paragraph 14.b. are subject to the provisions of Paragraph 16 below.

c. Landlord shall indemnify, defend and hold Tenant and the Tenant Parties harmless from and against any and all Claims incurred in connection with or arising from any injury, illness, or death to any person or damage to any property to the extent such injury, illness, death or damage shall be caused by the negligence or willful misconduct of Landlord or any Landlord Party (except to the extent caused by the negligence or willful misconduct of Tenant or any other Tenant Party). The provisions of this Paragraph 14.c. shall survive the termination of this Lease with respect to any Claim arising prior to such termination. In case any action or proceeding be brought against Tenant by reason of any such Claim, Landlord, upon notice from Tenant, covenants to resist and defend at Landlord’s sole expense such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Paragraph 14.c. or elsewhere in this Lease, in no event shall Landlord be liable for any consequential or remote damages, or for loss of or damage to artwork, currency, jewelry, bullion, securities or other property in the Premises, not in the nature of ordinary fixtures, furnishings, equipment and other property used in general business office activities and functions. Landlord’s indemnification obligations under this Paragraph 14.c. are subject to the provisions of Paragraph 16 below.

15. Insurance.

a. Tenant’s Insurance; Coverage Amounts. Tenant shall, at Tenant’s expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post term period): (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of Five Million Dollars ($5,000,000.00) per occurrence combined single limit for bodily injury and property damage, Five Million Dollars ($5,000,000.00) for products-completed operations coverage, One Hundred Thousand Dollars ($100,000.00) fire legal liability, Five Million Dollars ($5,000,000.00) for personal and advertising injury, with a Six Million Dollars ($6,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, provided that the foregoing coverage amounts may be provided through any combination of primary and umbrella/excess coverage policies; (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood but including water damage and earthquake sprinkler leakage), covering Tenant’s personal property and trade fixtures in or about

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the Premises, and any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least three months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage and earthquake sprinkler leakage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Premises, comprehensive automobile liability insurance with a minimum coverage of Two Million Dollars ($2,000,000.00) per occurrence, combined single limit; provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. The property insurance required to be maintained by Tenant pursuant to this Paragraph 15.a. shall not have deductibles exceeding One Hundred Thousand Dollars ($100,000). In no event shall any insurance maintained by Tenant hereunder or required to be maintained by Tenant hereunder be deemed to limit or satisfy Tenant’s indemnification or other obligations or liability under this Lease. Landlord reserves the right to require that Tenant cause any of its subtenants, licensees, contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties designated by Landlord shall be additional insureds. Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant.

b. Landlord’s Insurance.

i. Liability Insurance. Landlord shall maintain in full force and effect throughout the term of this Lease, commercial general liability insurance with regard to the Premises protecting and insuring Landlord and having a combined single limit of liability of not less than Ten Million Dollars ($10,000,000) for bodily injury, death and property damage liability, provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. In no event shall any insurance maintained by Landlord hereunder or required to be maintained by Landlord hereunder be deemed to limit or satisfy Landlord’s indemnification or other obligations or liability under this Lease.

ii. Special Form Property Insurance. Landlord shall procure and maintain in full force and effect throughout the term of this Lease, Special Form (previously known as “All-Risk”) property insurance (excluding earthquake and flood), including loss of rents for a minimum period of one (1) year on a replacement cost basis, in an amount adequate to cover the full insurable replacement value of all of the buildings (including the Premises) and other insurable improvements in the Premises; provided, however, in no event shall such insurance cover Tenant’s Property or trade fixtures in or about the Premises, or any improvements that are not Standard Improvements. At Landlord’s option, earthquake, earth movement (sinkholes), and flood coverage may be included, which coverage may be provided with blanket policies that include sublimits and annual aggregate limits. The property insurance required to be maintained by Landlord pursuant to this Paragraph shall not have deductibles exceeding Two Hundred and Fifty Thousand Dollars ($250,000), except earthquake, earth movement and flood coverage, which deductibles shall be commercially reasonable and customary. Notwithstanding the foregoing, Tenant shall have the right, on not less than sixty (60) days prior notice to Landlord, to cause Landlord to procure and maintain earthquake insurance covering the Premises, in an amount reasonably requested by Tenant (and Tenant acknowledges that the cost thereof shall be payable by Tenant as an Operating Expense).

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c. Policy Form. Each insurance policy required pursuant to Paragraph 15.a. or 15.b. above shall be issued by an insurance company authorized to do business in the State of California and with a general policyholders’ rating of “A-” or better and a financial size ranking of “Class VIII” or higher in the most recent edition of Best’s Insurance Guide. Tenant shall provide Landlord with not less than thirty (30) days’ prior written notice if an insurance policy obtained by Tenant hereunder is materially changed, cancelled or will be allowed to lapse. Any deductibles shall be in commercially reasonable and customary amounts. The liability policies and any umbrella/excess coverage policies carried pursuant to clauses (i) and (v) of Paragraph 15.a. above shall (i) name or automatically add (by blanket additional insured endorsement) Landlord and all the other Indemnitees and any other parties designated by Landlord as additional insureds, (ii) provide that no act or omission of Tenant shall affect or limit the obligations of the insurer with respect to any other insured and (iii) provide that the policy and the coverage provided shall be primary, that Landlord, although an additional insured, shall nevertheless be entitled to recovery under such policy for any damage to Landlord or the other Indemnitees by reason of acts or omissions of Tenant, and that any coverage carried by Landlord shall be noncontributory with respect to policies carried by Tenant. The property insurance policies carried under item (ii) of Paragraphs 15.a. and 15.b. above shall include all waiver of subrogation rights endorsements necessary to effect the provisions of Paragraph 16 below. A certificate of each such insurance policy required of Tenant pursuant to this Paragraph 15 shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least ten (10) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, after not less than ten (10) days prior notice and opportunity to cure, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand.

d. No Implication. Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

e. Increased Insurance. The liability insurance requirements under Paragraph 15 shall be reviewed by Landlord and Tenant every five (5) years for the purpose of mutually increasing (in consultation with their respective insurance advisors) the minimum limits of such insurance to limits which shall be reasonable and customary for similar facilities of like size and operation in accordance with generally accepted insurance industry standards. The replacement value of the buildings and other insurable improvements located on the Premises shall be re-evaluated every five (5) years at the request of either Landlord or Tenant.

16. Mutual Waiver of Subrogation Rights. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and in the case of Landlord, the Tenant’s agents, employees and Affiliates, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of

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such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant and Landlord shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 15 but not actually carried by such party. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17. Utilities/Services.

a. Basic Services. Landlord shall furnish the following utilities and services (“Basic Services”) for the Premises: (i) electricity for Building standard lighting and power suitable for the use of the Premises for ordinary general office purposes, (ii) heat and air conditioning (“HVAC”) from the HVAC units serving the Premises installed as part of Landlord’s Work and described in Schedule 3 hereof, for a total of 2,900 hours per year, with the particular hours of such service on each day of the year being determined by Tenant on reasonable advance notice to Landlord (the “Standard HVAC Hours”), (iii) unheated water for the restroom(s) and kitchen areas in the Premises, (iv) elevator service to the floor(s) of the Premises by non-attended automatic elevators for general office pedestrian usage, and (v) on Business Days, janitorial services consistent with the Management Standard. Notwithstanding the foregoing, however, Tenant may use water, electric current, and janitorial service in excess of that provided in Basic Services (“Excess Services,” which shall include without limitation any power usage other than through existing standard 110-volt AC outlets; electricity in excess of the lesser of that described in clause (i) above or clause (ii) of Paragraph 17.c. below; electricity and/or water consumed by Tenant in connection with any dedicated or supplemental heating, ventilating and/or air conditioning, computer power, telecommunications and/or other special units or systems of Tenant; chilled, heated or condenser water; or water used for any purpose other than ordinary drinking and lavatory purposes), provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises, and provided further that Tenant complies with the procedures established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Notwithstanding the above, (subject to any temporary shutdown for repairs, for security purposes, for compliance with any legal restrictions, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, acts of terror, or other causes beyond the reasonable control of Landlord) (A) Tenant shall have access to the Premises 24 hours a day, each day of the Lease term, (B) the services described in (i), (iii) and (iv) above shall be provided to the Premises 24 hours a day, each day of the Lease term, and (C) subject to the above provisions of this Paragraph 17.a. regarding availability of Excess Services and Paragraph 17.b. below regarding Tenant’s payment for Excess Services, the heat and air conditioning described in (ii) above shall be available to the Premises 24 hours a day, each day of the Lease term.

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b. Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord’s actual cost of providing the same, of any Excess Services used by Tenant and (ii) the cost of installing any equipment required in connection with any Excess Services requested by Tenant. Landlord’s failure to bill Tenant for any of the foregoing shall not waive Landlord’s right to bill Tenant for the same at a later time. As respects Excess Services for HVAC, if in any calendar year of the Term, Tenant uses HVAC service from any particular HVAC unit serving the Premises (not including package or supplemental units installed by Tenant) for a number of hours in excess of the Standard HVAC Hours (the “Excess Use Hours”), then Tenant shall pay to Landlord an amount equal the excess depreciation caused by the excess usage (without mark-up), calculated as set forth below. As of the date of this Lease based on the existing HVAC systems serving the Premises, such depreciation computation will be based on an expected useful service life of 15 years and a cost of $2,500 per ton as the installed equipment cost. As of the date hereof, the cost per Excess Use Hour payable by Tenant shall be as set forth on Schedule 3 attached hereto (and Tenant acknowledges that such amounts may change as and when particular HVAC units are required to be replaced). The such cost for Excess Use Hours is subject to change throughout the Lease term if there is any Capital Repairs/Replacements performed to an HVAC unit; provided, however, that such rates shall at all times reflect Landlord’s reasonable calculation of the excess depreciation of the subject HVAC units caused by the excess usage and shall not include any mark up by Landlord. If the term of this Lease commences or ends on a day other than the first or last day of a calendar year, respectively, the Standard HVAC Hours applicable to the calendar year in which such term commences or ends shall be prorated according to the ratio which the number of days during the term of this Lease in such calendar year bears to three hundred sixty five (365). Following written request by Tenant from time to time but not more frequently than once each month, Landlord shall provide Tenant with a statement reasonably indicating the HVAC hours utilized by Tenant for its Premises as reflected by the meter.

c. Utility Connections. Tenant use of electricity at the Premises shall not exceed the capacity of the feeders or other aspects of the Building electrical system. Tenant will not conduct additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises without the prior approval of Landlord, which approval shall not be unreasonably withheld. Tenant acknowledges that it shall be reasonable for Landlord to withhold its consent if Landlord reasonably determines that coring and/or channeling of the floor in order to install such additional outlets will weaken the structure of the floor.

d. HVAC System Design and Use. Tenant agrees that it shall design the Premises and use the Premises HVAC systems, and operate its business in the Premises, so as not to cause undue wear and tear on the HVAC systems. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, studio space, lighting, retail or restaurant use, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, or for any lack of performance of such HVAC systems due to Tenant’s partitioning of the Premises, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

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e. Governmental Controls. In the event any governmental authority having jurisdiction over the Premises promulgates or revises any Legal Requirement relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required to make alterations to the Premises in order to comply with such mandatory Controls, Landlord shall comply with such Controls and make such alterations to the Premises related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

f. Interruption of Services.

i. Landlord’s obligation to provide utilities and services for the Premises are subject to applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or, except as expressly set forth in this Lease, entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability.

ii. Notwithstanding the foregoing, if any interruption in, or failure or inability to provide any Basic Services is (i) within Landlord’s reasonable control and continues for five (5) or more consecutive Business Days after Tenant’s written notice thereof to Landlord, or (ii) outside of Landlord’s reasonable control and continues for thirty (30) or more consecutive days after Tenant’s written notice thereof to Landlord, and Tenant is unable to use and does not use a material portion of the Premises for Tenant’s business purposes as a result thereof, then Tenant shall be entitled to an abatement of Monthly Rent under Paragraph 5 hereof and Additional Rent under Paragraph 7 hereof, which abatement shall commence as of the first day after the expiration of such five (5) Business Day or thirty (30) day period, as the case may be, and shall be based on the extent of Tenant’s inability to use the Premises for Tenant’s business. The abatement provisions set forth above shall be inapplicable to any interruption in, or failure or inability to provide any Basic Services that is caused by (x) damage by fire or other casualty or a taking (it being acknowledged that such situations shall be governed by Paragraphs 26 and 27, respectively), or (y) the negligence or willful misconduct of Tenant or any other Tenant Parties.

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g. Property Management.

i. Landlord Provided Property Management. As of the date hereof, the Premises shall be operated and managed by Landlord in a manner consistent with the Management Standard. Such management and operation shall include, without limitation, the provision of all of the Basic Services as provided above, repair and maintenance of the Premises and Building, including all Building systems (other than the Tenant Installed Supplemental Building Systems and Tenant’s Equipment), keeping all exterior areas in neat, clean and safe condition, and providing customary engineering services (collectively, the “Property Management”). So long as Landlord is providing the Property Management, Tenant shall have the right to request Landlord to modify the level of services being provided, including, without limitation, modifying janitorial or security services, and landscape maintenance services and Landlord and Tenant shall cooperate to mutually agree on such modified level of service so long as it is consistent with the Management Standard. The costs of the Property Management shall be included in Operating Expenses to the extent allowed pursuant to Paragraph 7 above. So long as Landlord is providing the Property Management, Landlord may include a management fee in Operating Expenses equal to the greater of (i) 3% of “gross revenues” of the Premises (i.e., all Monthly Rent, Parking Space Rental, and Additional Rent paid by Tenant to Landlord, but not including any utility charges), and (ii) $244,000.00 per year (the “Full Management Fee”).

ii. Tenant Right to Partially Manage Property. At any time during the Term, Tenant shall have the right to elect, by giving not less than 120-days prior written notice to Landlord, to take over the provision of all Property Management duties, with the exception of (A) the provision of the engineering function, (B) the procurement and maintenance of Landlord’s insurance for the Premises pursuant to Paragraph 15.b., (C) Landlord’s payment of Tax Expenses (subject to reimbursement from Tenant as Additional Rent hereunder), and (D) maintenance and repair of the Base Building and, except as otherwise required pursuant to Paragraph 8.b.i. above, causing the Base Building to comply with Legal Requirements to the extent necessary for Tenant to occupy the Premises (collectively, the “Landlord Retained Responsibilities”). If Tenant makes such election, then on a date mutually and reasonably agreed upon by Landlord and Tenant, Landlord shall cease providing the Property Management duties (other than the Landlord Retained Responsibilities), and Tenant will commence to do so (the “Management Turn Over Date”). Following the Management Turn Over Date, Tenant will be responsible to provide the Basic Services and other Property Management duties and obligations (other than the Landlord Retained Responsibilities), at Tenant’s sole cost and expense, and the costs thereof shall no longer be included in Operating Expenses. Without limiting the generality of the foregoing, Tenant’s obligations after the Management Turn Over Date shall specifically include elevator maintenance and repair. Landlord and Tenant shall reasonably cooperate to assign service contracts and guaranties related to the Property Management duties to Tenant (including Tenant contracting directly with the applicable utility companies for the provision of electrical, gas, and water service to the Premises) in an efficient manner without causing any interruption in the services provided to the Premises and without incurring any termination fees or other expenses related to such turn-over of responsibilities. Following the Management Turn Over Date, the Management Fee shall be reduced to equal the greater of (i) 1.5% of “gross revenues” of the Premises, and (ii) $122,000.00 per year (the “Partial Management Fee”) Whichever of the Full Management Fee or the Partial Management Fee is applicable, shall be the “Property Management Fee” per Section 7.a.i).

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iii. Landlord’s On-Site Personnel. Tenant shall provide Landlord, free of cost, with reasonable space within the Building for Landlord’s (or its applicable vendor’s) property management personnel and engineers (which space shall be commensurate with the level of service being provided by Landlord under this Lease). Any such space shall be deemed to be occupied by Tenant.

iv. Definitions.

(A) As used herein, the “Base Building” shall mean the (1) structural portions of the Building and the Parking Structure (including exterior walls, roof structure, foundation and core of the Building) and (2) the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems of the Building other than the Tenant Installed Supplemental Building Systems and Tenant’s Equipment.

(B) As used herein, the “Management Standard” shall mean that the applicable party shall manage and operate the Premises and perform its duties under this Lease in a manner consistent with the standards followed by other first-class institutional owners and management companies of first-class office buildings of comparable quality in the downtown Los Angeles area.

18. Personal Property and Other Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, and is not included in Tax Expenses, Tenant shall reimburse Landlord for Landlord’s payment within thirty (30) days following demand (accompanied by evidence of said fee, charge or other governmental imposition).

19. Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be reasonably modified or amended by Landlord from time to time (the “Rules and Regulations”). In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20. Surrender; Holding Over.

a. Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their good condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Alterations that Tenant is required by Landlord to remove under the provisions of this Lease and all of Tenant’s Property and trade fixtures. If such removal is not completed at the expiration or other termination of this Lease, Landlord may

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remove the same at Tenant’s expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of damage to ceilings and walls, but Tenant shall not be required to re-paint, touch-up paint, fill minor nail holes, etc.) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b. Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall be a month-to-month tenancy at a rent agreed upon by Landlord and Tenant, but in no event less than the greater of (i) the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease or (ii) the then fair market rental (as mutually agreed by Landlord and Tenant) for the Premises. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent (or Landlord and Tenant have not otherwise been able to agree on the Monthly Rent payable for such holdover period), Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to the greater of (i) one hundred fifty percent (150%) of the fair market rental (as reasonably determined by Landlord) for the Premises or (ii) two hundred percent (200%) of the Monthly Rent and Additional Rent payable under this Lease for the last full month prior to the date of such expiration or termination. Except as specifically provided in this Paragraph 20, the holdover tenancy shall be on the terms and conditions of this Lease.

c. Indemnification. If Tenant holds over in the Premises for period in excess of ten (10) days without Landlord’s consent, then Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises; provided, however, as a condition to Tenant’s obligations under this Paragraph 20.c., Landlord shall give Tenant written notice of the existence of a prospective successor tenant for the Premises or any portion thereof, or the existence of any other matter which might give rise to a claim by Landlord under the foregoing indemnity, at least thirty (30) days prior to the date Landlord shall require Tenant’s surrender of the Premises, and Tenant shall not be responsible to Landlord under the foregoing indemnity if Tenant shall surrender the Premises on or prior to the expiration of such thirty (30) day period (it being agreed, however, that Landlord need not identify the prospective tenant by name in its notice, and it being further agreed that such notice may be given prior to the scheduled expiration date of this Lease)..

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21. Subordination and Attornment.

a. Subject to Paragraph 21.b. below, this Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Premises or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”). If the interest of Landlord in the Premises or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Premises or the Building subject to this Lease and recognizes Tenant’s rights hereunder. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings, Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest.

b. Notwithstanding the foregoing terms of Paragraph 21.a., the subordination of this Lease to any future Superior Interest shall be subject to and conditioned upon Tenant obtaining a commercially reasonable subordination, non-disturbance and attornment agreement (an “SNDA”) from the holder of such Superior Interest, that provides that so long as Tenant is not in default hereunder beyond any applicable notice and grace periods (i) this Lease will not be terminated or cut off nor shall Tenant’s possession hereunder be disturbed by enforcement of any rights given to such Superior Interest pursuant to any such mortgage, deed of trust, ground lease, underlying lease or like encumbrance, (ii) such Superior Interest shall recognize Tenant as the tenant under this Lease, (iii) no default by Landlord under any Superior Interest shall affect Tenant’s rights under this Lease, (iv) Tenant will not be named as a party in any foreclosure or other proceedings with respect to any such Superior Interest, unless specifically required to be so named by Legal Requirements, (v) Tenant shall attorn to the person who acquires Landlord’s interest hereunder through any such Superior Interest and (vi) the holder of any such Superior Interest shall not be (A) liable for any act or omission of any prior landlord (including Landlord), (B) liable for the return of any security deposit not actually received by such successor-in-interest, (C) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord), (D) bound by any payment of rent or additional rent made by Tenant to Landlord more than thirty (30) days in advance of the due date thereof, (E) bound by any amendment or modification of this Lease made without the written consent of the holder of such Superior Interest (to the extent such consent is required under the documents related to the subject Superior Interest), except to the extent any such amendment or modification is made pursuant to Tenant’s express rights under this Lease (e.g., Tenant’s right to extend the term of the Lease), or (F) bound to fund any portion of Landlord’s Allowance with respect to the Premises or perform Landlord’s Work. Tenant shall, within ten (10) days after Landlord’s request, execute and deliver to Landlord an SNDA to a particular Superior Interest. Notwithstanding the foregoing, the failure of any such holder of a Superior Interest to execute and deliver such a non-disturbance agreement upon Landlord’s request shall not constitute a default hereunder by Landlord, it being understood that Landlord’s sole obligation is to request in good faith the execution and delivery of such agreement.

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c. Landlord has caused any Superior Interest in effect as of the date of this Lease to provide an SNDA to Tenant concurrently with the full execution and delivery of this Lease.

22. Intentionally Omitted.

23. Entry by Landlord. Landlord may, at any and all reasonable times, and upon no less than forty-eight (48) hours’ prior notice (provided that no advance notice need be given if an emergency (as determined by Landlord in its good faith judgment) necessitates an immediate entry or prior to entry to provide janitorial or security services), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) show the Premises to prospective lenders, purchasers and, during the last 12 months of the Term, to prospective tenants, (c) post notices of nonresponsibility, and (d) make repairs or required alterations or improvements to the Building or any other portion of the Premises as required under this Lease. At Tenant’s option, Tenant may require that an employee of Tenant accompany any such visitors (other than Landlord or Landlord’s agents, employees or contractors). Tenant may from time to time upon thirty (30) days’ advance written notice to Landlord designate, as secured areas of the Premises, areas where unusually confidential information is kept. Except in the case of emergency (as determined by Landlord in good faith), Landlord shall not enter such secured areas unless accompanied by a representative of Tenant. Tenant agrees to make such representative available to Landlord during Business Hours upon reasonable advance request (which may be oral) by Landlord. If Tenant shall fail to make such a representative available upon such request, Landlord may enter such secured areas without Tenant’s representative. Landlord shall at all times be provided with a means of entry to the secured areas in the event of an emergency or Tenant’s failure to provide a representative as aforesaid. Landlord shall not provide janitorial services to such secured areas unless requested by Tenant, in which case such services will be provided at the normal times janitorial service is supplied to other portions of the Premises. Tenant may elect that a representative accompany the provider of such janitorial services to the secured areas so long as the same does not require rescheduling of such services or hinder, interfere with or delay the performance of the same and is permitted under Landlord’s applicable contracts with the provider of such janitorial services. In no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s vaults and safes. Landlord shall use good faith efforts to minimize interference with Tenant’s use and occupancy of the Premises for the ordinary conduct of Tenant’s business in connection with the exercise of Landlord’s rights under this Paragraph. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

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24. Intentionally Omitted.

25. Default and Remedies.

a. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

1. Tenant fails to pay when due Monthly Rent, Additional Rent, Parking Space Rental or any other rent due hereunder and such failure continues for five (5) Business days after written notice thereof from Landlord; or

2. Tenant abandons the Premises for fifteen (15) consecutive Business Days, which abandonment continues for fifteen (15) Business Days after written notice thereof from Landlord to Tenant; or

3. Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, in each case within the applicable period set forth therein, and such failure is not cured within five (5) Business Days after written notice of failure is delivered to Tenant by Landlord; or

4. Intentionally Omitted;

5. Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

6. Tenant fails to comply with any other provision of this Lease in the manner and within the time required and such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible.

b. Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant as allowed by Legal Requirements. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

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Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i) The reasonable cost of recovering the Premises; plus

(ii) The reasonable cost of removing Tenant’s Alternations, trade fixtures and improvements to the extent that Tenant is required to remove same hereunder prior to the expiration of this Lease; plus

(iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv) The amount by which the rent which would be payable by Tenant hereunder, including the Additional Rent under Paragraph 7 above and the Parking Space Rental specified in Paragraph 53 below, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v) The amount by which the rent which would be payable by Tenant hereunder, including the Additional Rent under Paragraph 7 above and the Parking Space Rental specified in Paragraph 53 below, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Legal Requirements, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2. Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due.

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During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3. Following the termination of this Lease as the result of an Event of Default, Landlord may, in compliance with Legal Requirements, enter the Premises and remove all Tenant’s Property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such Personal Property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for reasonable attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

4. Following the termination of this Lease as the result of an Event of Default, Landlord may require Tenant to remove any and all Alterations from the Premises to the extent required under the terms of this Lease, or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

5. Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

c. Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

d. Consequential Damages. Notwithstanding anything to the contrary set forth in this Paragraph 25 or elsewhere in this Lease, in no event shall Tenant be liable to Landlord for any consequential or remote damages, except for consequential damages expressly provided for in Paragraph 20.c. of this Lease with regard to Tenant’s failure to timely surrender the Premises to Landlord as provided in such Paragraph 20.c. after expiration of the thirty (30) day grace period set forth therein, where such failure shall continue after the five (5) Business Day notice and cure period set forth in Paragraph 25.a.3. above. In no event shall lost rent or other damages of Landlord provided for in Paragraph 25.b. above be deemed consequential or remote damages.

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26. Damage or Destruction.

a. Except as otherwise provided in this Paragraph 26, if all or a portion of the Premises necessary for Tenant’s use and occupancy of the Premises (including the roof-top deck of the Building, the Parking Structure and the Paseo) shall be damaged by fire or other casualty and this Lease is not terminated as a result thereof, Landlord shall promptly rebuild and restore the same to the condition existing immediately prior to such fire or other casualty (“Landlord’s Restoration Work”). The proceeds of the policies required to be obtained and maintained by Landlord pursuant to Paragraph 15 hereof shall, to the extent made available to Landlord, be used for the performance of such rebuilding and restoration work.

b. Within sixty (60) days after Landlord becomes aware of such damage, Landlord shall deliver to Tenant an estimate prepared by a reputable architect, contractor or engineer selected by Landlord setting forth such architect’s, contractor’s or engineer’s estimate as to the time reasonably required to repair such damage in order to make the Premises (or such portion thereof) tenantable (“Landlord’s Damage Notice”). If (i) Landlord’s Restoration Work cannot, in the reasonable opinion of Landlord as set forth in Landlord’s Damage Notice, be substantially completed within twelve (12) months after the date of such damage or (ii) Landlord’s Restoration Work is not fully covered (other than deductible amounts) by the insurance carried (or required to be carried) by Landlord hereunder, and the shortfall is greater than $1,000,000.00 (the “Required Landlord Contribution”), then Landlord at its option exercised by written notice to Tenant within said sixty (60)-day period, may either (a) elect to repair the damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant in accordance with the provisions of subparagraph c. below), or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice. Notwithstanding the foregoing, Landlord’s Restoration Work shall not include and Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures and other personal property, nor any above Building standard Alterations that were installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term) and no damage to any of the foregoing shall entitle Tenant to any rent abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items. All such repair and replacement of above Building standard Alterations shall be constructed by Tenant in accordance with Paragraph 9 above regarding Alterations.

c. If Landlord has not terminated this Lease as provided above and Landlord’s Restoration Work can, in the reasonable opinion of Landlord as set forth in Landlord’s Damage Notice, be substantially completed within twelve (12) months after the date of such damage, Tenant shall not have the right to terminate this Lease. If such estimate is more than twelve (12) months from the date of such casualty, or if the damage occurs during the last twelve (12) months of the term of the Lease and Landlord’s Restoration Work cannot, in the reasonable opinion of Landlord as set forth in Landlord’s Damage Notice, be substantially completed within two (2) months after the date of such damage, Tenant by written notice to Landlord delivered within thirty (30) days after Tenant’s receipt of Landlord’s Damage Notice, may elect to terminate this Lease, in which event this Lease shall terminate on the thirtieth (30th) day after Tenant’s termination notice as if such date were the Expiration Date set forth herein.

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d. If, during the course of repair, it becomes reasonably apparent to Landlord that the time required to make the repairs is likely to materially exceed the estimate contained in Landlord’s Damage Notice, or any previously estimated Additional Repair Period, Landlord shall promptly give Tenant written notice specifying Landlord’s estimate of the number of additional days (the “Additional Repair Period”) required to make such repairs beyond the original estimate. If the Additional Repair Period exceeds ninety (90) days (which ninety (90)-day period shall be extended by the length of any delay in the completion of the repairs caused by events not within Landlord’s reasonable control or Tenant Restoration Delay (as defined below, provided that such extension shall not exceed 60 days unless caused by a Tenant Restoration Delay)), then Tenant may give notice to Landlord, within thirty (30) calendar days after Tenant receives notice of Landlord’s revised estimate, terminating this Lease as of the date thirty (30) days after Tenant’s notice. If Tenant does not give notice terminating the Lease within such period, Tenant shall not have any right to terminate this Lease by reason of such delay in completion of the repairs or any further delay in completion of the repairs. As used herein, “Tenant Restoration Delay” means any delay in completion of the repairs caused by Tenant, including, without limitation, any delay caused by Tenant’s failure to respond to inquiries of Landlord regarding the repairs within a reasonable period of time, or caused by Tenant’s failure to grant Tenant’s approval of materials or finishes for the repairs within a reasonable period of time, or caused by any interference by Tenant, or Tenant’s agents, employees or contractors with the performance of the repairs. After Landlord becomes aware of any occurrence that will, or is likely to, result in Tenant Restoration Delay, Landlord shall use good faith efforts to promptly (and in any case, within ten (10) days thereof) notify Tenant of such occurrence together with Landlord’s then good faith estimate of the probable duration of the Tenant Restoration Delay.

e. If the fire or other casualty damages the Premises necessary for Tenant’s use and occupancy of the Premises, and Tenant ceases to use any portion of the Premises as a result of such damage, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and Additional Rent shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises (and, to the extent that Tenant is utilizing less than the full capacity of the Parking Structure as a result thereof, then the obligation to pay Parking Space Rental shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from utilizing, and Tenant does not utilize, all of the parking spaces in the Parking Structure; provided, however, if the damage results from the negligence or willful misconduct of Tenant or any other Tenant Parties, then Tenant’s Monthly Rent and Additional Rent and obligation to pay Parking Space Rental will not abate unless Tenant reimburses Landlord for the deductible required under Landlord’s property damage/rental loss insurance.

f. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

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27. Eminent Domain.

a. If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking. If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant’s right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant’s business. All Monthly Rent and Additional Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as such claim is payable separately to Tenant.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent and Parking Space Rental under Paragraphs 5 and 7 and 53 hereunder shall be equitably reduced. If all or any material part of the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b. Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the State of California for, a termination of this Lease upon a partial taking of the Premises.

28. Landlord’s Liability; Sale of Building. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Premises at the time in question. Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Premises and the proceeds thereof, as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other

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owner, on account of any of Landlord’s obligations or actions under this Lease. In addition, in the event of any conveyance of title to the Premises, then provided the grantee or transferee has assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease first accruing after the date of such conveyance. Upon any conveyance of title to the Premises, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Premises, and upon such transfer and such grantees’ or transferee’s assumption of same Landlord shall be released from any further responsibility or liability for such security. Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a. above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

29. Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior notice from Landlord or Tenant, the other party shall execute, acknowledge and deliver to the requesting party a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that such party is not in default under this Lease (or, if such party is in default, specifying the nature of such default), that, to the best of the responding party’s knowledge, the requesting party is not in default under this Lease (or if the requesting party is in default, specifying the nature of the default of which the responding party is aware), the current amounts of and the dates to which the Monthly Rent, Additional Rent and Parking Space Rental has been paid, and setting forth such other matters as may be reasonably requested by the requesting party. Any such statement may be conclusively relied upon by a prospective purchaser of the Premises or by a lender obtaining a lien on the Premises as security, or by an assignee or subtenant of Tenant.

30. Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent, Additional Rent and/or Parking Space Rental) or fails to perform any other of its obligations hereunder, Landlord may, after not less than ten (10) Business Days prior notice to Tenant, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant’s behalf. Tenant shall pay to

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Landlord, within thirty (30) days of Landlord’s written demand therefor, one hundred ten percent (110%) of all sums so paid by Landlord and all necessary incidental costs incurred by Landlord in connection with the performance by Landlord of an obligation of Tenant. If such sum is not paid by Tenant within the required thirty (30)-day period, interest shall accrue on such sum at the Interest Rate from the end of such thirty (30)-day period until paid by Tenant. Further, Tenant’s failure to make such payment within such thirty (30)-day period shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

31. Late Charge; Late Payments. Tenant acknowledges that late payment of any installment of Monthly Rent, Additional Rent, Parking Space Rental or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent, Additional Rent, Parking Space Rental or any other amount due from Tenant is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant, provided, however, Tenant shall not be required to pay said late charge on the first late payment in any period of twelve (12) consecutive months, unless such payment remains unpaid for five (5) Business Days after written notice to Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

32. Attorneys’ Fees; Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

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IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY LEGAL REQUIREMENTS, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33. Waiver. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by waiving party. The waiver by Landlord or Tenant of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord or Tenant upon any default by the other shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

34. Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder; provided, however, that prior to the Commencement Date, notices to Tenant shall be addressed to Tenant at 1633 Broadway, New York, NY 10019, Attn: General Counsel, with a copy to Allen Matkins Leck Gamble Mallory & Natsis, LLP, 1901 Avenue of the Stars, Suite 1800, Los Angeles, California 90067, Attn: Eric J. Shelby, Esq. All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Corporate Secretary, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier, and actually delivered prior to 6:00 p.m., will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

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35. Notice of Surrender. At least ninety (90) days before the last day of the term hereof, Tenant shall endeavor to give Landlord a written notice of intention to surrender the Premises on that date, but neither this paragraph nor any failure by Landlord to protest the lack of such notice by Tenant shall be construed as an extension of the term or as a consent by Landlord to any holding over by Tenant, nor shall such failure be deemed a default by Tenant hereunder, or subject Tenant to any liability whatsoever.

36. Defined Terms and Marginal Headings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term “including” or “includes” is used in this Lease it shall be construed as if followed by the phrase “without limitation.” Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any affiliate thereof or successor thereto) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such affiliate’s or successor’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease (provided that space encumbered by a Live Event/Retail Sublease or a Shared Space Arrangement shall be deemed to be occupied by Tenant) or that has been vacated by such party, other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations or by reason of a fire or other casualty or a taking. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof.

37. Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, except as to the conditions relating to the delivery of possession of the Premises to Tenant. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of Los Angeles, California.

38. Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39. Entire Agreement; Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Premises or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the

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conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

40. Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41. Memorandum of Lease. Neither this Lease nor any memorandum, short form, affidavit or other writing with respect thereto, shall be recorded by Tenant or anyone acting through, under or on behalf of Tenant. Notwithstanding the foregoing, Tenant may, at Tenant’s expense, following the Commencement Date, record a Memorandum of this Lease in the form of Exhibit F attached hereto executed by both Landlord and Tenant; provided, however, that if Tenant records a Memorandum of this Lease, Tenant agrees to execute, within fifteen (15) days after written request from Landlord, a Quitclaim Deed or other recordable instrument in commercially reasonable form which Landlord may record upon expiration or earlier termination of this Lease in order to remove such Memorandum of Lease from title.

42. Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Premises is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. If Landlord is a corporation, partnership, trust, association or other entity, Landlord hereby covenants and warrants that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Premises is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

44. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

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45. Real Estate Brokers. Landlord and Tenant each represent and warrant to the other that it has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act on its behalf in connection with this Lease. Landlord shall pay the Broker a commission pursuant to a separate agreement. Each party agrees to indemnify, defend, and save the other harmless from and against from and against any and all Claims by any real estate broker or salesman other than the real estate broker(s) identified in Paragraph 2 for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Lease.

46. Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, such consent, approval, judgment or determination shall not be unreasonably withheld unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval may be granted or denied in Landlord’s sole discretion or otherwise states specific criteria for the granting or withholding of consent or approval. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Premises, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47. Intentionally Omitted.

48. Financial Statements. At any time within thirty (30) days after Landlord’s request therefor (provided that unless the Premises is then for sale or subject to refinancing, or an Event of Default has occurred and is continuing, no more frequently than one (1) time per calendar year), Tenant shall furnish to Landlord copies of Tenant’s most recent true and accurate audited financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of operations, and statements of cash flows); provided, however, if Tenant has also prepared unaudited financial statements that are more current than such most recent audited financial statements, Tenant shall also provide such unaudited financial statements to Landlord (which shall be certified by an officer of Tenant or the third party CPA firm that prepared such financial statements). Notwithstanding the foregoing, so long as (a) Tenant remains a subsidiary of Warner Music Group Corp., a Delaware corporation (the “Warner Parent Entity”), (b) such information is available as part of the Warner Parent Entity’s 10-K or 10-Q report filings at the SEC’s Edgar website, and such materials are current per SEC filing requirements, and (c) the format of such filings is such that the financial statements of Tenant and other material information regarding Tenant’s then current financial condition is separately reported in such filings or is otherwise readily ascertainable from such filings (separate and apart from that of any other entity, including the Warner Parent Entity) and such financial statements and information is not materially less than and is of a similar level of detail as the financial statements and information contained in the Warner Parent Entity’s 10-K for FY 2015, then the foregoing financial reporting requirements set forth in the preceding sentence may be satisfied by such public filings by the Warner Parent Entity. No more than once per year, Tenant agrees to deliver to any bona fide lender, prospective lender, purchaser or prospective purchaser designated by Landlord, if such information is not publicly available as set forth above, such financial information as provided above. Landlord shall endeavor in good faith and

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using commercially reasonable precautions to keep all financial statements and other confidential information received from Tenant relating to Tenant’s business operations at the Premises confidential, except that Landlord may disclose Tenant’s financial statements and information most recently received by Landlord from Tenant to any lender or prospective lender under a loan facility secured by a mortgage or deed of trust on the Building, any investor or prospective investor in Landlord, or any prospective purchaser of the Building, or as necessary in the course of any litigation arising out of or concerning this Lease, or as required by any law, rule or legal process applicable to Landlord and with which Landlord must legally comply; provided that Landlord cooperate with Tenant’s reasonable efforts to obtain a commercially reasonable confidentiality or non-disclosure agreement from the person or persons to whom any of Tenant’s financial statements or other confidential is to be disclosed by Landlord, prior to such disclosure; provided however that the foregoing confidentiality requirement shall be inapplicable in the event the subject financial information is made publicly available by the Securities and Exchange Commission or any other governmental body.

49. Intentionally Deleted.

50. Governmental Incentives. Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in Tenant’s efforts to negotiate, implement and receive the benefits of an incentive package, or other grants or designations, with various governmental authorities, provided that such cooperation shall not include any modification to this Lease. Any and all fees, costs and expenses imposed by any applicable governmental authority shall be borne solely by Tenant, and Tenant shall reimburse Landlord within thirty (30) days following Landlord’s demand therefor, for any and all out-of-pocket fees, costs and expenses actually incurred by Landlord in connection with Tenant’s requests and Landlord’s cooperation pursuant to this Paragraph 50, including, without limitation, reasonable attorney, consultant and professional fees. Notwithstanding anything to the contrary set forth in this Lease, any benefits obtained by Tenant (or on behalf of Tenant) at Tenant’s sole expense from any governmental authority pursuant to this Paragraph 50 that relate solely to the Premises shall be solely for the benefit of Tenant, and to the extent that any such benefits are granted to Landlord and relate solely to the Premises, Landlord shall promptly assign (or pay) the same to Tenant.

51. Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and ACM must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building. Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Premises are found in the utility areas of the Premises not generally accessible to Premises occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Premises may contain hazardous substances. Although smoking is prohibited in the public areas of the Premises, these areas may, from time to time, be exposed to tobacco smoke. Premises occupants and other persons entering the Premises from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances.

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Landlord has made no special investigation of the Premises with respect to any hazardous substances. Notwithstanding the foregoing, Tenant agrees not to expose or disturb any ACM unless Landlord has given Tenant prior written consent thereto and Tenant complies with all applicable Legal Requirements and Landlord’s written procedures for handling ACM.

52. Signage Rights.

a. Tenant, at its sole cost and expense, may install identification signage anywhere inside the Building, subject to compliance with all Legal Requirements.

b. Tenant, at Tenant’s sole cost and expense (including, without limitation, costs and expenses to construct any such signage), and subject to Tenant’s compliance with applicable Legal Requirements (including, without limitation, signage ordinances), shall have the exclusive right to install exterior Building and Premises signage (including on the “water tower” and on the Parking Structure), to the full extent allowed by Legal Requirements (“Tenant’s Building Signage”) subject to the following: (i) Tenant shall provide Landlord prior written notice of any such proposed Tenant’s Building Signage, including plans showing the design, content, location and dimensions of such signage and (ii) in no event shall Tenant Signage include a name or logo that is an “Objectionable Name”, as defined below, or depict any images that would be objectionable to the general public. Tenant shall be responsible for obtaining any governmental permits or approvals required for Tenant’s Building Signage, all at Tenant’s sole cost and expense; provided, however, that Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant as reasonably required for obtaining any governmental permits or approvals required for Tenant’s Building Signage. Tenant’s repair, maintenance, construction and/or improvement of Tenant’s Building Signage shall be at its sole cost and expense and shall comply with all applicable Legal Requirements, and the requirements applicable to construction of Alterations pursuant to Paragraph 9 of this Lease, including insurance coverage in connection therewith. Any cost or reimbursement obligations of Tenant under this Paragraph 52.b., including with respect to the installation, maintenance or removal of Tenant’s Building Signage, shall survive the expiration or earlier termination of this Lease. Tenant’s rights to maintain Tenant’s Building Signage shall terminate upon the earlier to occur of: (a) the expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises; (b) if the Original Tenant or an Affiliate fails to lease at least fifty percent (50%) of the rentable square footage of the Building; or (c) Tenant assigns this Lease other than to an Affiliate. If Tenant’s signage rights shall terminate pursuant to the foregoing, the same shall not be reinstated, notwithstanding that the cause for termination may have been cured.

c. Original Tenant or an Affiliate shall have the right to designate the “name” of the Premises as a name that is a recognizable derivative of the name on the Tenant’s Building Signage at the Premises. The Premises name shall be subject to Landlord’s reasonable prior approval. The Premises name shall not be a name (i) that is inconsistent with the first class quality of the Premises, (ii) which would be reasonably objectionable to landlords of first class office building in the downtown Los Angeles area and the use of the Premises by a recorded music, music production and distribution company, or (iii) which includes the name of a foreign country (an “Objectionable Name”). Tenant’s naming rights shall terminate at any time during the Lease Term that the Original Tenant or an Affiliate, as the case may be, is not the Tenant under this Lease.

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d. Upon the termination of Tenant’s signage rights under this Paragraph 52, Tenant shall remove any of Tenant’s Building Signage at Tenant’s sole cost and expense, and repair and restore to good condition the areas of the Building on which the signage was located or that were otherwise affected by such signage or the removal thereof (including, without limitation, patching any holes or other penetrations caused by such signage and otherwise restoring the Building to the condition existing prior to the initial installation of such signage), or at Landlord’s election, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the reasonable and actual, demonstrated cost thereof within thirty (30) days after Landlord’s written demand. The rights provided for in this Paragraph 52 shall be personal to Original Tenant and any Affiliate of Original Tenant and shall not be transferable to any other party unless otherwise agreed to by Landlord in writing.

e. Notwithstanding anything contained herein to the contrary, Tenant acknowledges that Landlord shall have the right to install a commemorative plaque at the Premises in accordance with the terms of that certain Agreement dated April 22, 2014, with the prior owner of the Premises, 2060 East 7th, LLC, a copy of which agreement has been provided to Tenant. Landlord agrees that any such plaque shall be of the minimum size allowed by such Agreement unless otherwise approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed).

53. Parking.

a. During the Lease term, Tenant shall have exclusive right to use Parking Structure, and to park as many cars in such Parking Structure as is allowed by Legal Requirements. In connection with such use of the Parking Structure, Tenant shall be required to purchase from Landlord seven hundred sixty-two (762) parking passes for the Parking Structure at the monthly rental rate set forth on Schedule 2 attached hereto (the “Parking Space Rental”). The Parking Space Rental shall constitute additional rent for all purposes under this Lease. In addition to the Parking Space Rental, Tenant shall be liable for all taxes, assessments or other impositions imposed by any governmental entity in connection with Tenant’s use of the parking spaces.

54. Transportation Management. Tenant shall fully comply, at no cost and expense to Tenant, with all present or future governmentally required programs intended to manage parking, transportation or traffic in and around the Premises, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with any governmental transportation management organization or any other transportation-related committees or entities.

55. Helipad Installation and Use. Subject to all Legal Requirements, including without limitation, compliance with all applicable FCC and FAA regulations and compliance with the terms of Paragraph 9 above, Tenant, at Tenant’s sole cost and expense, shall have the right to construct, and use throughout the term, a helicopter landing pad on the roof of the Building (the “Helipad”). The precise location, plans and specifications of the Helipad shall be subject to the prior review and approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

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56. Quiet Enjoyment. If, and so long as, Tenant is not in default of the Lease beyond any applicable notice or grace periods, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

57. No Discrimination. Tenant covenants by and for itself and its successors, heirs, personal representatives and assigns and all persons claiming under or through Tenant that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or assignees of the Premises.

58. CASp Inspection. As of the date of this Lease, neither the Premises nor any other portions of the Premises expected to be in Tenant’s path of travel during the Lease term, have undergone an inspection by a Certified Access Specialist regarding compliance with construction-related accessibility standards. This disclosure is made pursuant to Section 1938 of the California Civil Code.

59. Rooftop Equipment.

a. Tenant shall have the exclusive right, at no additional cost, to utilize space on the roof of the Building for the purpose of installing (in accordance with the terms and conditions of Paragraph 9 of this Lease), operating and maintaining rooftop equipment to be used by Tenant in connection with Tenant’s use of the Premises for the Permitted Use (collectively the “Rooftop Equipment”); provided, however, that the foregoing shall not limit Landlord’s right to maintain equipment on the roof of the Building to extent necessary to operate the Building. The exact location of the space on the roof to be used by Tenant shall be reasonably mutually agreed upon by Landlord and Tenant (the “Roof Space”). The installation of the Rooftop Equipment shall be subject to compliance with all Legal Requirements and the the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed, in consultation with Landlord’s architect and/or engineer with respect to the plans and specifications of the Rooftop Equipment, the manner in which the Rooftop Equipment is attached to the roof of the Building and the manner in which any cables are run to and from the Rooftop Equipment. Any structural upgrades to the Building that may be necessary to accommodate the Rooftop Equipment shall be at Tenant’s sole cost and expense. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Rooftop Equipment. If at any time Landlord, in its reasonable discretion, deems it necessary or in order to comply with Legal Requirements, Tenant shall provide and install, at Tenant’s sole cost and expense, appropriate aesthetic screening, reasonably satisfactory to Landlord, for the Rooftop Equipment (the “Aesthetic Screening”).

b. Landlord agrees that Tenant shall have access to the roof of the Building and the Roof Space for the purpose of installing, maintaining, repairing and removing the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, all of which shall be performed by Tenant or Tenant’s authorized representative or contractors at Tenant’s sole cost

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and risk. It is agreed, however, that only authorized engineers, employees or properly authorized contractors of Tenant, FCC (defined below) inspectors, or persons under their direct supervision will be permitted to have access to the Roof Space. Tenant further agrees to exercise control over the people requiring access to the Roof Space in order to keep to a minimum the number of people having access to the Roof Space and the frequency of their visits. It is further understood and agreed that the installation, maintenance, operation and removal of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, is not permitted to damage the Building or the roof thereof. Tenant agrees to be responsible for any damage caused to the roof or any other part of the Building, which may be caused by Tenant or any of its agents or representatives.

c. Tenant shall, at its sole cost and expense, and at its sole risk, install, operate and maintain the Rooftop Equipment in a good and workmanlike manner, and in compliance with all applicable Building, electric, communication, and safety codes, ordinances, standards, regulations and requirements, now in effect or hereafter promulgated, of the Federal Government, including, without limitation, the Federal Communications Commission (the “FCC”), the Federal Aviation Administration (“FAA”) or any successor agency of either the FCC or FAA having jurisdiction over radio or telecommunications, and of the state, city and county in which the Building is located. Under this Lease, Landlord and its agents assume no responsibility for the licensing, operation and/or maintenance of Tenant’s equipment. Tenant has the responsibility of carrying out the terms of its FCC license in all respects. The Rooftop Equipment shall be connected to the Building power supply in strict compliance with all applicable Building, electrical, fire and safety codes. Except to the extent caused by Landlord’s negligence or willful misconduct, neither Landlord nor its agents shall be liable to Tenant for any stoppages or shortages of electrical power furnished to the Rooftop Equipment or the Roof Space because of any act, omission or requirement of the public utility serving the Building, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of electrical power. Neither Landlord nor its agents shall have any responsibility or liability for the conduct or safety of any of Tenant’s representatives, repair, maintenance and engineering personnel while in or on any part of the Building or the Roof Space.

d. The Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any, shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the equipment and appurtenances were attached. Tenant agrees to maintain the Rooftop Equipment in proper operating condition and maintain same in satisfactory condition as to appearance and safety. Tenant agrees that at all times during the Lease term, it will keep the roof of the Building and the Roof Space free of all trash or waste materials produced by Tenant or Tenant’s agents, employees or contractors.

e. In light of the specialized nature of the Rooftop Equipment, Tenant shall be permitted to utilize the services of its choice for installation, operation, removal and repair of the Rooftop Equipment, the appurtenances and the Aesthetic Screening, if any. Notwithstanding the foregoing, Tenant must provide Landlord with prior written notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary,

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Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty in effect on the roof to perform such work (to the extent that it involves the roof), or, at Tenant’s option, to perform such work in conjunction with Tenant’s contractor. In the event Landlord contemplates roof repairs that could affect Tenant’s Rooftop Equipment, or which may result in an Interruption of the Tenant’s telecommunication service, Landlord shall formally notify Tenant at least thirty (30) days in advance (except in cases of an emergency) prior to the commencement of such contemplated work in order to allow Tenant to make other arrangements for such service.

f. Tenant specifically acknowledges and agrees that the terms and conditions of Paragraphs 9, 14, 15 and 20 of this Lease shall apply with full force and effect to the Roof Space and any other portions of the roof accessed or utilized by Tenant, its representatives, agents, employees or contractors.

60. Generator.

a. Tenant shall have the right to install one (1) back-up electrical generator (the “Generator”) in a location mutually acceptable to Landlord and Tenant (the “Generator Area”). In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Building. Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant’s installation, operation, use and/or removal of the Generator. In the event that Landlord shall incur any costs as a result of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within thirty (30) days following billing. If required by Landlord, Tenant, at Tenant’s sole cost and expense, shall install screening, landscaping or other improvements satisfactory to Landlord (in Landlord’s sole discretion) in order to satisfy Landlord’s aesthetic requirements in connection with the Generator. Subject to Landlord’s prior approval of all plans and specifications, which approval shall not be unreasonably withheld, and at Tenant’s sole cost and expense, Landlord shall permit Tenant to install and maintain the Generator in the Generator Area, and connections between the Generator and Landlord’s electrical systems in the Building, all in compliance with all applicable laws. Without limitation of the foregoing, all conditions relating to the installation, connection, use, repair and removal of the Generator (including, without limitation, the manner and means of Tenant’s connection of the Generator to the core of the Building and/or through the Building risers to the Premises) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld and otherwise subject to the provisions of this Lease related to the performance of improvements within the Premises. Tenant shall be responsible for all maintenance and repairs and compliance with law obligations related to the Generator and acknowledges and that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall submit the specifications for design, operation, installation and maintenance of the connections to the Generator and facilities related thereto to Landlord for Landlord’s consent, which consent will not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s engineers, so that the Building’s systems or other components of the Building are not adversely affected by the installation and operation of the Generator and/or based upon other reasonable factors as determined by Landlord. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant’s sole responsibility.

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b. Tenant shall maintain, at Tenant’s cost, industry standard “boiler and machinery” insurance coverage with respect to the Generator. Tenant shall indemnify, defend, protect, and hold harmless Landlord for all Claims incurred in connection with or arising from any cause related to or connected with the installation, use, operation, repair and/or removal of the Generator other than to the extent caused by the acts, omissions or negligence of Landlord.

c. At Landlord’s option, Landlord may require that Tenant remove the Generator and all related facilities and equipment upon the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal and restore all affected areas to their condition existing prior to Tenant’s installation of the Generator, all at Tenant’s sole cost and expense.

61. Option to Renew.

a. Option to Renew. Tenant shall have the option to renew this Lease for one (1) additional term of ten (10) years (the “Option Term”), commencing upon the expiration of the initial term of the Lease. The renewal option shall be exercised by Tenant, if at all, and only in the following manner. Tenant may deliver notice (the “Option Interest Notice”) to Landlord not more than twenty-two (22) months nor less than twenty (20) months prior to the expiration of the of the initial term of this Lease, stating that Tenant is interested in exercising its option. If Tenant timely delivers the Option Interest Notice, Landlord shall deliver notice (the “Market Rent Notice”) to Tenant not less than nineteen (19) months prior to the expiration of the of the initial term of this Lease, setting forth Landlord’s determination of the Market Rent (as defined below) for the Premises. If Tenant wishes to exercise such option, whether or not Tenant has delivered the Option Interest Notice, Tenant shall, on or before the Option Exercise Date (as defined below), exercise the option by delivering notice thereof (the “Option Exercise Notice”) to Landlord and upon, and concurrent with, such exercise, if Landlord has previously provided its determination of the Market Rent, Tenant may, at its option, accept or reject such Market Rent. In the event that Tenant shall reject or fail to affirmatively accept the Market Rent set forth in the Market Rent Notice, or if Tenant did not deliver the Option Interest Notice, the parties shall follow the procedure, and the Market Rent shall be determined, as set forth in Paragraph 61.c. below. The “Option Exercise Date” shall mean the date occurring eighteen (18) months prior to the expiration of the then Lease Term. Notwithstanding anything contained herein to the contrary, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) on the date Tenant sends the Option Exercise Notice or as of the date immediately preceding the commencement of the Option Term Original Tenant or an Affiliate is not in occupancy of at least fifty percent (50%) of the Premises (exclusive of any space that is subject to a Live Event/Retail Sublease or a Shared Space Arrangement) then demised hereunder or Original Tenant or an Affiliate does not intend to continue to occupy the Premises (but intends to assign this Lease or sublet the space in whole or in part), or (ii) on the date Tenant sends the Option Exercise Notice or on the date immediately preceding the commencement date of the Option Term an Event of Default by Tenant remains uncured.

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b. Terms and Conditions. If Tenant exercises the renewal option, then all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the Option Term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Premises in their then “as-is” state and condition, and (iii) the Monthly Rent payable by Tenant for the Premises shall be the Market Rent for the Premises based upon the terms of this Lease, as renewed. The Market Rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease. For purposes of this Paragraph 61, the term “Market Rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to new tenants, taking into consideration the unique quality of the Premises and such amenities as existing improvements and the like, situated in first class, reputable, established creative office buildings in the Arts District of Los Angeles (which shall be deemed for purposes of this Lease the area shown on Exhibit H attached hereto), in comparable physical condition (including, if such building is a historic building, such building must have gone through a full building renovation similar to the Premises) (“Comparable Buildings”), taking into consideration the then prevailing ordinary rental market practices with respect to tenant concessions (such as rental abatement concessions, if any, being granted tenants in connection with comparable space and tenant improvements or allowances provided or to be provided for such comparable space) and the use of subject comparable space.

c. Determination of Market Rent. In the event Tenant fails to affirmatively accept or if Tenant timely objects to Landlord’s determination of the Market Rent, or, in the event that Tenant did not deliver the Option Interest Notice, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement as to the Market Rent prior to the date which is seven (7) months prior to the commencement of the Option Term (the “Outside Agreement Date”), then Landlord and Tenant shall, on a mutually and reasonably agreed upon date and time approximately six (6) months prior to the commencement of the Option Term, meet at the Premises and simultaneously exchange the Option Rents which will be submitted to arbitration under this Paragraph 61.c. The exchanged Option Rents shall be submitted to the arbitrators concurrently with the selection of such arbitrators pursuant to this Paragraph 61.c. and shall be submitted to arbitration in accordance with procedures set forth below:

i. Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or a MAI appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Paragraph 61.b. above; provided, however, the arbitrators shall have the right to adjust their determination of the Market Rent, as necessary, to account for differences in quality among the individual Comparable Building in which comparable transactions have occurred. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

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ii. The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to attempt to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (1) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (2) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant or their affiliates during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

iii. The Neutral Arbitrator shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to Paragraph 61.c. above is closest to Market Rent as determined by the Neutral Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the Neutral Arbitrator. Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the Neutral Arbitrator as being closest to Market Rent shall become the then applicable Market Rent.

iv. The Award shall be binding upon Landlord and Tenant.

v. If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then the Advocate Arbitrator appointed by one of them shall determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to this Paragraph 61.c. is closest to Market Rent as determined by such Advocate Arbitrator and simultaneously publish an Award.

vi. If the two (2) Advocate Arbitrator fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an Advocate Arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Paragraph 61.c.

vii. The cost of arbitration shall be paid by Landlord and Tenant equally.

[SIGNATURE PAGES TO FOLLOW]

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THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.

Landlord:		Tenant:

SRI TEN SANTA FE LLC,		WMG ACQUISITION CORP.,

a Delaware limited liability company		a Delaware corporation

By:	/s/ James A. Pierre	By:	/s/ Paul Robinson
	Name: James A. Pierre		Name: Paul Robinson
	Title: Vice President		Title: EVP, General Counsel & Secretary

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SCHEDULE 1

Monthly Rent Schedule

Lease Month	Rate per RSF/Month	Monthly Rent
1-12*	$3.25	$835,341
13-24*	$3.35	$860,401
25-36	$3.45	$886,213
37-48	$3.55	$912,800
49-60	$3.66	$940,184
61-72	$3.77	$968,389
73-84	$3.88	$997,441
85-96	$4.00	$1,027,364
97-108	$4.12	$1,058,185
109-120	$4.24	$1,089,931
121-132	$4.37	$1,122,628
133-144	$4.50	$1,156,307
145-153	$4.63	$1,190,997

*	See Paragraph 5.e.

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SCHEDULE 2

Parking Space Rental

	Rate per space/month (762 spaces)	Monthly Parking Space Rental
1-12	$180.00	$137,160
13-24	$183.60	$139,903
25-36	$187.27	$142,701
37-48	$191.02	$145,555
49-60	$194.84	$148,466
61-72	$198.73	$151,436
73-84	$202.71	$154,464
85-96	$206.76	$157,554
97-108	$210.90	$160,705
109-120	$215.12	$163,919
121-132	$219.42	$167,197
133-144	$223.81	$170,541
145-153	$228.28	$173,952

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SCHEDULE 3

Initial Excess Use Hours Charges

RTU#	Unit Tonnage	Portion of Building Served by Unit	Excess HVAC Charge/Hour*
1	90 ton	Tower 5th floor	$5.17
2	120 ton	Tower 3rd and 4th floors	$6.89
3	130 ton	Tower basement, 1st and 2nd floors	$7.47
4	100 ton	Annex 2nd floor North	$5.75
5	100 ton	Annex 2nd floor South	$5.75
6	130 ton	Annex 1st floor	$7.47
7	80 ton	CMU building 1st and 2nd floors	$4.50

*	Subject to change upon replacement of the subject HVAC unit.

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EXHIBIT A-1

Site Plan of the Premises

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VIOLET STREET
SANTA FE AVENUE
ALLEY
7TH PLACE
PARKING GARAGE
7TH STREET

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EXHIBIT A-2

Legal Description of the Premises

The land referred to in this Commitment is situated in the City of Los Angeles, County of Los Angeles, State of California, and is described as follows:

PARCEL 1:

LOTS 11 TO 23 INCLUSIVE OF M. L. WICKS SUBDIVISION OF THE GARBOLINO-COOPER AND SOUTH AND PORTER TRACTS, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 16, PAGE 73 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, TOGETHER WITH THAT PORTION OF THAT CERTAIN NORTH-SOUTH ALLEY, 15 FEET WIDE, AS SHOWN ADJOINING LOTS 1 AND 42, M. L. WICKS SUBDIVISION OF THE KIEFER TRACT, AS PER MAP RECORDED IN BOOK 18, PAGE 25 OF SAID MISCELLANEOUS RECORDS, BOUNDED NORTHERLY BY A LINE PARALLEL WITH AND DISTANT 5 FEET SOUTHERLY MEASURED AT RIGHT ANGLES FROM THE EASTERLY PROLONGATION OF THE NORTHERLY LINE OF SAID LOT 1; AND BOUNDED SOUTHERLY BY A LINE PARALLEL WITH AND DISTANT 2 FEET NORTHERLY MEASURED AT RIGHT ANGLES FROM THE EASTERLY PROLONGATION OF THE SOUTHERLY LINE OF SAID LOT 42, AS DESCRIBED IN RESOLUTION TO VACATE NO. 96-1400503, A CERTIFIED COPY OF WHICH RECORDED FEBRUARY 4, 1997 AS INSTRUMENT NO. 97-185212, OFFICIAL RECORDS, THAT WOULD PASS WITH LEGAL CONVEYANCE OF SAID LOTS 11 TO 17 INCLUSIVE.

PARCEL 2:

LOTS 37 AND 38 OF M.L. WICKS SUBDIVISION OF THE KIEFER TRACT, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 18, PAGE 25 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL 3:

LOTS 1, 2, 3, 4, 39, 40, 41 AND 42 OF M.L. WICKS SUBDIVISION OF THE KIEFER TRACT, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 18, PAGE 25 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, TOGETHER WITH THAT PORTION OF THAT CERTAIN NORTH-SOUTH ALLEY, 15 FEET WIDE, AS SHOWN ADJOINING LOTS 1 AND 42, M. L. WICKS SUBDIVISION OF THE KIEFER TRACT, AS PER MAP RECORDED IN BOOK 18, PAGE 25 OF SAID MISCELLANEOUS RECORDS, BOUNDED NORTHERLY BY A LINE PARALLEL WITH AND DISTANT 5 FEET SOUTHERLY MEASURED AT RIGHT ANGLES FROM THE EASTERLY PROLONGATION OF THE NORTHERLY LINE OF SAID LOT 1; AND BOUNDED SOUTHERLY BY A LINE PARALLEL WITH AND DISTANT 2 FEET NORTHERLY MEASURED AT RIGHT ANGLES FROM THE EASTERLY

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PROLONGATION OF THE SOUTHERLY LINE OF SAID LOT 42, AND THAT PORTION OF THAT CERTAIN EAST-WEST ALLEY, 20 FEET WIDE, AS SHOWN ADJOINING LOTS 1 THROUGH 4, SAID M. L. WICKS SUBDIVISION OF KIEFER TRACT, BOUNDED EASTERLY BY THE SOUTHERLY PROLONGATION OF THE EASTERLY LINE OF SAID LOT 1; AND BOUNDED WESTERLY BY A LINE PARALLEL WITH AND DISTANT 30 FEET EASTERLY MEASURED AT RIGHT ANGLES FROM THE SOUTHERLY PROLONGATION OF THE WESTERLY LINE OF SAID LOT 4, AS BOTH ARE DESCRIBED IN RESOLUTION TO VACATE NO. 96-1400503, A CERTIFIED COPY OF WHICH RECORDED FEBRUARY 4, 1997 AS INSTRUMENT NO. 97-185212, OFFICIAL RECORDS, THAT WOULD PASS A LEGAL CONVEYANCE OF SAID LOTS 1, 2, 3, 4, 39, 40, 41 AND 42.

EXCEPT FROM SAID LOT 39, ALL OIL GAS, MINERAL AND OTHER HYDROCARBON SUBSTANCES LYING UNDER SAID LAND BUT WITH NO RIGHT OF ENTRY THEREON, AS RESERVED BY WINIFRED A KIDSON, IN DEED RECORDED SEPTEMBER 2, 1952, IN BOOK 39738, PAGE 250, OFFICIAL RECORDS.

PARCEL 4:

THAT PORTION OF LOTS 24, 25 AND 26 OF M.L. WICKS SUBDIVISION OF GARBOLINO-COOPER & SOUTH & PORTER TRACT, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 16 PAGE 73 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, LYING WESTERLY OF THE WEST LINE OF THE RIGHT OF WAY DESCRIBED IN DEED TO SOUTHERN PACIFIC RAILROAD COMPANY, RECORDED IN BOOK 4867 PAGE 266 OF DEED OF RECORDS OF SAID COUNTY.

PARCEL 5:

LOTS 24, 25 AND 26 OF M.L. WICKS SUBDIVISION OF GARBOLINO-COOPER & SOUTH & PORTER TRACTS, IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 16 PAGE 73 OF MISCELLANEOUS RECORDS, IN THE OFFICE OF THE COUNTY RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPTING THEREFROM THOSE PORTIONS OF SAID LOTS WESTERLY OF THE WESTERLY LINE OF THE RIGHT OF WAY DESCRIBES IN THE DEED TO THE SOUTHERN PACIFIC RAILROAD COMPANY, RECORDED IN BOOK 4867 PAGE 266 OF DEEDS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

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EXHIBIT B

RULES AND REGULATIONS

FORD FACTORY CAMPUS

1. Tenant shall not alter any lock or install any new or additional locks or any bolts on any interior or exterior door of the Premises without prior notice (at least fifteen (15) days in advance) to Landlord (and Tenant shall provide Landlord copies or master keys for such new locks or bolts).

2. Tenant shall not overload the floor of the Premises.

3. Safes or other heavy objects shall, if considered necessary by Landlord, stand on a platform of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining any such safe or other property shall be repaired at the expense of Tenant. The moving company must be a locally recognized professional mover and must be bonded and fully insured. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Premises.

4. In no event shall Tenant keep, use, or permit to be used in the Premises or the Building any guns, firearm, explosive devices or ammunition.

5. Tenant shall not use or keep in the Premises or the Building any kerosene, gasoline, or, except as customary in connection with a general office or retail use or for the generator, inflammable or combustible fluid or material.

6. Landlord will direct electricians as to where and how telephone and telecommunications wiring is to be introduced into the Premises and the Building. No boring or cutting for wires will be allowed without the prior consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the prior approval of Landlord.

7. Upon the expiration or earlier termination of the Lease, Tenant shall deliver to Landlord the keys of offices, rooms and toilet rooms which have been furnished by Landlord to Tenant and any copies of such keys which Tenant has made. In the event Tenant has lost any keys furnished by Landlord, Tenant shall pay Landlord for such keys.

8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises, except to the extent and in the manner approved in advance by Landlord. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

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9. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. Subject to Tenant’s right of access to the Premises in accordance with Building security procedures, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building outside of Building Hours, and during such further hours as Landlord may deem advisable for the adequate protection of the Building and the property of its tenants.

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EXHIBIT C

Form of Commencement Date Letter

_______, 20__

Re:

Lease, dated as of ________________ 20__ (the “Lease”), between SRI Ten SANTA FE LLC, a Delaware limited liability company (“Landlord”) and WARNER MUSIC INC., a Delaware corporation (“Tenant”) for premises located at 777 S. Santa Fe Avenue, Los Angeles, California.

Gentlemen or Ladies:

Pursuant to Paragraph 3.a. of your above-referenced Lease, this letter shall confirm the following dates:

1. The Commencement Date of the Lease (as defined in Paragraph 2.b. of the Lease) is ___________________.

2. The Expiration Date of the Lease (as defined in Paragraph 2.b. of the Lease) is ________________________ .

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead. If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response setting forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of Tenant’s receipt of this letter, Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

SRI TEN SANTA FE LLC, a Delaware limited liability company

By:
Its designated signatory

The undersigned agrees to the dates set forth above:

WARNER MUSIC INC., a Delaware corporation

By:
Name:
Title:

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EXHIBIT D-1

Cash Security Deposit Provisions

In the event that Tenant elects to provide a portion of the Letter of Credit Amount in the form of a cash security deposit pursuant to Paragraph 6.a. of this Lease (the “Cash Security Deposit”), then such Cash Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but without any obligation on behalf of Landlord, apply all or any part of the Cash Security Deposit: (i) to the payment of any rent or any other sum in default; and (ii) to compensate Landlord for any and all damages or losses of any kind or nature sustained or which Landlord reasonably estimates that it will sustain that result from Tenant’s breach or default of the Lease, including, but not limited to, any and all damages or losses arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in this Lease and Section 1951.2 of the California Civil Code. Following Landlord’s application of the Cash Security Deposit, or any portion thereof, Tenant shall, upon demand therefor, restore the Cash Security Deposit to its original amount. Tenant shall not be entitled to any interest on the Cash Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Exhibit D-1, above, and (B) rather than be so limited, Landlord may claim from the Cash Security Deposit (i) any and all sums expressly identified in this Exhibit D-1, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. Any unapplied portion of the Cash Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the term of this Lease so long as this Lease was not terminated as a result of an Event of Default or other early termination due to a bankruptcy or insolvency of Tenant (and, if this Lease was terminated prior to the scheduled expiration date due to an Event of Default or due to a bankruptcy or insolvency of Tenant, then any unapplied portion of the Cash Security Deposit shall be returned within sixty (60) days following the final, non-appealable decision of a court of competent jurisdiction of the amounts owing to Landlord under this Lease as a result thereof and Tenant’s right, if any, to the refund of any unapplied portion of the Cash Security Deposit).

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EXHIBIT D-2

Form Letter of Credit

IRREVOCABLE LETTER OF CREDIT

Date of Issue: October 7, 2016

Beneficiary	Applicant
SRI Tenant Santa Fe LLC	WMG Acquisition Corp.
75 Rockefeller Plaza
New York, NY 10019

Ladies and Gentlemen,

We hereby issue this Irrevocable Standby Letter of Credit No.                      in your favor, for the account of WMG Acquisition Corp. in the amount of USQLP4)J)J5MQ (SEVEN MILLION AND 00/100 UNITED STATES DOLLARS), (the “Stated Amount”) available by payment upon presentation of your draft(s) drawn on us at sight, accompanied by the following:

1)	The original of this Letter of Credit and amendment(s), if any.

2)	A dated statement purportedly signed by an authorized officer/representative of the Beneficiary on Beneficiary’s letterhead which includes one of the following statements:

“The undersigned hereby certifies that Beneficiary, either (a) in accordance with that certain office lease dated [insert lease date], as the same may have been amended (collectively, the “Lease”), or (b) as a result of the termination of the lease, has the right to draw down the amount of USD                  under Letter of Credit No.                 .”

OR

“The undersigned hereby certifies that it has received written notice that Credit Suisse AG will not extend Letter of Credit No.                beyond its current expiration date”

OR

‘The undersigned hereby certifies that Beneficiary is entitled to draw down the full amount of Letter of Credit No.                  as the result of the filing of a voluntary petition under the U.S bankruptcy code or a state bankruptcy code by the Tenant under that certain office lease dated [insert lease date], as the same may have been amended (collectively, the “Lease”).”

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OR

‘The undersigned hereby certifies that Beneficiary is entitled to draw down the full amount of Letter of Credit No.                  as the result of an involuntary petition having been filed under the U.S. bankruptcy code or a state bankruptcy code against the Tenant under that certain office lease dated [insert lease date], as the same may have been amended (collectively, the “Lease”).”

OR

“The undersigned hereby certifies that Beneficiary is entitled to draw down the full amount of Letter of Credit No.                  as the result of the rejection, or deemed rejection, of that certain office lease dated [insert lease date], as the same may have been amended, under section 365 of the U.S. bankruptcy code.”

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SPECIAL CONDITIONS:

Draft(s) must state: “Drawn under Credit Suisse AG Standby Letter of Credit No.                  dated October 1, 2016.”

We hereby agree with you that your draft(s) drawn under and in compliance with the terms of this Letter of Credit shall be duty honored upon presentation to us at our office located at Eleven Madison Avenue, 9th Floor, New York, New York 10010, Attention: Trade Finance Services Department, without inquiry as to the accuracy of the presentation and regardless of whether Applicant disputes the content of any presentation documents The written statement shall be accompanied by this Letter of Credit for surrender; provided, however, that if less than the balance of the Letter of Credit is drawn, this Letter of Credit need not be surrendered and shall continue in full force and effect with respect to the unused balance of this Letter of Credit unless and until we issue to you a replacement Letter of Credit for such unused balance, the terms of which replacement Letter of Credit shall be identical to those set forth in this Letter of Credit. Drawing request(s) made by fax transmission to fax number 212-325-8315 or such other fax number identified by us in a written notice to you is acceptable You shall notify us by telephone at 212-325-3610 or 212-538-1370 prior to or simultaneously with sending of such fax transmission.

Partial and multiple drawings are allowed. Each payment made by us pursuant to a drawing made hereon will automatically reduce the Stated Amount by the amount of such payment.

This Letter of Credit expires at our counters on October 7. 2017 (the “Expiry Date”).

It is a condition of this letter of credit that it is deemed to be automatically extended without amendment for period{s) of one year each from the current expiry date hereof, or any future expiry date, unless at least sixty (60) days prior to any expiry date, we notify you by registered mail or overnight courier at the above listed address that this Letter of Credit will not be extended beyond its current expiry date Upon receipt of such notice, you have the right to draw yoif sight draft(s) on us, accompanied by the original of this Letter of Credit, and any amendments attached hereto, if any.

This Letter of Credit is transferable and any such transfer shall be effected by us, provided that you deliver to us your written request for transfer in form attached hereto as Exhibit A. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Beneficiary of Beneficiary’s rights and interests in and to this Lease. The original of this Letter of Credit together with any amendments thereto must be presented to Credit Suisse AG only and accompany any such transfer request. In case of any transfer under this Letter of Credit, the draft and any required statement must be executed by the transferee and where the beneficiary’s name appears within this Letter of Credit, the transferee’s name shall be automatically substituted therefor this Letter of Credit may not be transferred to any person with whom U.S. persons are prohibited from doing business under U.S. Foreign Assets Control Regulations or other applicable U.S. laws and regulations. Any transfer fees will be for the account of the Applicant.

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All issuing bank charges including transfer charges are for the account of the Applicant. Our obligation to transfer this Letter of Credit shall not be affected by our ability to collect payment of the transfer fee from the Applicant

In the event that the original of this Letter of Credit or any amendment thereto is lost, stolen, mutilated, or otherwise destroyed, we hereby agree to issue a duplicate original hereof upon receipt of a written request from you and a certification by you (purportedly signed by your authorized representative) of the loss, theft, mutilation, or other destruction or the original hereof

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Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (ISP 98) subject to the following: (a) notwithstanding Rule 4.09(c) of ISB98 and regardless of whether the words “exact” or “identical” or similar words are used in this Letter of Credit, a document presented under this Letter of Credit need not reproduce the wording in this Letter of Credit exactly, including typographical errors, punctuation, spacing, blank lines and spaces, and the like; and (b) notwithstanding Rule 5.06(c)(i) of ISP98 the presenter shall not be precluded from asserting an objection to a notice of discrepancy solely by reason of having requested that the documents be forwarded or that a waiver be sought.

If you require any assistance or have any questions regarding this Letter of Credit, please call (212) 325-3610.

Very truly yours,

Credit Suisse AG

Authorized Signature	Authoriz Signature

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EXHIBIT D-3

Letter of Credit Reduction Schedule

1. Subject to the provisions of Paragraph 6.d. of this Lease and Paragraph 2 of this Exhibit D-3 below, the Letter of Credit Amount shall be the amounts set forth in the table below as of the first day of each Lease Year:

Lease Year	Letter of Credit Amount*
1	$15,448,324	**
2	$15,448,324	**
3	$15,448,324	**
4	$11,586,243
5	$7,724,162
6	$3,862,081
7	$1,931,000
8	$1,931,000	**
9	$1,931,000	**
10	$1,931,000	**
11	$1,931,000	**
12+	$0

*	Letter of Credit Amounts set forth above are assuming that no reductions have been made as provided in Paragraph 2 below.
**	Note that there will be no time – based reduction on the subject Lease Year (but there may nonetheless be reductions as provided in Paragraph 2, below).

2. Subject to the provisions of Paragraph 6.d. of this Lease, the Letter of Credit Amount shall be subject to further adjustment as set forth below to the extent the Letter of Credit Amount as determined pursuant to the chart below is lower than the Letter of Credit Amount otherwise required pursuant to the table in Paragraph 1 above:

a. The Letter of Credit Amount shall be reduced to the amount provided in the table below upon Tenant, together with Warner Parent Entity and its affiliates, obtaining a Moody’s Corp. Family Rating or S&P Corporate Credit Rating corresponding to the applicable Letter of Credit Amount in the chart below:

Moody’s Corp. Family Rating	S&P Corporate Credit Rating	Letter of Credit Amount
Baa3 & above	BBB- & above	$0
Ba1	BB+	$6,448,000
Ba2	BB	$9,448,000
Ba3	BB-	$12,448,000
B1	B+	$15,448,000
	B	$15,448,000

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b. Notwithstanding anything contained herein to the contrary, the Letter of Credit Amount shall only be subject to adjustment as provided in Paragraph 2.a. above if, as of such date that the adjustment would otherwise occur (i) Tenant remains a wholly owned subsidiary of the Warner Parent Entity and (ii) Tenant continues to hold substantially all of the assets (which may include the equity interests in subsidiaries) of the Warner Corporate Family.

3. For example purposes only, the following are illustrative of how the provisions of Paragraphs 1 and 2 above would operate under the following circumstances:

a. Assume that as of the first day of Lease Year 3, Tenant and its affiliates have a Moody’s Corp. Family Rating of Ba3 and an S&P Corporate Credit Rating of B+. Then, effective as of the first day of Lease 3, the Letter of Credit Amount shall be reduced to $12,448,000. Assuming no other changes are made in the credit rating (other than achieving an S&P Corporate Credit Rating of BB-), there will be no further adjustments to the Letter of Credit Amount until the first day of Lease Year 4.

b. Assume that as of the first day of Lease Year 4, Tenant and its affiliates have a Moody’s Corp. Family Rating of Ba3 and an S&P Corporate Credit Rating of BB-, then, effective as of the first day of Lease 4, the Letter of Credit Amount shall be reduced from $12,448,000 to $11,586,243.

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EXHIBIT E

Intentionally Omitted

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EXHIBIT F

Memorandum of Lease

RECORDING	REQUESTED	BY
AND WHEN RECORDED, MAIL TO:

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is made and entered by and between __________________ (“Landlord”), and ___________________________________ (“Tenant”).____________________________________________________________________

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease dated as of August ____, 2016 (the “Lease”) pertaining to certain premises located at ______________________________________________________ (the “Premises”); and

B. Landlord and Tenant desire to file for record a Memorandum of Lease to evidence the execution of the Lease and to provide specific notice of certain provisions contained in the Lease.

LEASE PROVISIONS

1. LEGAL DESCRIPTION. The real property on which the Premises is located is described on Exhibit A attached hereto and incorporated herein by this reference.

2. LEASE TERM. The term of the Lease commences on __________________ __, ____, and expires on __________________ __, ____ (the “Lease Term”), which Lease Term is subject to the following extension period(s): one option to extend the Lease Term for an additional period of ten (10) years to __________________ __, ____ (the “Outside Termination Date”).

3. TERMINATION OF THIS MEMORANDUM. This Memorandum shall automatically terminate as of the date that is the earlier of (a) the Outside Termination Date or (b) the expiration or earlier termination of the Lease.

[Insert Signatures, Legal Description and Notary Certificates]

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EXHIBIT G

Environmental Reports

1.

Phase I Environmental Site Assessment (Former Ford Property – 2030, 2035, & 2060 East 7th Street, 821 South Santa Fe Avenue, 2053 Violet Street, and 2040 East 7th Place Los Angeles, California) dated April 16, 2014, prepared by AMEC Environment & Infrastructure, Inc., Project No. OD13165190.200.204

2.

Phase II Investigation (Former Ford Property – 2030, 2035, & 2060 East 7th Street, 821 South Santa Fe Avenue, 2053 Violet Street, and 2040 East 7th Place Los Angeles, California) dated November 12, 2015, prepared by AMEC Environment & Infrastructure, Inc., Project OD13165190.500.502

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EXHIBIT H

Arts District Map

Los Angeles City Hall
LITTLE TOKYO
The Geffen Contemporary at MOCA
ALISO VILLAGE
Regent Theater DTLA
E 1st St
E 2nd St
E 3rd St
E 4th St
E 4th Pl
E 5th St
E 6th St
E 7th St
7th St
E 8th St
E Commercial St
S Central Ave
S Santa Fe Ave
Mateo St
Mill St
Palmetto St
Factory Pl
Produce St
Industrial St
Bay St
Alameda St
Wilson St
Los Angeles River
ARTS DISTRICT
DOWNTOWN
Greyhound Package Express
Bestia
Whittier Blvd
Jesse St
E Olympic Blvd
Porter St
Hunter St
E 14th St
E 15th St
E 16th St
Newton St
Long Beach Ave
Hooper Ave
Naomi Ave
Merchant St
Kohler St
Ceres Ave
Gladys Ave
Crocker St
Winston St
Sears
S Clarence St
S Anderson St
S Mission Rd
S Boyle Ave
Rio Vista Ave

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EXHIBIT I

Work Letter

This Work Letter shall set forth the terms and conditions relating to the construction of the Premises. All references in this Work Letter to Paragraphs of “this Lease” shall mean the relevant portions of the Office Lease to which this Work Letter is attached as Exhibit I, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of this Work Letter.

SECTION 1

LANDLORD’S WORK

1.1 Description of Landlord’s Work; Final Plans.

1.1.1 Landlord shall, at Landlord’s sole cost and expense (except as otherwise provided herein), cause the construction or installation of the work (“Landlord’s Work”) described in the narrative description and graphic figures attached hereto as Schedules L-1, L-2, L-3 and L-4 attached hereto. Notwithstanding anything contained herein to the contrary, in the event any item of work is not described in either the narrative descriptions set forth in Schedules L-1, L-2 or L-3 or the plans referenced in Schedule L-4, then such component of work is not included as part of Landlord’s Work. To the extent that any portion of the plans referenced in Schedule L-4 are contradicted by the narrative descriptions set forth in Schedules L-1, L-2 or L-3, then such narrative descriptions shall govern.

1.1.2 Landlord shall have the right to make modifications to the Landlord’s Work as shown on Schedules L-1, L-2, L-3 and L-4 attached hereto so long as such modifications do not constitute a Material Change (as defined below). No Material Changes in Landlord’s Work may be made without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall respond to any request for approval of a Material Change within five (5) Business Days. As used herein, the term “Material Change” shall mean any modification to the Landlord’s Work as shown on Schedules L-1, L-2, L-3 and L-4 attached hereto that would (a) have a material effect on the Building structure, (b) have a material effect on the Building systems or imperil the LEED gold rating of the Base Building, (c) not be in compliance with Legal Requirements, (d) have a material effect on the exterior appearance of the Building, or (e) materially increase the cost of constructing the Tenant Improvements or require a material modification to any of the Contract Documents (as defined below) once approved.

1.2 Substantial Completion of Landlord’s Work.

1.2.1 Landlord’s Work shall be deemed to be “Substantially Completed” when Landlord’s Work has been completed, subject only to correction or completion of “Punch List” items, which items shall be limited to items of missing or incomplete work (including, without limitation the MEPF commissioning, CMU skylight, Paseo finishes, and B Permit Work), defective work or materials, or mechanical maladjustments that are, in each case, of such a nature that they do not materially interfere with or impair the construction cost or completion

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date of the Tenant Improvements, or Tenant’s use of the Premises for Tenant’s business. The definition of “Substantially Completed” shall also apply to the terms “Substantial Completion” and “Substantially Complete”. Within thirty (30) days following the Substantial Completion of the Landlord’s Work, Tenant may provide to Landlord a proposed Punch List of items of Landlord’s Work that it believes remain to be completed by Landlord, and Landlord will notify Tenant if it believes any proposed items are not part of Landlord’s Work and shall diligently work to complete agreed Punch List items. Landlord shall provide Tenant with full access to the Premises so as to allow Tenant to create such Punch List.

1.2.2 Notwithstanding anything contained herein to the contrary, any improvement work required by governmental authorities to be performed to the land adjacent to the Premises (i.e., offsite improvements) in connection with Landlord’s Work (the “B Permit Work”) shall be deemed “Punch List” work hereunder so long as the completion of such work does not delay or hinder (i) Tenant’s ability to complete the Tenant Improvements and receive a certificate of occupancy (or its equivalent) for the Tenant Improvements so that Tenant may commence the conduct of business operations from the Premises, or (ii) Tenant’s ability to access entries and exits or use the Premises for the conduct of its business therein. Tenant acknowledges that B Permit work will generate typical construction noise.

1.3 Tenant Delays. Tenant shall be responsible for, and shall pay to Landlord, any and all costs and expenses reasonably and actually incurred by Landlord in connection with any actual delay in the commencement or completion of Landlord’s Work and any actual increase in the cost of Landlord’s Work to the extent caused by (a) Tenant’s failure to respond to Landlord’s request for information regarding Landlord’s Work within five (5) Business Days of Tenant’s receipt thereof, (b) Tenant’s failure to respond within five (5) Business Days to reasonable inquiries by Landlord or Contractor regarding the construction of the Landlord’s Work, including approval of a Material Change, and (c) any other delay requested or caused by the wrongful actions or inactions of Tenant. Each of the foregoing is referred to herein as a “Tenant Delay”. Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless Tenant fails to cure such Tenant Delay within two (2) Business Days after receipt of written notice from Landlord detailing such claimed Tenant Delay.

1.4 Repairs to Landlord’s Work. Landlord shall cause Landlord’s Work to be performed in a good and workmanlike manner in compliance with all Legal Requirements; provided that the foregoing shall not imply any representation or warranty as to the useful life of such improvements or systems, nor shall the foregoing diminish Tenant’s responsibility pursuant to Paragraph 10.a. of this Lease to perform any repairs, modifications or improvements to the same necessitated after the Commencement Date or otherwise by reason of Tenant’s use of the same, Tenant’s Alterations, ordinary wear and tear, or otherwise. The foregoing warranty by Landlord specifically excludes the Tenant Improvements or any other Alterations performed by or for Tenant and any damage caused by Tenant to the Building or the other portions of the Premises following the Tenant Access Date and any malfunctioning of any Building systems due to the Tenant Improvements or Tenant’s acts or omissions. Landlord shall, at Landlord’s sole cost and expense, repair any defect in the construction of the Landlord’s Work (but not design defects if Tenant’s architect or other consultant prepared the plans for such portion of Landlord’s Work or otherwise specified the design at issue) arising on or before the date that is one (1) year following Substantial Completion of Landlord’s Work (the “Warranty Period”), provided Tenant gives prompt notice of such matter to Landlord promptly upon discovery and no later than the expiration of the Warranty Period.

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SECTION 2

TENANT IMPROVEMENTS

Beginning on the Tenant Access Date, Tenant shall have access to the Premises to perform the improvements (the “Tenant Improvements”) described in the plans and specifications attached hereto as Schedule T-1, subject to the terms and conditions of this Section 2.

2.1 Construction Documents.

2.1.1 Final Contract Documents.

2.1.1.1 Tenant has or will have a licensed, qualified architect (the “Architect”) to prepare a fully coordinated set of architectural, structural, mechanical, electrical, plumbing, fire suppression, life safety, security and data-com working drawings and specifications for the Tenant Improvements, in a form which is fully complete, and is the same set of documents in Tenants contract with Contractor (the “Construction Contract”; the Construction Contract and such other plans and specifications referenced above (including the Final Space Plan and the Final Working Drawings) shall be, collectively, the “Contract Documents”). The Architect shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant may, at Tenant’s election retain design-build subcontractors (the “Engineers”) to prepare the portions of the Contract Documents relating to the structural, mechanical, electrical, plumbing, fire suppression, life safety, and data-com work in the Premises that is not part of Landlord’s Work. Such Engineers shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. The Contract Documents shall comply with reasonable industry standard drawing formats and specifications.

2.1.1.2 Landlord Plan Review.

(A) Preliminary Submissions. Prior to, or concurrently with, submission of the Contract Documents for Landlord’s approval, Tenant shall make the following preliminary submissions to Landlord for its approval (collectively, the “Preliminary Submissions”): (a) Structural Modification Intent; (b) Space Plan and Schematic Design; (c) Bid and Permit Documents; and (d) Building Permits. Landlord shall advise Tenant within ten (10) Business Days after Landlord’s receipt of any of such items if Landlord reasonably determines that such particular items are unsatisfactory or incomplete in any respect.

(B) Final Space Plan. Tenant shall supply Landlord with two (2) copies signed by Tenant of its final space plan for the Premises (the “Final Space Plan”) for Landlord’s reasonable approval. The Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, the configuration of workstations (if any) and their intended use. Landlord shall advise Tenant, with reasonable specificity, within ten (10) Business Days after Landlord’s receipt of the Final Space Plan for the Premises if Landlord reasonably determines that the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly revise the Final Space Plan in accordance with such review. Landlord

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shall limit its disapproval to areas of the Final Space Plan that (i) have a material effect on the Building structure, (ii) have a material effect on the Building systems or imperil the LEED rating of the Base Building, (iii) are not in compliance with Legal Requirements, and (iv) have an effect on the exterior appearance of the Building (any of the foregoing, a “Design Problem”). In addition to the foregoing, at Tenant’s request at the time that Tenant is requesting approval of the Final Space Plan or the Final Working Drawings (which request shall make specific reference to this Section 2.1.1.2(A)), Landlord shall advise Tenant of which components of the Tenant Improvements that Landlord shall require removal at the expiration or earlier termination of this Lease in accordance with Paragraph 9.g. of this Lease.

(C) Final Working Drawings. After the approval and final correction of the Final Space Plan, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical, plumbing, and life safety working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and Tenant shall submit the same to Landlord for Landlord’s reasonable approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant, with reasonable specificity, within ten (10) Business Days after Landlord’s receipt of the Final Working Drawings for the Premises if Landlord reasonably determines that the same are unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. Landlord shall limit its disapproval to areas of the Final Working Drawings that have a Design Problem. In addition to the foregoing, at the time that Landlord provides its approval of the Final Working Drawings, Landlord shall also advise Tenant of which components of the Tenant Improvements that Landlord shall require removal at the expiration or earlier termination of this Lease in accordance with Paragraph 9.g. of this Lease.

(D) To the extent reasonably practicable and customary, Tenant may deliver any of the foregoing required items to Landlord simultaneously. In addition to the foregoing matters, Tenant may, at any time, request Landlord’s approval for any draft plans specifications or any guidance as respects Tenant’s preparation of the plans and specifications for the Tenant Improvements and Landlord shall respond to Tenant’s request for approval or guidance in a reasonable period of time given the scope of the subject matter (but in no event later than ten (10) Business Days following receipt of Tenant’s request thereof).

2.1.1.3 The Construction Contract (including the schedule of values for the Tenant Improvements) shall be on a commercially reasonable, industry standard form, and shall be provided to Landlord for Landlord’s records promptly upon the completion thereof.

2.1.1.4 Landlord’s review of the Final Space Plan, Construction Contract and Final Working Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or compliance with other Legal Requirements or other like matters. Accordingly, notwithstanding that any Contract Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance

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which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Contract Documents, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Contract Documents.

2.1.1.5 To the extent customary, and provided that at such time Tenant has engaged a Contractor, each submission of any portion of the Contract Documents shall be accompanied by the schedule of values included in the construction contract between Tenant and Contractor, which schedule of values shall detail by trade the estimated final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or Contractor.

2.1.2 Landlord’s Approval. Landlord shall have the periods set forth above for approval of any portion of the Contract Documents, and Landlord’s receipt of all information and documentation reasonably requested by Landlord relating to such applicable document, in which to approve or disapprove such applicable document, provided that any such written request to Landlord with respect to approval of any portion of the Contract Documents, as the case may be is marked in bold lettering with the following language: “LANDLORD’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THAT CERTAIN LEASE AGREEMENT BETWEEN THE UNDERSIGNED AND LANDLORD” and the envelope containing the request must be marked “PRIORITY”. In the event that Landlord fails to respond to Tenant’s request for approval of any portion of the Contract Documents, as the case may be, Landlord’s approval shall be deemed given with respect to the applicable document but only to the extent that such document strictly complies with (i) all other documents previously approved (or deemed approved) by Landlord hereunder, and (ii) the requirements of this Work Letter; provided, however, for any portion of the Contract Documents, as the case may be, that affect the Base Building (as defined below) or is of a scope for which Landlord will require review of the relevant plans and specifications by a third party expert, then the foregoing ten (10) Business Day response period shall not apply (nor shall Landlord’s deemed consent as provided herein) and Landlord shall be provided a reasonable period of time to have such third party complete its review of the applicable portion of the applicable documents prior to Landlord being required to provide its approval or disapproval of the applicable portion of such documents. For purposes of clarification, Landlord requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Landlord for purposes of the foregoing ten (10) Business Day period response requirement.

2.1.3 Approved Contract Documents. The Contract Documents, as approved (or deemed approved) by Landlord shall be referred to herein as the “Approved Contract Documents”. Tenant hereby agrees that, except as related to Landlord’s completion of the Landlord Work, and the requirement that Landlord obtain a certificate of occupancy for the Building based on completion of the Landlord Work, neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Tenant Improvements and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. Except as allowed in accordance with Legal Requirements,

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Tenant shall not commence construction until all required governmental permits are obtained and the other Tenant Access Requirements have been met. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall be subject to the approval requirements set forth in Section 2.1.1.3 above.

2.2 Construction of Tenant Improvements by Tenant’s Agents.

2.2.1 Tenant Access Requirements; Terms of Entry.

2.2.1.1 Tenant Access Requirements. Tenant shall not commence construction of the Tenant Improvements until all of the following requirements have been satisfied (collectively, the “Tenant Access Requirements”): (a) Landlord has approved all aspects of the Contract Documents (or they are deemed approved), including, without limitation, the Preliminary Submissions and the schedule of values; (b) Tenant has received the necessary building permits to construct the Tenant Improvements; and (c) Tenant has delivered certificates of insurance to Landlord as required by Article 15 of this Lease, and a copy of the Contract as required by Section 2.1.1.3 of this Tenant Work Letter.

2.2.1.2 Terms of Entry. During the period commencing on the Tenant Access Date and ending on the Commencement Date, all of the agreements and covenants of Tenant in this Lease, except the payment of rent, shall apply and be in force, including, without limitation, the provisions of Articles 8, 9, 14 and 15. Without limiting the generality of the foregoing, all of the provisions of this Lease, including Article 9 of this Lease, relative to Alterations to the Premises shall apply with respect to the Tenant Improvements; provided, however, that to the extent any of the provisions of said Article 9 conflict with the terms of this Work Letter, the terms of this Work Letter shall control.

2.2.2 Contractor and Tenant’s Agents. Tenant shall retain Contractor for preconstruction services and to construct the Tenant Improvements. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, and shall be given or withheld (with reasonably detailed reasons for any withheld approval) within three (3) Business Days. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval, which shall not be unreasonably withheld.

2.2.3 Tenant’s Agents.

2.2.3.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. The Tenant Improvements shall be constructed in accordance with the Contract Documents and the terms of this Lease.

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2.2.3.2 Indemnity. Tenant’s indemnity of Landlord and the other Indemnitees as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

2.2.3.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

2.2.4 Insurance Requirements.

2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are reasonably approved by Landlord, including naming Landlord and such other parties designated by Landlord as additional insureds.

2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in a reasonable and customary amount and approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements in form and with companies as are reasonably approved by Landlord.

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2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense (subject to Tenant’s right to revise the design of the Tenant Improvements to the extent provided herein). Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any reasonable and customary Products and Completed Operation Coverage insurance reasonably required by Landlord. All policies (with the exception of workers compensation insurance) carried under this Section 2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against Landlord and any party required by Landlord to be named or automatically added as an additional insured. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under this Lease. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

2.2.5 Alterations Operations Fee. Tenant shall pay Landlord on demand prior to commencement of construction of the Tenant Improvements, a fee in the amount of one percent (1%) of the total amount of the Tenant Improvement Allowance (the “Alteration Operations Fee”). Landlord shall retain from Landlord’s Allowance, as payment of the Alteration Operations Fee, an amount equal to the Alteration Operations Fee.

2.2.6 Additional Provisions. Notwithstanding anything contained herein to the contrary, the following additional provisions shall apply with respect to the construction of the Tenant Improvements:

2.2.6.1 Subject to availability of adequate parking spaces, Tenant’s Agents shall be allowed to park at the Premises (in locations designated by Landlord from time to time) at no cost during the construction and move-in period. Landlord shall make reasonably sufficient parking spaces in the Parking Structure available for use by Tenant’s Agents.

2.2.6.2 Landlord shall provide reasonable electrical or temporary power during construction of the Tenant Improvements at no cost to Tenant.

2.2.6.3 In accordance with Paragraph 12 of this Lease, Tenant shall keep the Premises and the Building free from mechanics’, materialmen’s and all other liens arising out of any work performed, materials furnished or obligations incurred by Tenant and shall promptly and fully pay and discharge all claims on which any such lien could be based. In the event that Landlord elects to pay or satisfy any lien as provided in Paragraph 12 of this Lease, Landlord may apply Landlord’s Allowance on account of such expense.

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2.2.6.4 Tenant hereby acknowledges that notwithstanding anything contained herein to the contrary, Landlord is not and shall not be deemed to be a “participating owner” with respect to the Tenant Improvements.

2.2.6.5 Tenant shall comply in all material respects with Landlord’s Construction Standards.

2.2.7 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all Legal Requirements, including, but not limited to, all applicable building codes; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

2.2.8 Inspection by Landlord. Landlord (and Landlord’s mortgagees, agents and consultants) shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements because they cause a Design Problem, or don’t comply with the Approved Contract Documents, Landlord shall notify Tenant in writing of such disapproval and shall specify in reasonably specific detail the items disapproved. Any defects or deviations in the Tenant Improvements shall be rectified by Tenant at no expense to Landlord.

2.2.9 Meetings. Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of construction drawings and the construction of the Tenant Improvements, which meetings shall be held at the Building or another reasonable location mutually agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

2.2.10 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the Los Angeles County in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation (the “Notice of Completion”). If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction Tenant shall provide a “close-out” package to Landlord containing the following items: (i) an update of the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (ii) two (2) CD ROMS of such updated drawings in accordance with “Landlord’s CAD format requirements,” as set forth below, (iii) evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained, and (iv) a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the

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Premises. For purposes of this Work Letter, “Landlord’s CAD format requirements” shall mean (a) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (b) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (c) files must be in “.dwg” format, (d) if the data was electronically in a non-Autodesk product, then files must be converted into “‘dwg” files when given to Landlord.

2.3 Landlord’s Allowance.

2.3.1 Landlord’s Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Landlord’s Allowance”) in the amount of Eighteen Million Seven Hundred Sixty-Three Thousand Forty-Four and 0/100 Dollars ($18,763,044) (i.e., $73.00 per rentable square foot of the Premises) for Landlord’s Allowance Items (as defined in Section 2.3.2 below). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds Landlord’s Allowance. Notwithstanding anything contained herein to the contrary, except as provided in Sections 2.3.2 and 2.4 below, no portion of the Tenant Improvement Allowance may be applied to the cost of space planning or other soft costs, permit fees, cabling, equipment, trade fixtures, moving expenses, furniture, signage, free rent, or computer cabling.

2.3.2 Landlord’s Allowance Items. Except as otherwise set forth in this Work Letter, Landlord’s Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Landlord’s Allowance Items”):

2.3.2.1 Payment of the fees of the Architect and the Engineers;

2.3.2.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.3.2.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.3.2.4 The cost of any changes to the Approved Working Drawings or Tenant Improvements required by all Legal Requirements;

2.3.2.5 The cost of the Alterations Operations Fee;

2.3.2.6 Sales and use taxes and Title 24 fees; and

2.3.2.7 IT/Telco, security systems, furniture, fixtures and equipment located in the Premises not exceed an aggregate amount equal to $5.00 per rentable square foot of the Premises with respect to the amount of Landlord’s Allowance that may be used to pay such amounts.

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2.3.3 Disbursement of Landlord’s Allowance. During the construction of the Tenant Improvements, Landlord shall make disbursements, not more than once per month, of Landlord’s Allowance for Landlord’s Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.3.3.1 Monthly Disbursements. On or before the first (1st) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall (if it is requesting a disbursement) deliver to Landlord: (i) a request for payment of the Contractor approved by Tenant, in an industry standard form reasonably acceptable to Landlord and Landlord’s lender, showing the schedule of values, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from the Tenant’s Agents for whom Tenant is requesting payment for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from the Tenant’s Agents (along with unconditional mechanics lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) for whom Tenant is requesting payment, which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other customarily required information and/or documentation relating to the Tenant Improvements reasonably requested by Landlord (including, without limitation, any additional requirements for disbursement as may be reasonably required by Landlord’s lender). Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, within thirty (30) days after receipt of such items, Landlord shall deliver a check to Tenant (or, at Landlord’s election, a check made jointly payable to Contractor and Tenant) in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.3.3.1, above (and, if Tenant’s payment request does not already account for a ten percent (10%) retention, less a ten percent (10%) retention (the aggregate amount of such retentions (either withheld by Landlord or withheld as provided in the relevant construction contract) to be known as the “Final Retention”), and (B) the balance of any remaining available portion of Landlord’s Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Working Drawings or for any other reasonable reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.3.3.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable to Tenant (or, at Landlord’s election, payable jointly to Tenant and Contractor) shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 and the recorded Notice of Completion, (ii) Landlord has reasonably determined (which determination shall be made promptly) that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant supplies Landlord

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with evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained, (v) Tenant delivers to Landlord a “close-out package” as provided in Section 2.2.10 above and any additional documentation required by Landlord’s lender related to completion and final payment for the Tenant Improvements, and (vi) a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Premises.

2.3.3.3 Share of Costs. Tenant shall pay for all costs of the construction of the Tenant Improvements in excess of Landlord’s Allowance (the “Excess Cost”). Based on the estimated cost of the construction of the Tenant Improvements, as shown in the construction contract for the Tenant Improvements or such other estimate of costs for the Tenant Improvements as has been approved by Landlord and Tenant (the “Estimated Costs”), the prorata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Notwithstanding anything contained herein to the contrary, Tenant and Landlord shall fund the cost of the construction (including the applicable portion of the applicable fees) as the same is performed, in accordance with their respective Share of Costs for the construction. At such time as Landlord’s Allowance has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, which payments shall be made in installments as construction progresses in the same manner as Tenant’s payments of Tenant’s Share of Costs were paid.

2.3.3.4 Default by Tenant. Notwithstanding any provision to the contrary contained in this Lease, if any Event of Default by Tenant under this Lease (including, without limitation, any default by Tenant to comply with the terms of this Work Letter) occurs at any time on or before payment of the Final Retention, then, in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Landlord’s Allowance until such Event of Default has been cured.

2.3.3.5 Other Terms.

a. Landlord shall only be obligated to make disbursements from Landlord’s Allowance to the extent costs are incurred by Tenant for Landlord’s Allowance Items. No payment of Landlord’s Allowance will be made for materials or supplies not located in the Premises, other than for reasonable deposits for such materials or supplies (not to exceed 20% of the estimated cost of such materials or supplies).

b. All Landlord’s Allowance Items for which Landlord’s Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease. The Landlord’s Allowance is for constructing or improving qualified long term real property and with respect to such items is intended as a “qualified lessee construction allowance” pursuant to Treasury Regulation Section 1.110-1(c).

c. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Improvements and/or Landlord’s Allowance.

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d. Tenant acknowledges that Landlord’s Allowance is to be applied to improvements covering the entire Premises so that the entire Premises is built-out and ready for occupancy. If Tenant does not initially elect to improve the entire Premises, then, notwithstanding anything contained herein to the contrary, only a pro-rata portion of Landlord’s Allowance (on a pro-rata per rentable square foot basis to reflect the number of square feet then being improved vis-à -vis the rentable square footage of the entire Premises, as reasonably determined by Landlord) will be available to Tenant until such time as Tenant commences improvements to complete tenant finishes in the entire Premises.

e. To the extent that Landlord fails to pay amounts due from the Tenant Improvement Allowance in accordance with the terms hereof, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies under the Lease, Tenant may, after Landlord’s failure to pay such amounts within five (5) Business Days after Tenant’s delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay same and deduct the amount thereof, together with interest at the Interest Rate, from the Monthly Rent next due and owning under the Lease (provided, however, that the amount that Tenant may offset hereunder in any calendar month shall not exceed fifty percent (50%) of the Monthly Rent owing for such calendar month, with such offset continuing until the full amount has been recovered by Tenant). Notwithstanding the foregoing, if during either the 30-day or 5-Business Day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due (the “Allowance Dispute Notice”), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute expedited arbitration proceedings using JAMS to resolve such dispute. Notwithstanding of the foregoing, in the event Tenant institutes arbitration proceedings as provided herein and the determination of the arbitrator is in favor of Tenant, Landlord shall pay interest at the Interest Rate on the award granted to Tenant in such proceedings, from the date of the Allowance Dispute Notice until the date of the award, and Tenant shall be entitled, automatically, to offset the amount of such award, together with interest thereon as provided herein, against the Monthly Rent next coming due under the Lease (provided, however, that the amount that Tenant may offset hereunder in any calendar month shall not exceed fifty percent (50%) of the Monthly Rent owing for such calendar month, with such offset continuing until the full amount has been recovered by Tenant). In the event the arbitration award is in favor of Landlord, Tenant shall pay all costs of such arbitration.

SECTION 3

LANDLORD DELAYS

3.1 Landlord Delays. The Commencement Date shall occur as provided in Paragraph 2.b. of this Lease (as adjusted pursuant to Paragraph 3 of the Lease), provided that in the event that substantial completion of the Tenant Improvements is delayed as the result of a Landlord Delay (as defined below), then the Scheduled Commencement Date shall be extended by the lesser of (a) the aggregate number of days of such Landlord Delay and (b) the number of days beyond the Scheduled Commencement Date that substantial completion of the Tenant Improvements has been delayed as a result of such Landlord Delay; provided, however, in no event shall the Commencement Date be extended pursuant to this Section 3.1 beyond the date that Tenant first commences business operations in the Premises. The number of days that the

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Scheduled Commencement Date is delayed solely as a result of Landlord Delays pursuant to the preceding sentence shall be referred to herein as the “Landlord Delay Period”. If the Landlord Delay Period exceeds forty-five (45) days (any such delay in excess of forty-five (45) days, the “Extended Landlord Delay Period”), then for each day of such Extended Landlord Delay Period, Tenant shall receive, in addition to the extension of the Scheduled Commencement Date, one (1) full day of credit against Monthly Rent and Parking Space Rental (and the amount of such credit shall not be reduced by the Rent Credit) to be applied against the Monthly Rent first coming due under this Lease. As used herein, a “Landlord Delay” shall mean actual delays to the extent resulting from (a) Landlord’s failure to respond to Tenant’s request for Landlord’s approval within the time periods required hereunder, (b) any failure by Landlord to timely pay any amounts due from Landlord to Tenant hereunder, (c) any failure of Landlord to allow Tenant and Tenant’s agents access to the Premises following the Tenant Access Date, (d) unreasonable interference with Tenant’s work in the Premises resulting from Landlord’s continuing to complete the Landlord’s Work, or (e) Tenant’s inability to receive permits because of Landlord’s failure to have completed the Landlord’s Work and closed out any permits as required to allow Tenant to receive permits for the Tenant Improvements. Any rent credit that Tenant receives hereunder for Landlord Delay shall not be duplicative of any rent credit that Tenant is receiving under Paragraphs 3.b.ii. or 3.d. of this Lease (but may be in addition to any rent credit otherwise being received by Tenant under such Paragraphs 3.b.ii. or 3.d. of this Lease). Notwithstanding the foregoing, no Landlord Delay shall be deemed to have occurred unless Landlord fails to cure such Landlord Delay within two (2) Business Days after receipt of written notice from Tenant detailing such claimed Landlord Delay. In addition, the Scheduled Commencement Date shall be extended by up to 60 days for delays beyond the Scheduled Commencement Date that substantial completion of the Tenant Improvements has been delayed as a result of Force Majeure Delay, provided that Tenant provides Landlord with written notice of any such Force Majeure Delay within five (5) Business Days after the commencement thereof. For purposes of this Section 3.1 only, “Force Majeure Delay” shall mean any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of Tenant, but shall not include any delay or inability to obtain building permits or other permits required in connection with the construction of the Tenant Improvements unless such delay is the result of a work stoppage or other labor disturbance.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -14-

Schedule L-1 to the Work Letter

Landlord’s Work – Tower

Landlord shall perform the following work to the base building, core and shell of the “Tower” portion of the Building per the narrative description below and the graphic description contained in Schedule L-4:

1.	REGULATORY

•

Codes – Compliance with all applicable state and local codes and regulations then in force, including but not limited to those for building, structural, mechanical, electrical, plumbing, fire, accessibility, hazardous materials and energy, as reviewed and approved by the city of Los Angeles.

•	ADA – Compliance with the federal Americans with Disabilities Act as reviewed and approved by the city of Los Angeles.

•

Historic – Compliance with the California Historical Building Code as a qualified historical building by virtue of its listing in the California Register of Historical Resources, including exceptions to other codes and regulations such as those noted above.

2.	STRUCTURAL

•	Gravity – Live load capacity of 50psf levels 2-5; 100psf at ground; and 20psf partition capacity at all levels.

•	Lateral – Seismic upgrade with new lateral elements designed in accordance with the California Building Code 2013 edition, as reviewed and approved by the city of Los Angeles.

3.	EXTERIOR

•

Glazing – At ground level west elevation: new low-e IGU in new aluminum storefront. At ground level north elevation: new laminated low-e storefronts in new aluminum frames. At balance of ground level and levels 2-5: new laminated low-e glass in refurbished/repainted existing steel frames. At skylights on level 5: new low-e IGU in new aluminum frames. Blinds or other window treatments are part the Tenant Improvements and shall conform to the building standard.

•	Roof Deck – New pavers and egress lighting per Schedule L-4.

•	Paseo – New planting, paving, lighting and fixed amenities per Schedule L-4. Movable furniture NIC.

•	Garage – New poured in place concrete garage with green screen wall treatment.

4.	MAIN LOBBY AND ELEVATORS

•	Main Lobby – Floor-through main lobby and elevator vestibule per plans referenced in Schedule L-4. Finishes per sections 5 and 6 below. Security desk NIC.

•

Elevators – Two new passenger service elevators of 4,000 pound capacity and 350 fpm, and one new passenger service elevator of 4,000 pound capacity and 350 fpm. Passenger and service cab finishes per building standard.

•	Elevator Lobbies & Corridors – As a full building lease, and except for the main lobby, multi tenant elevator lobbies and corridors will not be provided.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -15-

5.	CORE OF PREMISES FLOOR

•

Toilet Rooms – Toilet rooms per Schedule L-4, and shall comply with current regulatory requirements as noted in Section 1 above. Compliance shall include, but not be limited to, accessibility, fixtures counts, and exhaust.

•

Premises Side Finishes – Other than toilet room interiors, the interior side of all core walls and columns shall be existing concrete, new troweled shotcrete, or gypsum wall board of level 4 finish. In order to integrate tenant interior design concept, paint, baseboard and alternate finish materials are part of the Tenant Improvements.

•	Core Side Finishes – Core side of stair wells, equipment and other code required rooms shall be delivered finished per Landlord’s standard.

6.	INTERIOR BUILDING FINISHES

•

As Is – Except as explicitly noted elsewhere in this Exhibit or the Lease, existing building components that have not been removed, refurbished or replaced shall be delivered in their “As Is” condition at the time the Lease is executed.

•	Floors & Base – Concrete floors will be delivered broom clean without fill or base.

•	Columns & Exterior Walls – All columns and the interior surface of exterior walls shall be unimproved and delivered without base.

•

Ceilings – Ceilings, if any, are part of the Tenant Improvements. The concrete deck above shall be exposed in As Is condition. All new HVAC duct work, sprinkler, pipes, conduits and other building systems are exposed and are further described below. Existing piping and sprinklers lines to remain will remain at current location and height. Gravity piping heights will be determined by code requirements.

7.	HVAC

•	Design Criteria – HVAC performance is based upon occupancy density of no more than one person per 150 sf of usable area premises.

•	Equipment – Equipment shall consist of 3 new roof mounted package units serving multiple floors, providing the cooling capacity set forth on Schedule 3 of this Lease.

•

Distribution – Supply and return air shall each be ducted from the roof top equipment to a single point of entry on each floor of the Building, and shall include code required smoke and fire dampers. Heating hot water will be stubbed to a single location per floor to support tenant’s mechanical system. Lateral extension downstream of the points of entries and stubs, including ductwork and associated VAV boxes, piping, controls, power, etc. are part of the Tenant Improvements.

•

TI Conformance – Landlord system performance is dependent upon TI MEPF drawings and specifications designed and constructed for proper capacity and coordinated with the base building system and in conformance with the Building Standard.

•

Supplementary – Any supplementary roof mounted equipment required by Tenant shall be Tenant’s responsibility per the Lease. Landlord will assist and cooperate to identify acceptable future mechanical locations on roof for Tenant’s installation.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -16-

8.	PLUMBING

•	Domestic Water – Domestic water supply of adequate capacity for normal office tenant shall be stubbed to a single for location.

•	Lavatories – Tepid water.

9.	FIRE PROTECTION & LIFE SAFETY

•

Sprinklers – Sprinkler system shall include building fire pump and risers and, at all Building floors, mains, laterals and upright heads complying with code requirements. Further modification of the sprinkler system shall be part of the Tenant Improvements.

•	Smoke Control – A passive smoke control system shall comply with code and Fire Department requirements for core and shell permit and inspection approvals.

•

Fire & Life Safety – Fire alarm and life safety alarm and communication system infrastructure shall include panels and power sources, elevator recall and pull stations at exits and other locations required by code. Landlord shall provide Tenant expansion space for typical office capacity within the base system. Expansion shall be part of the Tenant Improvements.

10.	ELECTRICAL

•	Demolition – All prior electrical distribution within the Building shall be demolished and removed.

•	Room – A single electrical room on the Building floor with code compliant ventilation system.

•	Demand Load – Power capacity for demand loads (excluding lighting and typical office use air conditioning load) of up to five (5) watts per usable square foot shall be available to Tenant.

•

Lighting – Power capacity for non-emergency lighting loads of up to one and a half (1.5) watts of connected load per usable square foot shall be available to Tenant at a dedicated T24 compliant lighting control panel for in the electrical room.

•

Egress – All interior and exterior egress lighting shall be Class A office types controlled from a dedicated emergency power panel. Additional egress lighting required by Tenant’s configuration shall be part of the Tenant Improvements and conform to the Building standard.

•	Supplementary – Demand load or emergency power in excess of the capacities described above may be installed by Tenant at its own cost and expense.

11.	DATA & COMMUNICATIONS

•	Building Supply – Fiber or copper service from a single vendor selected by Landlord shall be available at the basement floor main point of entry (MPOE).

•

Distribution – Cored holes shall be provided stacked on successive floors between the MPOE and the Building. Tenant may run conduit, copper and/or fiber from MPOE and through cored holes to each floor Telecom Room as approved by Landlord.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -17-

Schedule L-2 to the Work Letter

Landlord’s Work – Annex/Assembly

Landlord shall perform the following work to the base building, core and shell of the “Annex/Assembly” portion of the Building per the narrative description below and the graphic description contained in Schedule L-4:

1.	REGULATORY

•

Codes – Compliance with all applicable state and local codes and regulations then in force, including but not limited to those for building, structural, mechanical, electrical, plumbing, fire, accessibility, hazardous materials and energy, as reviewed and approved by the city of Los Angeles.

•	ADA – Compliance with the federal Americans with Disabilities Act as reviewed and approved by the city of Los Angeles.

•

Historic – Compliance with the California Historical Building Code as a qualified historical building by virtue of its listing in the California Register of Historical Resources, including exceptions to other codes and regulations such as those noted above.

2.	STRUCTURAL

•	Gravity – Live load capacity of 50 psf at level 2; 100 psf at ground level; and 20 psf partition load at both levels.

•	Lateral – Seismic upgrade with new lateral elements designed in accordance with the California Building Code 2013 edition, as reviewed and approved by the city of Los Angeles.

3.	EXTERIOR

•

Glazing – At ground level and level 2 west elevation: new low-e IGU in new aluminum frames. At balance of level 2 and ground level locations: new laminated low-e glass in refurbished/repainted existing steel frames. At skylights: new low-e IGU in aluminum frames. Blinds or other window treatments are part the Tenant Improvements and shall conform to the building standard.

•	Paseo – New planting, paving, lighting and fixed amenities per Schedule L-4. Movable furniture NIC.

•	Garage – New poured in place concrete garage with green screen wall treatment.

4.	LOBBIES AND ELEVATORS

•	Secondary Lobby – Shared with CMU building. Finishes per sections 5 and 6 below. Security desk NIC. See Schedule L-1 for Main Lobby.

•	Elevators – One new passenger service elevator, shared with CMU building, of 4,500 pound capacity and 125 fpm.

•	Elevator Lobbies & Corridors – As a full building lease, multitenant elevator lobbies and corridors will not be provided.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -18-

5.	CORE OF PREMISES FLOOR

•

Toilet Rooms – Toilet rooms per Schedule L-4, and shall comply with current regulatory requirements as noted in Section 1 above. Compliance shall include, but not be limited to, accessibility, fixtures counts, and exhaust.

•

Premises Side Finishes – Other than toilet room interiors, the interior side of all core walls and columns shall be existing concrete, new troweled shotcrete, or gypsum wall board of level 4 finish. In order to integrate tenant interior design concept, paint, baseboard and alternate finish materials are part of the Tenant Improvements.

•	Core Side Finishes – Core side of stair wells, equipment and other code required rooms shall be delivered finished per Landlord’s standard.

6.	INTERIOR BUILDING FINISHES

•

As Is – Except as explicitly noted elsewhere in this Exhibit or the Lease, existing building components that have not been removed, refurbished or replaced shall be delivered in their “As Is” condition at the time the Lease is executed.

•	Floors & Base – Concrete floors will be delivered broom clean without fill or base.

•	Columns & Exterior Walls – All columns and the interior surface of exterior walls shall be unimproved and delivered without base.

•

Ceilings – Ceilings, if any, are part of the Tenant Improvements. The concrete deck above shall be exposed in As Is condition. All new HVAC duct work, sprinkler, pipes, conduits and other building systems are exposed and are further described below. Existing piping and sprinklers lines to remain will remain at current location and height. Gravity piping heights will be determined by code requirements.

7.	HVAC

•	Design Criteria – HVAC performance is based upon occupancy density of no more than one person per 150 sf of usable area premises.

•	Equipment – Equipment shall consist of 3 roof mounted package units serving the two floors, providing the cooling capacity set forth on Schedule 3 of this Lease.

•

Distribution – Supply and return air shall each be ducted from the roof top equipment to a single point of entry on each floor of the Building, and shall include code required smoke and fire dampers. Heating hot water will be stubbed to a single location per floor to support tenant’s mechanical system. Lateral extension downstream of the points of entries and stubs, including ductwork and associated VAV boxes, piping, controls, power, etc. are part of the Tenant Improvements.

•

TI Conformance – Landlord system performance is dependent upon TI MEPF drawings and specifications designed and constructed for proper capacity and coordinated with the base building system and in conformance with the Building Standard.

•

Supplementary – Any supplementary roof mounted equipment required by Tenant shall be Tenant’s responsibility per the Lease. Landlord will assist and cooperate to identify acceptable future mechanical locations on roof for Tenant’s installation.

8.	PLUMBING

•	Domestic Water – Domestic water supply of adequate capacity for normal office tenant shall be stubbed to a single for location.

•	Lavatories – Tepid water.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -19-

9.	FIRE PROTECTION & LIFE SAFETY

•

Sprinklers – Sprinkler system shall include building fire pump and risers and, at all Building floors, mains, laterals and upright heads complying with code requirements. Further modification of the sprinkler system shall be part of the Tenant Improvements.

•	Smoke Control – A passive smoke control system shall comply with code and Fire Department requirements for core and shell permit and inspection approvals.

•

Fire & Life Safety – Fire alarm and life safety alarm and communication system infrastructure shall include panels and power sources, elevator recall and pull stations at exits and other locations required by code. Landlord shall provide Tenant expansion space for typical office capacity within the base system. Expansion shall be part of the Tenant Improvements.

10.	ELECTRICAL

•	Demolition – All prior electrical distribution within the Building shall be demolished and removed.

•	Room – A single electrical room on the Building floor with code compliant ventilation system.

•	Demand Load – Power capacity for demand loads (excluding lighting and typical office use air conditioning load) of up to five (5) watts per usable square foot shall be available to Tenant.

•

Lighting – Power capacity for non-emergency lighting loads of up to one and a half (1.5) watts of connected load per usable square foot shall be available to Tenant at a dedicated T24 compliant lighting control panel for in the electrical room.

•

Egress – All interior and exterior egress lighting shall be Class A office types controlled from a dedicated emergency power panel. Additional egress lighting required by Tenant’s configuration shall be part of the Tenant Improvements and conform to the Building standard.

•	Supplementary – Demand load or emergency power in excess of the capacities described above may be installed by Tenant at its own cost and expense.

11.	DATA COMMUNICATION

•

Building Supply – Fiber or copper service from a single vendor selected by Landlord shall be available at the basement floor main point of entry (MPOE) in Tower portion of the Building per Schedule L-1.

•	Distribution – Cored holes shall be provided between the ground level and level 2. Tenant may run conduit, copper and/or fiber from MPOE and through cored holes to as approved by Landlord.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -20-

Schedule L-3 to the Work Letter

Landlord’s Work – CMU/Studio

Landlord shall perform the following work to the base building, core and shell of the “CMU” or “Studio” portion of the Building per the narrative description below and the graphic description contained in Schedule L-4:

1.	REGULATORY

•

Codes – Compliance with all applicable state and local codes and regulations then in force, including but not limited to those for building, structural, mechanical, electrical, plumbing, fire, accessibility, hazardous materials and energy, as reviewed and approved by the city of Los Angeles.

•	ADA – Compliance with the federal Americans with Disabilities Act as reviewed and approved by the city of Los Angeles.

2.	STRUCTURAL

•	Gravity – Live load capacity of 100psf at both levels, and 20psf partition load at both levels.

3.	EXTERIOR

•

Glazing – At South elevation and Northwest entry: New low-e IGU in new aluminum frames. At skylight: new low-e IGU in aluminum frame. Blinds or other window treatments are part the Tenant Improvements and shall conform to the building standard.

•	Paseo – New planting, paving, lighting and fixed amenities per Schedule L-4.

•	Garage – New poured in place concrete garage with green screen wall treatment.

4.	LOBBY AND ELEVATORS

•	Lobbies – Shared with Annex building (Schedule L-2). Finishes per sections 5 and 6 below. Security desk NIC. See Tower (Schedule L-1) for Main Lobby.

•	Elevators – One new passenger service elevator, shared with Annex building, of 4,500 pound capacity and 125 fpm.

•	Elevator Lobbies & Corridors – As a full building lease, multitenant elevator lobbies and corridors will not be provided.

5.	CORE OF PREMISES FLOOR

•

Toilet Rooms Toilet rooms per Schedule L-4, and shall comply with current regulatory requirements as noted in Section 1 above. Compliance shall include, but not be limited to, accessibility, fixtures counts, and exhaust.

•

Premises Side Finishes – Other than toilet room interiors, the interior side of all core walls and columns shall be existing concrete, new troweled shotcrete, or gypsum wall board of level 4 finish. In order to integrate tenant interior design concept, paint, baseboard and alternate finish materials are part of the Tenant Improvements.

•	Core Side Finishes – Core side of stair wells, equipment and other code required rooms shall be delivered finished per Landlord’s standard.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -21-

6.	INTERIOR BUILDING FINISHES

•

As Is – Except as explicitly noted elsewhere in this Exhibit or the Lease, existing building components that have not been removed, refurbished or replaced shall be delivered in their “As Is” condition at the time the Lease is executed.

•	Floors & Base – Concrete floors will be delivered broom clean without fill or base.

•	Columns & Exterior Walls – All columns and the interior surface of exterior walls shall be unimproved and delivered without base.

•

Ceilings – Ceilings, if any, are part of the Tenant Improvements. The concrete deck above shall be exposed in As Is condition. All new HVAC duct work, sprinkler, pipes, conduits and other building systems are exposed and are further described below. Existing piping and sprinklers lines to remain will remain at current location and height. Gravity piping heights will be determined by code requirements.

7.	HVAC

•	Design Criteria – HVAC performance is based upon occupancy density of no more than one person per 150 sf of usable area premises.

•	Equipment – Equipment shall consist of a single roof mounted package unit, providing the cooling capacity set forth on Schedule 3 of this Lease.

•

Distribution – Supply and return air shall each be ducted from the roof top equipment to a single point of entry on each floor of the Building, and shall include code required smoke and fire dampers. Heating hot water will be stubbed to a single location per floor to support tenant’s mechanical system. Lateral extension downstream of the points of entries and stubs, including ductwork and associated VAV boxes, piping, controls, power, etc. are part of the Tenant Improvements.

•

TI Conformance – Landlord system performance is dependent upon TI MEPF drawings and specifications designed and constructed for proper capacity and coordinated with the base building system and in conformance with the Building Standard.

•

Supplementary – Any supplementary roof mounted equipment required by Tenant shall be Tenant’s responsibility per the Lease. Landlord will assist and cooperate to identify acceptable future mechanical locations on roof for Tenant’s installation.

8.	PLUMBING

•	Domestic Water – Domestic water supply of adequate capacity for normal office tenant shall be stubbed to a single for location.

•	Lavatories – Tepid water.

9.	FIRE PROTECTION & LIFE SAFETY

•

Sprinklers – Sprinkler system shall include building fire pump and risers and, at all Building floors, mains, laterals and upright heads complying with code requirements. Further modification of the sprinkler system shall be part of the Tenant Improvements.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -22-

•	Smoke Control – A passive smoke control system shall comply with code and Fire Department requirements for core and shell permit and inspection approvals.

•

Fire & Life Safety – Fire alarm and life safety alarm and communication system infrastructure shall include panels and power sources, elevator recall and pull stations at exits and other locations required by code. Landlord shall provide Tenant expansion space for typical office capacity within the base system. Expansion shall be part of the Tenant Improvements.

10.	ELECTRICAL

•	Demolition – All prior electrical distribution within the Building shall be demolished and removed.

•	Room – A single electrical room on the ground floor with code compliant ventilation system.

•	Demand Load – Power capacity for demand loads (excluding lighting and typical office use air conditioning load) of up to five (5) watts per usable square foot shall be available to Tenant.

•

Lighting – Power capacity for non-emergency lighting loads of up to one and a half (1.5) watts of connected load per usable square foot shall be available to Tenant at a dedicated T24 compliant lighting control panel for in the electrical room.

•

Egress – All interior and exterior egress lighting shall be Class A office types controlled from a dedicated emergency power panel. Additional egress lighting required by Tenant’s configuration shall be part of the Tenant Improvements and conform to the Building standard.

•	Supplementary – Demand load or emergency power in excess of the capacities described above may be installed by Tenant at its own cost and expense.

11.	DATA COMMUNICATION

•	Building Supply – Fiber or copper service from a single vendor selected by Landlord shall be available at the basement floor main point of entry (MPOE) in Tower.

•	Distribution – Tenant may run conduit, copper and/or fiber from MPOE and through Premises as approved by Landlord.

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -23-

Schedule L-4 to the Work Letter

Plans

Ford Submittals

Counter Prefix	Form Counter	Subject
01-142100-0	1	Elevator Shop Drawings (Electric Traction & Hydraulic Elevators)
01-224100-0	2	Plumbing Fixture Product Data
05-224100-0	3	General Purpose Roof Drains Product Data
06-224100-0	4	Water Closet Flush Valve
01-230000-0	5	Product Data - RTUs (Roof Top Units)
02-230000-0	6	Product Data - Hydronic Pumps
03-230000-0	7	Product Data - Boilers
04-230000-0	8	Product Data - Wall Mounted AC Units
01-080351.23-0	9	Product Data - Benco 4 Industrial Paint Remover, Denatured Alcohol etc
02-080351 .23-0	10	Shop Drawings - Arcadia Venetian Series Hot-Rolled Steel Windows
06-080351.23-0	11	Steel Window Historic Treatment Program
05-080351.23-0	12	Historic Treatment of Steel Historic Windows Qualification Data
01-088000-0	13	Product Data - GlasPro 1/8” Energy Advantage Low-E
01-032000-0	14	Product Data - Steel Reinforcing
01-033000-0	15	Product Data - Concrete
04-033000-0	16	Concrete Design Mixtures
10-033000-0	17	Material Test Reports
09-033000-0	18	Material Certificate
05-033713-0	19	Design Mixes
02-142100-1	20	Elevator Shop Drawings (Electric Traction & Hydraulic Elevators) Rev. 1
01-260000-0	21	Shop Drawings - Switchboards
07-230000-0	22	Product Data - HVAC Duct & Casing
06-230000-0	23	Product Data - Hydronic Piping
1.1-088000-0	24	Product Data - Laminated Glass (Alternative)
03-088000-0	25	Sample for Verification - Laminated Glass Samples for Restored Historic Windows
11-033000-0	26	Concrete Restoration Mock-Up Product Data & MSDS
02-224100-0	27	Shop Drawings - Plumbing Issued for Plan Check on 6.26.15
08-230000-0	28	Shop Drawings - Mechanical Issued for Plan Check on 8.18.15
02-260000-0	29	Shop Drawings - Electrical Issued for Plan Check on 8.20.15
07-224100-0	30	Product Data - Floor or Shower Drains with Adjustable Strainer Heads
09-260000-0	31	Product Data - Generator & Automatic Transfer Switch
1 2-033000-0	32	Product Data - Rapid Hardening Repair Mortar (Concrete Restoration Mock-Up)
02-099000-0	33	Product Data - Exterior Concrete Paint

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -24-

03-260000-0	34	Product Data - Hangers & Supports for Electrical Systems
04-260000-0	35	Product Data - Raceways & Boxes
05-260000-0	36	Product Data - Sleeves & Sleeve Seals for Electrical
06-260000-0	37	Product Data - Underground Ducts & Raceways
07-260000-0	38	Product Data - Low Voltage Power Conductors and Cables
08-260000-0	39	Product Data - Grounding & Bonding for Electrical Systems
07-080351 .23-0	40	Chemical Stripping & Macropoxy Priming Mock-Up
03-099000-0	41	Samples - Painted Historic Steel Windows Color
04-032000-0	42	Shop Drawings - Steel Reinforcing (B1-01 To B1-04)
01-211313-0	43	Shop Drawings- Fire Suppression Plan Check Drawings 9.21.15
17-283101-0	44	Product Data - Fire Alarm
08-080351.23-0	45	Samples - Dow Corning 795 Silicone Building Sealant
12-088000-0	46	Sample for Verification - Fritted Glass
13-033000-0	47	Product Data - Mix Design 3K Misc Lightweight Concrete
05-032000-0	48	Shop Drawings - Steel Reinforcing (B1-05 To B1-05G)
06-032000-0	49	Shop Drawings - Test Panel Rebar
01-265010-0	50	Product Data - Lighting Fixtures
ARB 14-033000-0	51	Over Excavating Earthwork Plan
10-260000-0	52	BusDuct, Fire Pump, & Overhead Routing
06-080351.23-1	53	Steel Window Historic Treatment Program Rev.1
01-083320-0	54	Product Data - Lawrence Roll-Up Doors (Substitution)
ARB 15-033000-0	55	Foundation Layout
04-051 200-0	56	Shop Drawings - Tower Elevator Embeds & Placement Plan
05-051 200-0	57	Shop Drawings - CMU Elevator Embeds & Placement Plan
06-051 200-0	58	Shop Drawings - Tower Building Steel Collector Plates
01-265000-0	59	Product Data - Lighting Controls
07-032000-0	60	Shop Drawings - Tower Building Collector Beams (Floors 1-4)
08-032000-0	61	Shop Drawings - 5th Floor Collector Beams & Tower-CMU Reinforcing Elevator Pit Layouts
02-211313-0	62	Product Data - General Material Equipment & Data
07-051 200-0	63	Shop Drawings -Annex Building Anchor Bolt Plans
08-051 200-0	64	Shop Drawings - Annex Building Brace Frames
08-224100-0	65	Product Data - Clean Check Backwater Valve
16-033000-0	66	Samples - Parking Garage CMU & Mortar (Submit for Record)
05-283101-0	67	Shop Drawings - Fire Alam System
09-230000-0	68	Shop Drawings - Complete Mechanical RTU - Equipment Pad Layout
04-099000-0	69	Samples - Paint Color Window Mock-Up
04-032000-1	70	Shop Drawings - Tower Building Steel Reinforcing (B1-01 To B1-01D) Rev 1
01-076200-0	71	Product Data - Sheet Metal Flashing at Annex Skylights
07-260000-1	72	Product Data - Low Voltage Power Conductors and Cables Rev 1
11-051200-0	73	Welding Procedures (WPSs) & Procedure Qualification Records (PQRs)
17-051200-0	74	Shop Drawings - Tower Building Channels At Parapet
09-080351.23-0	75	Historic Steel Window Mock-Up

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -25-

18-051200-0	76	Shop Drawings - Annex Building Channel Strengthening at Roof
19-051200-0	77	Shop Drawings - Annex Building Beam Strengthening Plates at Roof
09-260000-1	78	Product Data - Generator & Automatic Transfer Switch Rev.1
01-105220-0	79	Product Data - Fire Extinguisher & Fire Extinguisher Cabinets
01-084113-0	80	01 -0841 1 3-0 Product Data - TC670 Series Arcadia Aluminum Framed Storefronts
09-032000-0	81	Shop Drawings - Tower Building Post Shores (RPA Submittal #81)
10-032000-0	82	Shop Drawings - Deck Infills Post Shores (RPA Submittal #82)
17-033000-0	83	Product Data - Masterlife 300D Crystalline Capillary Waterproofing Admixture (RPA Submittal #83)
18-033000-0	84	Product Data - Stego Wrap Vepor Barrier (RPA Submittal #84)
19-033000-0	85	Product Data - Sika Lockstop Mastic Waterstop for Construction Joints (RPA Submittal #85)
20-033000-0	86	Product Data - Spec Chem Concrete Repair Mortar (RepCon 928 FS) (RPA Submittal #86)
04-051 200-1	87	Shop Drawings - Tower Elevator Embeds & Placement Plan Rev.1 (RPA Submittal #87)
20-051200-0	88	Shop Drawings - Tower Building Elevator Framing (RPA Submittal #88)
11-032000-0	89	Shop Drawings - Annex Building Footings Steel Reinforcing (B1-02 To B1 -02F) (RPA Submittal #89)
12-032000-0	90	Shop Drawings - Tower Building Shear Wall Steel Reinforcing Basement To 2nd Floor (B1-04 To B1-04E) (RPA Submittal #90)
01-092900-0	91	Product Data - Gypsum Board Systems Products (RAP Submittal #91)
13-088000-0	92	Sample for Verification - Old Castle 1/8” Solarban 70XL Laminated Glass Sample (Monitor Skylights) (RPA Submittal #92)
13-032000-0	93	Shop Drawings - Annex Building Shear Wall Steel Reinforcing (B1-03 To B1-03C) (RPA Submittal #93)
21-051200-0	94	Shop Drawings - Annex Building Plate At Expansion Joint (RPA Submittal #94)
22-051200-0	95	Shop Drawings -Annex Building Counter Supports (RPA Submittal #95)
23-051 200-0	96	Shop Drawings - Tower Building Counter Supports (Submittal #96)
24-051 200-0	97	Shop Drawings - Tower Building Plates At Entry (RPA Submittal #97)
01-061000-0	98	Product Data - Hilti KWIK Bolt 3 Expansion Anchor (RPA Submittal #98)
02-061000-0	99	Shop Drawings - Annex Building Roof Glulam Beams (RPA Submittal #99)
03-061000-0	100	Material Safety S Data Sheet -Wood Dust (RPA Submittal #100)
14-032000-0	101	Shop Drawings - Tower Building Shear Wall Steel Reinforcing 2nd to 5th Floor (B1-05 To B1 - 05G) (RPA Submittal #101)
01-040326-0	102	Product Data - Repair Mortar, Rapid Set Mortar Mix, Sika 110 EmpCem & 123 Plus (RPA Submittal #102)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -26-

05-099000-0	103	Product Data - Loxon Concrete & Masonry Primer & A- 100 Exterior Flat Latex Paint (RPA Submittal#103)
01-076200-1	104	Product Data - Sheet Metal Flashing & Trim at Annex Skylights Rev 1 (RPASubmittal #104)
15-032000-0	105	Shop Drawings - Tower Building Collector Beam Soffit Formwork System (RPA Submittal
18-051200-1	106	Shop Drawings -Annex Building Channel Strengthening at Roof Rev. 1 (RPA Submittal # 106)
03-055113-0	107	Shop Drawings - Tower Building Added Stair (RPA Submittal #107)
04-055113-0	108	Shop Drawings - Annex Building Added Stair #4 (RPA Submittal #108)
05-055113-0	109	Shop Drawings - Annex Building Added Stair #3 (RPA Submittal #109)
08-051200-1	110	Shop Drawings -Annex Building Brace Frames Rev. 1 (RPA Submittal #110)
01-081173-0	111	Product Data - Won-Door Firegaurd Compressed Stack Model FG-CS180 (RPA Submittal #111)
02-081173-0	112	Shop Drawings - Won-Door Firegaurd Compressed Stack Model FG-CS180 - Type UDC-P & PSC-L (RPA Submittal #112)
03-081173-0	113	Product Data - Fireguard Color Chart (Standard Color - #55 Platinum)
10-230000-0	114	Product Data – Duct & HVAC Pipe Insulation (RPA Submittal #114)
03-040326-0	115	Samples - Colored Mortar - 6” long by 1/2” Wide Set In Aluminum Channels (RPA Submittal #115)
14-088000-0	116	Product Data - PPG (NWI) Solarban 70XL Clear & Clear insulating Units (1st & 2nd Floor) (RPA Submittal #116)
05-283101-1	117	Shop Drawings - Fire Alam Systems Rev.1 (RPA Submittal #117)
11-260000-0	118	Product Data - Power System Study (RPA Submittal #118)
07-051200-1	119	Shop Drawings - Annex Building Anchor Bolt Plans Rev.1 (RPA Submittal #119)
21-033000-0	120	Product Data - Quikrete Concrete Mix For Tower Roof Top Curbs (RPA Submittal #120)
01-075419-0	121	Product Data - Tower & Annex Building Polyvinyl-Chloride Roofing (RPA Submittal #121)
01-077600-0	122	Product Data - Roof Paver System Specification & Cutsheet (RPA Submittal #122)
13-032000-1	123	Shop Drawings - Annex Building Shear Wall Steel Reinforcing (B1-03 To B1-03C) Rev.1
14-032000-1	124	Shop Drawings - Tower Building Shear Wall Steel Reinforcing 2nd to 5th Floor (B1-05 To B1- 05G) Rev.1 (RPA Submittal #124)
25-051200-0	125	Shop Drawings - Tower Building Roof Screen Framing (RPA Submittal #125)
17-051200-1	126	Shop Drawings - Tower Building Channels At Parapet Rev 1 (RPA Submittal #126)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -27-

03-084113-0	127	Shop Drawings - Tower Building Sawtooth Skylights Extruded Aluminum Framing (Proposal) (RPA Submittal #127)
01-071600-0	128	Product Data - Crystalline Waterproofing (RPA Submittal #128)
03-142100-0	129	Shop Drawings - Interior & Exterior Fixtures (RPA Submittal #129)
ARB 05-071600-0	130	Product Data - XYPEX Crystalline Waterproofing (RPA Submittal #130)
ARB 02-079200-0	131	Product Data - Tremco Dymonic 100 Polyurethane Sealant (RPA Submittal #131 )
ARB 01-071000-0	132	Product Data - Henry 787 Elastomulsion Waterproofing (RPA Submittal #132)
ARB 02-071000-0	133	Product Data - Bituthene 3000/3000 HC Waterproofing Membrane with Hydroduct Drainage Composite (RPA Submittal #133)
ARB 03-071000-0	134	Product Data - Tremco Vulkem 350NF/351NF/351NF Deck Coating Vehicular Waterproofing System (RPA Submittal #134)
ARB 01 -079500-0	135	Product Data - EMSEAL DSM System Expansion Joint (RPA Submittal #135)
ARB 11-075419-0	136	Product Data - FiberTite PVC Membrane Roofing (Parking Structure) (RPA Submittal #136)
12-260000-0	137	Product Data - Metering (RPA Submittal #137)
05-087100-0	138	Door Frame & Hardware Schedule (RPA Submittal #138)
01-081113-0	139	Product Data - Curries Assa Abloy Hoilow Metal Doors & Frames (RPA Submittal #139)
03-081113-0	140	Product Data - Total Doors & Frames (RPA Submittal #140)
04-087100-0	141	Product Data - Door Hardware Catalog Cut-Sheet (RPA Submittal #141)
04-051200-2	142	Shop Drawings - Tower Elevator Embeds & Placement Plan Rev.2 (RPA Submittal #142)
20-051200-1	143	Shop Drawings -Tower Building Elevator Framing Rev.1 (RPA Submittal #143)
26-051200-0	144	Shop Drawings - Annex Building WT Framing At Roof (RPA Submittal #144)
02-105220-0	145	Product Data - Fire Extinguishers & Non-Rated Fire Extinguisher Cabinets (RPA Submittal #145)
09-224100-0	146	Product Data - Fiber Care Baths Inc. Shower Stall (Model - HES62-31BF) (RPA Submittal #146)
ARB 01 -11 1200-0	147	Product Data - Parking Controls Equipment (RPA Submittal #147)
01-075250-0	148	Product Data - Torch-Applied Bituminous Roofing (RPA Submittal #148)
20-051200-2	149	Shop Drawings - Tower Building Elevator Framing Rev 2 (RPA Submittal #149)
12-075419-0	150	Safety Data - Sealants & Bonding-Flashing Adhesives (RPA Submittal #150)
03-075250-0	151	Pre-Material Safety Data Sheet (MSDS): Products Containing Hazardous Materials (RPA Submittal #151)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -28-

16-032000-0	152	Shop Drawings - Revised Annex Building Footings F-A1 & F-A2 (RPA Submittal #152)
01-033543-0	153	Product Data - Polished Concrete Finishing & Location (RPA Submittal #153)
02-123600-0	154	Samples - Caesarstone #2141 Quartz Surfaces (RPA Submittal #154)
04-142100-0	155	Samples For Initial Selection - Rigidized Stainless Steel 5WL Interior Elevator Panels (RPA Submittal #155)
ARB 01 -055000-0	156	Shop Drawings - Eco-Mesh Screen Elevation (RPA Submittal #156)
27-051200-0	157	Shop Drawings - Annex Building 2nd Floor Framing (RPA Submittal #157)
04-084113-0	158	Shop Drawings - Tower Buidling Sawtooth Skylgihts Extruded Aluminum Framing (Full- Shops) (RPA Submittal #158)
06-084113-0	159	Aluminum Entrance Door Hardware Schedule (RPA Submittal #159)
ARB 10-2241 00-0	160	Product Data - Parking Structure Plumbing Fixtures (Record Only) (RPA Submittal #160)
03-055213-0	161	Shop Drawings - Tower Building Roof Guardrails & Parapet Rails (RPA Submittal #161)
10-08035123-0	162	Shop Drawings - Annex Building East Elevation Replicated Historic Steel Windows (RPA Submittal #162)
17-032000-0	163	Shop Drawings -Tower Building 5th Level Collector Beams (B1 -11 & B1-11A) (RPA Submittal #163)
01-083613-0	164	Product Data - Aluma View AV200 Commercial Sectional Garage Door (RPA Submittal #164)
01-074213.13-0	166	Product Data - Morin Mechanical Wind Screen Panels (RPA Submittal #166)
ARB 13-260000-0	167	Product Data - Emergency Phones (RPA Submittal #167)
01-076200-2	168	Product Data - Sheet Metal Flashing & Trim at Tower, Annex, & CMU Buildings Rev.2 (RPA Submittai#168)
01-102800-0	169	Product Data - Tower Building Bobrick Restroom Accessories (RPA Submittal #169)
02-102800-0	170	Product Data - Annex Building Bobrick Restroom Accessories (RPA Submittal #170)
01-102113.13-0	171	Product Data - Tower Building Floor Mounted Toilet Comparments & Wall Mounted Urinal Screens (RPA Submittal #171)
02-102113.13-0	172	Product Data -Annex Building Floor Mounted Toilet Compartments & Wall Mounted Urinal Screen (RPA Submittal #172)
22-033000-0	173	Product Data - MasterEmaco P 124 Water-Based Epoxy-Cementitious Bonding Agent & Rebar Coating (RPA Submittal #173)
23-033000-0	174	Product Data - MasterEmaco ADH 327 RS Liquid Epoxy Concrete Bonding Adhesive with Short Pot Life (RPA Submittal #174)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -29-

24-033000-0	175	Product Data - MasterEmaco N 425 Non-Sag Concrete Repair Mortar with Integral Corrosion Inhibitor (RPA Submittal #175)
25-033000-0	176	Product Data - MasterEmaco T 1061 Rapid-Setting Cemen-Based Concrete Repair Mortar (RPA Submittal #176)
26-033000-0	177	Product Data - Sika Top 123 & Sika Armatec 110 EpoCem (Patching Repairs at the Interior Columns) (RPA Submittal #177)
ARB 06-0551 13-0	178	Shop Drawings - Parking Structure Metal Stairs Rev.1 (RPA Submittal #178)
01-055133-0	179	Shop Drawings -Tower Building Mechanical Penthouse Ships Ladder (RPA Submittal #179)
04-081173-0	180	Shop Drawings - Won-Door Framing At Tower Building 2nd Level On Gridlines H Between Gridlines 3 & 4 (RPA Submittal #180)
02-055133-0	181	Shop Drawings -Tower Building Elevators Pit Ladders (RPA Submittal #181)
11-230000-0	182	Product Data - HVAC Equipment Anchorage & Duct Riser Supoorts (RPA Submittal #182)
12-230000-0	183	Product Data - Tower & Annex Building HVAC Roof Mounted Duct Supports (RPA Submittal #183)
01-321123-0	184	Product Data - Irwindale 3/4” Crushed Aggregate & Crushed Aggregate Base (RPA Submittal #184)
27-033000-0	185	Product Data -Concrete Mix Design (Portland Cement Type II/V) (RPA Submittal #185)
01-334044-0	186	Product Data - 4” Vitrified Clay Pipe (VCP) & Fittings (RPA Submittal #186)
02-334044-0	187	Product Data - Storm Drain Utilities (RPA Submittal #187)
03-334044-0	188	Product Data - The MaxWell Plus Precast Infiltration & Setting DryWell Chamber (RPA Submittal#188)
28-051200-0	189	Welding Procedure Specification - Base Plate Plug Weld (RPA Submittal #189)
06-283101-0	190	Shop Drawings - Fire Alarm System Permit Drawings (RPA Submittal #190)
28-051200-1	191	Welding Procedure Specification -Base Plate Plug Weld Rev 1 (RPA Submittal #191)
ARB 01-055000-1	192	Shop Drawings - Eco-Mesh Screen Elevation Rev 1 (RPA Submittal #192)
07-084113-0	193	Samples for Verification - Aluminum Storefronts-Entrance Doors & Tower Building Skylights Colors (RPA Submittal #193)
ARB 02-055000-0	194	Material Samples -Eco-Mesh Screen Color Finish (RPA Submittal #194)
ARB 05-1 42400-0	195	Samples for Initial Selection - PS Schindler Rigidized Stainless Steel 5WL Interior Elevator Panels (RPA Submittal #195)
ARB 03-055000-0	196	Structural Calculation - Parking Structure Eco-Mesh Screen (RPA Submittal #196)
03-102800-0	197	Product Data - Shower Stall Wheelchair Accessible Barrier Free with Grab Bar & Seat Alternate (RPA Submittal #197)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -30-

04-055113-1	198	Shop Drawings - Annex Building Added Stair #4 Rev.1 (RPA Submittal #198)
05-055113-1	199	Shop Drawings - Annex Building Added Stair #3 Rev.1 (RPA Submittal #199)
03-055113-1	200	Shop Drawings - Tower Building Added Stair #2 Rev.1 (RPA Submittal #200)
ARB 06-142400-0	201	Shop Drawings - Parking Structure Schindler Hydraulic Elevator (RPA Submittal #201)
05-102113.13-0	202	Sustainable Design Product data - Indicate Post & Preconsumer Recycled Content & Cost (RPA Submittal #202)
07-102113.13-0	203	Product Schedule - Tower & Annex Building Restroom Metal Toilet Compartments (RPA Submittal #203)
01-071416-0	204	Product Data - Cold Fluid-Applied Waterproofing (RPA Submittal #204)
11-224100-0	205	Product Data - B-Permit Rectangular Steel Pipes & Fittings Storm Drain Through Curb (RPA Submittal #205)
01-099000-0	206	Samples - Exterior Facade (Concrete-Brick-Terra Cotta) (RPA Submittal #206)
17-088000-0	207	Samples - Exterior Glazing (New Storefront Windows - Sawtooth Skylights - Steel Windows - Monitor Skylights)(RPA Submittal #207)
ARB 05-081113-0	208	Product Data - Parking Structure Hollow Metal Doors (RPA Submittal #208)
ARB 14-260000-0	209	Product Data - Parking Structure Light Fixtures & Switchgear (RPA Submittal #209)
13-230000-0	210	Product Data - Controls (RPA Submittal #210)
04-055213-0	211	Shop Drawings - Tower Building Stair #1 Rails & Barrier Gates (RPA Submittal #211)
03-055133-0	212	Product Data - Alaco Ships Ladder Model 775X - Crossover Access Ladder (RPA Submittal #212)
15-260000-0	213	Product Data - Electrical Firestopping (RPA Submittal #213)
01-093000-0	214	Product Data - CBP ProLite Tile & Stone Mortar (RPA Submittal #214)
05-093000-0	215	Samples for Verification - DalTile RM 92 Silver Spring (RPA Submittal #215)
12-224100-0	216	Product Data - Woodford Recessed Hose Bib Model B24 Anti-Siphon Protected Wall Faucet (RPA Submittal #216)
18-032000-0	217	Mill Certificates - Concrete Reinforcing (RPA Submittal #217)
15-230000-0	218	Project Load Calculations (RPA Submittal #218)
12-080351.23-0	219	Annex Building Historic Reproduction Steel Window Mock-Up & Proposed Perimeter Grout for Window Installation
28-033000-0	220	Concrete Certificates (RPA Submittal #220)
29-051200-0	221	Shop Drawings - Tower Building Roof Screen Gate (RPA Submittal #221)
02-033543-0	222	Sustainable Design - RetroGaurd & RetroPlate 99 Laboratory Test Reports (RPA Submittal #222)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -31-

04-033543-0	223	Product Data -Water Based Stain Resistant Concrete & Masonry Sealer with or without Aggregate (RPA Submtital #223)
05-033543-0	224	Product Data - Tower Building Shower Room SC-65 WB Polyurethane Sealer with Aggregate (RPA Submittal #224)
01-096513-0	225	Product Data - Johnsonite Resilient Rubber Wall Base with Toe Profile (RPA Submittal #225)
02-096513-0	226	Sustainable Design - Chapo Safe-Set 400 Cove Base Adhesive (RPA Submittal #226)
03-096513-0	227	Product Data - Elevator Vinyl Composition Tile (VCT) (RPA Submittal #227)
02-033000-0	228	LEED Product Data - Credit MR 4.1 & MR 4.2 (RPA Submittal #228)
29-051200-1	229	Shop Drawings - Tower Building Roof Screen & Gate Rev1 (RPA Submittal #229)
10-055213-0	230	Shop Drawings - Annex Building Added Stair #4 Rails (RPA Submittal #230)
30-051200-0	231	Shop Drawings - Annex Building Won Door Framing (RPA Submittal #231)
04-055133-0	232	Shop Drawings - Annex Building Walkover Parapet Ladder (RPA Submittal #232)
11-055213-0	233	Shop Drawings - Annex Building Exterior Elevated Walkway Rails (RPA Submittal #233)
33-051200-0	234	Shop Drawings - CMU Building Roof Screen Framing (RPA Submittal 234)
09-055213-0	235	Shop Drawings - Annex Building Added Stair #3 Stainless Steel Rails at Lobby Entrance (RPA Submittal #235)
04-055000-0	236	Shop Drawings - Paseo Railroad Tracks (RPA Submittal #236)
13-055213-0	237	Shop Drawings - CMU Building Guardrails at Loading Dock (RPA Submittal #237)
34-051200-0	238	Shop Drawings - CMU Building F.O.B Wood Beam Support Plates (RPA Submittal #238)
37-051200-0	239	Shop Drawings - Paseo l-Beam Light Poles & Anchor Bolts (RPA Submittal #239)
12-055213-0	240	Shop Drawings - CMU Building Mezzanine Railing (RPA Submittal #240)
13-224100-0	241	Product Data - Ceco Water Heater Rooms Floor Sinks (RPA Submittal #241)
38-051200-0	242	Mill Certification - High Strength Bolts (RPA Submittal #242)
06-084113-1	243	Aluminum Entrance Door Hardware Schedule (RPA Submittal #243)
05-334044-0	244	Product Data - Paseo Area Drains (RPA Submittal #244)
01-213113-0	245	Product Data - 6x4x12F-M Fire Pump Series 8100 (RPA Submittal #245)
03-032000-0	246	LEED - Product Data: Credit MR 4.1 & MR 4.2 (RPA Submittal #246)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -32-

19-032000-0	247	Mill Certificates - Concrete Reinforcing for Exterior Annex Elevated Walkway (RPA Submittal #247)
14-224100-0	248	Product Data - Woodford Model B74 Anti-Siphon Vacuum Breaker Protected Wall (RPA Submittal #248)
ARB 16-260000-0	249	Product Data - Parking Structure Display Case Light Fixtures (RPA Submittal #249)
02-079500-0	250	Product Data - Ceiling to Ceiling Expansion Joints Model WS-5 (RPA Submittal #250)
08-055113-0	251	Structural Calculations - Tower& Annex Building Structural Stair Design Calculations (RPA Submittal #251)
01-077243-0	252	Product Data - Sarnatred-V Rolled-Out Heat Welded Walkway (RPA Submittal #252)
02-077600-0	253	Product Data - California Architectural (CalArc) Pavers (RPA Submittal #253)
ARB 16-230000-0	254	Product Data - Parking Structure HVAC (RPA Submittal #254)
ARB 17-260000-0	255	Product Data - Parking Structure Switchgear (RPA Submittal #255)
ARB 12-084113-0	256	Shop Drawings - Parking Structure Display Case (Storefront) & Glazing (RPA Submittal #258)
12-083100-0	257	Product Data - ELMDOR Stainless Steel Ceiling Access Door (RPA Submittal #257)
06-099000-0	258	Samples - Back-Of-House Wall Color (Sherwin Williams OC-125 Moonlight White) (RPA Submittal #258)
04-096513-0	259	Samples for Verification - Resilient Rubber Wall Base (Johnsonite 48 Grey WG) (RPA Submittal #259)
07-099000-0	260	Samples - Annex 2nd Level Truss Color (Sherwin Williams 2121 -50 Iced Cube Silver Semi- Gloss) (RPA Submittal #260)
ARB 01-101400-0	261	Product Data - Parking Structure Non-Illuminated Clearance Barriers (RPA Submittal #261)
32-051200-0	262	Shop Drawings - CMU Building Elevator #4 Framing (RPA Submittal #262)
03-077243-0	263	Product Data - W.R. Meadows Whitewalk Roof Traffic Pads (RPA Submittal #263)
01-071416-1	264	Product Data - Cold Fluid-Applied Waterproofing Rev.1 (RPA Submittal #264)
01-075250-1	265	Product Data - Torch-Applied Bituminous Roofing Rev 1 (RPA Submittal #265)
ARB 18-260000-0	266	Product Data - Parking Structure Automatic Transfer Switch (RPA Submittal #266)
ARB 02-083320-0	267	Product Data - Parking Structure Cookson Overhead Coiling Grilles (RPA Submittal #267)
20-032000-0	268	Mill Certificates - Concrete Reinforcing for Annex SOG Between Gridlines 1-2 & H-l (RPA Submittal #268)
07-033000-0	269	Qualification Data - Installer & Supplier (RPA Submittal #269)
02-033713-0	270	LEED Product Data - Credit MR 4.1 & MR 4.2 for Shotcrete (RPA Submittal #270)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -33-

01-123600-0	271	Shop Drawings - Tower & Annex Building Restroom Countertops (RAP Submittal #271)
06-033543-0	272	Shop Drawings - Seaming Diagrams for Polished Concrete (RPA Submittal #272)
ARB 01 -321723-0	273	Product Data - Fast Dry Latex Traffic Marking Paint (RPA Submittal #273)
01-329000-0	274	Product Data - Planting Dry Goods (RPA Submittal #274)
ARB 05-055000-0	275	Shop Drawings - Parking Structure Chain Link Fencing & Swing Gates (RPA Submittal #275)
04-055113-2	276	Shop Drawings - Annex Building Added Stair #4 Rev.2 (RPA Submittal #276)
01-328416-0	277	Product Data - Irrigation Controls (RPA Submittal #277)
07-033453-0	278	Mock-Up- Polished Concrete Finishing (RPA Submittal #278)
11-084113-0	279	Installer Qualification - Liberty Glass Contractors State License Board Active License (RPA Submittal #279)
07-079500-1	280	Shop Drawings - Expansion Control Rev.1 (RPA Submittal #280)
08-033543-0	281	Product Data - Westcoat EC-11 Water-Based Epoxy (RPA Submittal #281)
06-055213-0	282	Shop Drawings - Tower Building New Stair #2 Above Existing Stair #1 Rails Framing Plan (RPA Submittal #282)
ARB 05-083320-0	283	Product Data - Parking Structure Cookson Overhead Coiling Fire Door (RPA Submittal #283)
ARB 16-260000-1	284	Product Data - Parking Structure Display Case Light Fixtures Rev.1 (RPA Submittal #284)
ARB 03-076200-0	285	Shop Drawings - Parking Structure Sheet Metal (RPA Submittal #285)
06-055000-0	286	Shop Drawings - Paseo Steel & Wood Seatwall (RPA Submittal #286)
35-051200-0	287	Shop Drawings - Paseo Bridge Framing (RPA Submittal #287)
36-051 200-0	288	Shop Drawings - Paseo Site Work Plates At Planter (RPA Submittal #288)
ARB 03-1 05220-0	289	Product Data - Parking Structure Fire Extinguisher & Fire Extinguisher Cabinets (RPA Submittal #289)
ARB 17-230000-0	290	Shop Drawings - Parking Structure HVAC (RPA Submittal #290)
ARB 19-260000-0	291	Shop Drawings - Parking Structure Electrical (RPA Submittal #291)
ARB 15-2241 00-0	292	Shop Drawings - Parking Structure Plumbing (RPA Submittal #292)
ARB 07-055000-0	293	Shop Drawings - Parking Structure Elevator Canopy (RPA Submittal #293)
ARB 08-055000-0	294	Shop Drawings - Parking Structure Elevator Separator Beam, Divider Screen, & Pit Ladder (RPA Submittal #294)
ARB 01 -210000-0	295	Shop Drawings - Parking Structure Fire Protection (RPA Submittal #295)
ARB 13-084113-0	296	Sample For Verification - Parking Structure Display Case Storefront Aluminum Extrusion (RPA Submittal #296)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -34-

ARB 04-071000-0	297	Sample For Verification - Parking Structure Elastomeric Coating Tremco Vulkein 350 (RPA Submittal #297)
08-099000-0	298	Sample For Verification - Restroom Ceilings (Benjamme Moore OC-5 Moonshine) (RPA Submittal #298)
ARB 09-099000-0	299	Sample For Verification - Parking Structure Transaction Window Frame & Hollow Metal Doors (PM-2 BM Decorator White) (RPA #299)
ARB 01 -079200-0	300	Sample For Verification - Tremco Dynomic 100 Sealant & Caulking (RPA Submittal #300)
01-088700-0	301	Product Data - SX-1000 Clear Cast Sand Blast Film (Tower Building Restroom Windows Level 3-5) (RPA Submmittal #301)
03-265010-0	302	Product Data - Paseo XF-7 Light Fixtures (RPA Submittal #302)
09-033543-0	303	LEED Product Data - Polished Concrete (RPA Submittal #303)
02-040326-0	304	Product Data -Spec Mix Mortar Cements Sand Masonry Mortar (RPA Submittal #304)
04-040326-0	305	Product Data - Historic Pointing Mortar (RPA Submittal #305)
05-040326-0	306	Product Data -JAHN M100 Terra Cotta & Brick Repair Mortar (RPA Submittal #306)
01-042200-0	307	Product Data - Angelus Split Face CMU Block (RPA Submittal #307)
29-033000-0	308	Product Data - Rapid Set High-Strength Structural Repair Mortar (RPA Submittal #308)
01-088300-0	309	Product Data - Tower & Annex Building Restroom Guardian UltraMirror (RPA Submittal #309)
ARB 02-111200-1	310	Shop Drawings - Parking Controls Equipment Rev.1 (RPA Submittal #310)
03-079200-0	311	Sample For Verification - Storefront & Sawtooth Skylights Dow Corning 795 Sealant (RPA Submittal #311)
ARB 06-083320-1	312	Shop Drawings - Parking Structure Cookson Overhead Coiling Fire Door Rev 1 (RPA Submittal #312)
ARB 10-099000-0	313	Sample For Verification - Parking Structure Sheet Metal Finish RAL 7010 (RPA Submittal
ARB 01 -099623-0	314	Sample For Verification - Parking Structure Madico Graffiti-Free 6 Mil (RPA Submittal #314)
16-329000-0	315	Sample For Verification - RWF Spec Mulch (RPA Submittal #315)
ARB 03-111200-0	316	Parking Structure Parking Controls Equipment Operation (RPA Submittal #316)
ARB 09-055000-0	317	Sample For Verification -Parking Structure Cham Link Fencing Finish (RPA Submittal #317)
10-084113-0	318	Shop Drawings - Capitol Doors 101.1 8 101.2Opcon Installation (RPA Submittal #318)
20-260000-0	319	Shop Drawings - UPSS Security System Plan (RPA Submittal #319)
ARB 11-099000-0	320	Sample For Verification - Parking Structure Stair Structure, Elevator Canopy, & Sheet Metal Finish (RPA Submittal #320)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -35-

01-092000-0	321	Product Data - Roof Elevator Lath & Portland Cement Plastering Infill (RPA Submittal #321 )
ARB 21 -260000-0	322	Shop Drawings - Parking Structure Fire Alarm Drawings (RPA Submittal #322)
ARB 01-111200-1	323	Product Data - Parking Structure Parking Controls Equipment Rev.1 (RPA Submittal #323)
17-329000-0	324	Sample For Verification - Paseo Planting Green Goods (RPA Submittal #324)
ARB 10-055000-0	325	Shop Drawings - Parking Structure Roll Up Grille HSS (RPA Submittal #325)
ARB 02-101400-0	326	Product Data - Parking Structure Signage (RPA Submittal #326)
ARB 05-055000-1	327	Shop Drawings - Parking Structure Chain Link Fencing &. Swing Gates Rev.1 (RPA Submittal #327)
ARB 03-105220-1	328	Product Data - Parking Structure Fire Extinguisher & Fire Extinguisher Cabinets Rev.1 (RPA Submittal #328)
31-051200-0	329	Shop Drawings - CMU Building Anchor Bolt Setting Plan & Template Assembly For Skylight Framing (RPA Submittal #329)
ARB 14-0841 13-0	330	Sample For Verification - Parking Structure Display Case Mullion Finish & Dow Corning 795 Sealant (RPA Submittal #330)
01-333913-0	331	Product Data - Paseo WunderCover (RPA Submittal #331)
ARB 04-111200-0	332	Sample For Verification - Parking Controls Equipment Finish (RPA Submittal #332)
07-055213-0	333	Shop Drawings - Tower Building Area Way Guardrail (RPA Submittal #333)
08-055213-0	334	Shop Drawings - CMU Building Skylight Guardrail (RPA Submittal #334)
01-321313-0	335	Product Data - Site Concrete Package (RPA Submittal #335)
09-321313-0	336	Design Mix - Site Concrete Mix Designs (RPA Submittal #336)
ARB 15-084113-0	337	Sample For Verification - PS Display Case Starphire Laminated Tempered Glazing (RPA Submittal #337)
ARB 07-083320-0	338	Sample For Verification - PS Cookson Clear Anodized Overhead Rolling Grille (RPA Submittal #338)
11-321313-0	339	Sample For Verification -Flatwork, Walls, & Stair Mock-Up Plan (RPA Submittal #339)
39-051200-0	340	Shop Drawings - Paseo Fence Embeds Per RFI 348 (RPA Submittal #340)
01-086200-0	341	Product Data - CMU Skylight (RPA Submittal #341)
04-055113-3	342	Shop Drawings - Annex Building Added Stair #4 Rev.3 (RPA Submittal #342)
33-051200-1	343	Shop Drawings - CMU Building Roof Screen Framing Rev.1 (RPA Submittal #343)
02-321123-0	344	Product Data - Crushed Miscellaneous Base (RPA Submittal #344)
07-087100-0	345	Product Data - Paseo Gate Hardware
40-051 200-0	346	Shop Drawings - Paseo Fence Footings I Beam Pole Footings, Cutoff Wall at Bridges, & Paving Steel Reinforcement
18-329000-0	347	Field Report - Tree Tagging (RPA Submittal #347)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -36-

33-051200-2	348	Shop Drawings -CMU Building Roof Screen Framing Rev.2 (RPA Submittal #348)
14-055213-0	349	Shop Drawings - Tower Building East Entry Stainless Steel Rails (RPA Submittal #349)
41-051200-0	350	Shop Drawings - CMU Skylight Framing & Associated Guardrails (RPA Submittal #350)
ARB 08-083320-0	351	Sample For Verification - Parking Structure Overhead Coiling Fire Door (RPA Submittal #351)
42-051200-0	352	Shop Drawings - Paseo Fence & Gate Framing (RPA Submittal #352)
04-086200-0	353	Sample For Verification -CMU Skylight Aluminum Framing Finish (RPA Submittal #353)
12-321313-0	354	Shop Drawings - Paseo Site Concrete Joint Plan (RPA Submittal #354)
01-072100-0	355	Product Data - CMU Building R-19 Fiber Glass Insulation (RPA Submittal #355)
15-329000-1	356	Product Data - Soils Amendment Rev. 1 (RPA Submittal #356)
13-321313-0	357	Sample For Verification - Paseo Site Concrete (RPA Submittal #357)
43-051200-0	358	Shop Drawings -Annex Building Stair 3 Entry Columns per RFI 413 (RPA Submittal #358)
44-051200-0	359	Sample For Verification - Elevated Walkway & Paseo Fence Welded Wire Mesh (RPA Submittal #359)
15-055213-0	360	Sample For Verification - Exterior Stairs & Ramp Stainless Steel Rails (RPA Submittal #360)
45-051200-0	361	Sample For Verification - Exterior Steel Finish Tiger Drylac RAL 7010 per RFI 510 (RPA Submittal #361)
05-086200-0	362	Sample For Verification -CMU Skylight Aluminum Framing Finish (Marquee Gray) (RPA Submittal #362)
06-086200-0	363	Sample For Verification -CMU Skylight Viracon Insulating Glass (RPA Submittal #363)
16-084113-0	364	Shop Drawings -Annex Building Stair 3 Entry Storefront (RPA Submittal #364)
01-321216-0	365	Product Data - Asphalt Mix Design (B-Permit Work) (RPA Submittal #365)

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -37-

Ford RFIs

Counter Prefix	Form Counter	Subject
RFI 02	1	Additional Information Necessary to Finalize PGMP Pricing
RFI 01	2	Otis Elevators & Various Others
RFI 03	3	Tower 5th Floor Interior Column & Bean Repair
RFI 04	4	K-5244-ER Vs. K-5244-ET Urinal
RFI 05	5	RTU3 System Serving Restaurant & Office
RFI 06	6	Ramp Access To Basement
RFI 07	7	Water Service from Street to the Building
RFI 08	8	Mechanical Pads
RFI 09	9	Demo of Electrical Room Wall
RFI 10	10	Partial Capital Demo for New Shear Walls & Collector Beams
RFI 11	11	Basement Clerestory Window Demo
RFI 012	12	Annex Building Brace Frame Connections
RFI 013	13	Splice Requirements
RFI 014	14	Detail 7/S4.02
RFI 015	15	Collector Plate at Ridge
RFI 016	16	Channel Reinforcement
RFI 017	17	Roof Drain & Overflow Routing
RFI 018	18	Steel Base & Acoustic Requirements
RFI 022	19	Basement Concrete Access Room
RFI 021	20	Water Proofing
RFI 019	21	West Elevation Basement Windows
RFI 020	22	Proposed Deck Cores
RFI 023	23	RTU Pads & Penetrations
RFI 024	24	Slab Edge Dimensions
RFI 025	25	Rails Per Landscape Drawings
RFI 026	26	Perforate Metal
RFI 027	27	Tube Steel Members Attachment
RFI 028	28	Wall Thickness for Tube Steel & Steel Thickness for the Angle Iron
RFI 029	29	Finish for Fencing & Gate
RFI 030	30	Roof Guardrail Detail Confirmation
RFI 031	31	Irrelevant Details
RFI 032	32	Gate Location at RTU-3C Mechanical Screen
RFI 033	33	Infill Framing Confirmation
RFI 034	34	Framed Roof Infill
RFI 035	35	Gate Location at the Mechanical Equipment Screen
RFI 036	36	Annex Building Rail at Elevated Walkway
RFI 037	37	Annex Building Entry Stair
RFI 038	38	Door Schedule
RFI 039	39	Tower Roof Screen Post Attachments
RFI 040	40	CMU Building Elevator Framing
RFI 041	41	Annex Building Brace Frames
RFI 042	42	Tower Roof Framing Beam
RFI 043	43	Railroad Track Size

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -38-

RFI 044	44	Details for Fastening the Railroad Track to the Base
RFI 045	45	Weep Holes
RFI 046	46	Bent Plate to Concrete Footing Connection Details
RFI 047	47	Cane Rails at Existing Stairs
RFI 048	48	Barrier Gates at Existing Stairs
RFI 049	49	Base Plate Detail
RFI 050	50	Field Splice Detail
RFI 051	51	High Strength Grout
RFI 052	52	Structural Beam Demo Confirmation
RFI 053	53	Splice Detail
RFI 054	54	Diameter & Embedment Length of Epoxy Bolts
RFI 055	55	Plate Weld Requirements
RFI 056	56	Epoxy Bolt Installation Confirmation
RFI 057	57	Angle Support to Wall/Framing Detail
RFI 058	58	Wall Thickness Confirmation
RFI 059	59	Angle to Tube Steel Welding Requirements
RFI 060	60	WT Beam Splice Detail
RFI 061	61	Existing Channels Confirmation
RFI 062	62	Lighting Conduit Runs & Grounding Proposed Cores
RFI 064	63	Annex Stair 3 Structural Detail & Demo Limits
RFI 063	64	Proposed Power Feeder Conduit Rack Route
RFI 065	65	Vertical Rebar Cored at Shear Walls
RFI 066	66	Roll Down Door Demo Confirmation
RFI 067	67	F-A5 Spread Footing Tie Confirmation
RFI 068	68	Door Schedule Bulletin 1 Comments
RFI 069	69	PSI Strength & Reinforcing Steel (Confirming RFI)
RFI 070	70	Wind Load Exposure
RFI 071	71	Shear Walls Dimensions
RFI 072	72	Cut Sections at Footings
RFI 073	73	New Shear Wall Off-Set Points
RFI 074	74	Wall Connection to Existing Columns
RFI 075	75	Underground Conduit Routes
RFI 076	76	Existing Column Structural Infill Detail
RFI 077	77	Limits of Demolition
RFI 078	78	Steel Handrails Clarifications
RFI 079	79	Bulletin 2 Structural Drawing Clarification
RFI 080	80	Existing Basement Shaft Wall Demo Confirmation
RFI 081	81	Annex Roof Deck Unistrut Bridging Confirmation
RFI 082	82	Steel Collector Above Roof Skylight
RFI 083	83	Column Line & New Shotcrete Wall Interference
RFI 084	84	Beam Dimensions with Reference to Gridline
RFI 085	85	New Spread Footing Undermining
RFI 086	86	Section Details Needed
RFI 087	87	Glass Size
RFI 088	88	Exterior Concrete Paint & Primer Products
RFI 089	89	Shear Wall Connection

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -39-

RFI 090	90	Suggested Demolition
RFI 091	91	Slot Cut Method Confirmation
RFI 092	92	Tower Basement Clerestory Windows
RFI 093	93	Finish Legend
RFI 094	94	Restroom Tile
RFI 095	95	Column Capital Demo
RFI 096	96	Tower Basement Existing Slab Demo Confirmation
RFI 097	97	New Shear Walls Vertical Rebar Through Heavily Congested Rebar Areas
RFI 098	98	Floor/Wall Penetration
RFI 099	99	Revised Mechanical RTU Layout
RFI 100	100	Expansion Joints
RFI 101	101	Tile Types & Locations
RFI 102	102	Plumbing Within Footings
RFI 103	103	4th & 5th Floor Elevation Confirmation
RFI 104	104	Existing Concrete Demo Confirmation
RFI 105	105	Fire Extinguisher Cabinets & Extinguishers
RFI 106	106	Annex Shear Walls - Vertical Rebar Dowels into Existing Slab Confirmation
RFI 107	107	Channels at Parapet
RFI 108	108	Annex Shear Wall Intersecting Existing Concrete Beam Confirmation
RFI 109	109	Undermining
RFI 110	110	Rebar Dowel Embedment
RFI 111	111	Threaded Rebar
RFI 112	112	Beam Support Demo Concern
RFI 113	113	Backfilling Confirmation
RFI 114	114	Existing Glass Block Skylight Structural & Waterproofing Details Infill Info.
RFI 115	115	Threaded Rebar
RFI 116	116	New Shear Wall Corner Chipping
RFI 117	117	Aggregate Base Course & Asphalt Paving Thickness
RFI 118	118	ASi Signage
RFI 119	119	Metal Pan-Filled Stairs In Lieu Of RediStair
RFI 120	120	Roof Monitor Flashing
RFI 121	121	Elevator Walls Conflict with Existing Footings
RFI 122	122	Existing Wall In FT-2 Footing
RFI 123	123	Tower Elevator Column Field Splice
RFI 124	124	Built Up Slabs - Dirt Backfilling In Lieu of Foam
RFI 125	125	Conduit Sleeve Locations in Shear Walls
RFI 126	126	Complete Mechanical RTU - Equipment Pad Layout
RFI 127	127	Bobrick Soap Dispenser Discontinued
RFI 128	128	Pavement Markings
RFI 129	129	Roof Drain Grout Spec.
RFI 130	130	Annex Switchboard MSA
RFI 131	131	Tenant Metering Requirements & BMS

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -40-

RFI 132	132	Knox Boxes Determination
RFI 133	133	Door 180.1 Roll Down Door per Bulletin 2
RFI 134	134	Entrance Floor Mats
RFI 135	135	Detail 6/A9 11 -Threshold
RFI 136	136	Annex Wall Intersecting At Existing Beam Detail
RFI 137	137	Concrete Pavers At The Paseo
RFI 138	138	Anti Graffiti Film at Glass Doors
RFI 139	139	Glass & Glazing
RFI 140	140	Plumbing Chase Walls in Restrooms
RFI 141	141	Door Opening Dowel Embedment
RFI 142	142	Built Up Slab Cut Section Request
RFI 143	143	RTU Conduit Blockout Room 511
RFI 144	144	Annex Footing 5 - Gridline T Existing Footings
RFI 145	145	Tower Basement Footing 2 & 3 - Epoxy Dowels in Lieu of Demo
RFI 146	146	Annex Footing 5 - Existing Tie Footing Epoxy Dowel Confirmation
RFI 147	147	Mechanical Built-Up Slab Detail Confirmation
RFI 148	148	Tower Basement Footing (1-3) - 2 Pour System in lieu of Monolithic Pour
RFI 149	149	Furred Out Walls needed for Service Sink Waste Vents and Water Lines
RFI 150	150	Aluminum Framed Entrances & Storefronts
RFI 151	151	Exterior Glazing Specification
RFI 152	152	Metal Framed Skylights Wind Load
RFI 153	153	Revised Wall Schedule & Revise Wall Type’s on Plans Request
RFI 154	154	Structural Design for Elevator Tube Steel Supports
RFI 155	155	Elevator Pit Dimension Clarification Sketch Request
RFI 156	156	Bulletin 2 Missing Sheets A9.71 & A5.00
RFI 157	157	Dimension Detail of Frames & Pockets at All Door Pockets
RFI 158	158	Won Door & Brace Frame Coordination
RFI 159	159	Framing Details & Structural Support for Won Doors
RFI 160	160	Coordinate All DWG Dimensions to Either FOF or FOS
RFI 161	161	Detail 1/A8 13 Missing Dimensions
RFI 162	162	Detail 1&3/A8.01 Missing Dimensions
RFI 163	163	Masonry Infill Demo Confirmation
RFI 164	164	Restroom & Stair Dimensions With Reference to Gridline
RFI 165	165	Proposed Sewage Ejector Locations
RFI 166	166	Tower Basement Column Footing G4 Additional Required Demolition Based Off New Elevator Pit Dimensions
RFI 167	167	Structural Support Needed for Elevators 1 & 2 Opening
RFI 168	168	Elkay EDFP217C Drinking Fountain Substitution
RFI 169	169	Tower Rooftop Collector Plates In Relation to the Existing Sawtooth Skylights
RFI 170	170	MEP Shear Wall Penetrations - Tower & Annex Building
RFI 171	171	Suspended Sound Traps Below the Roof Deck for RTU-1

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -41-

RFI 172	172	RTU-3 Service Access
RFI 173	173	Tower Basment Stariwell SOG
RFI 174	174	Proposed Area of Cut for Seeley Brothers Single Door Rough Opening
RFI 175	175	Additional Tower Basement Restroom Dimensions
RFI 176	176	Annex Building Brace Frame Base Plates Per Detail 3/S4.01
RFI 177	177	Tower Building Collector Plates At Roof Details 4 & 14/S4.00
RFI 178	178	Vertical Threaded Rebar At Annex Building
RFI 179	179	Tempered Glass Heat Soaking Testing
RFI 180	180	Anti-Graffiti Finish
RFI 181	181	Security Rough Installation Details
RFI 182	182	Ground Floor Construction Joint at Concrete Beam
RFI 183	183	Restroom Plumbing Chase Wall Dimensions
RFI 184	184	Tower Building Parapet Channels at Roof Detail 9/S4.00
RFI 185	185	Aluminum Glass Storefront Doors
RFI 186	186	Annex Building Channel Strengthening Detail 7/S4.00
RFI 187	187	Shear Wall 180 Degree Hooks in Lieu of 90 Degree Hooks
RFI 188	188	Annex Electrical Room 154- Wall Location
RFI 189	189	Collector Beam Dowel U-Shaped Layout
RFI 190	190	Erico Lenton EL22S4 Bolt Coupler In Lieu of Threading The #8 Bar
RFI 191	191	Elevator Feeder Conduit Routing
RFI 192	192	Basement Level Wall Thickness Increase
RFI 193	193	Threaded Bar
RFI 194	194	Slab On Grade Replacement Detail
RFI 195	195	Hairpin Ties
RFI 196	196	Plenum Rated Cable
RFI 197	197	Collector Beam Stirrup
RFI 198	198	Tower Building Roof Puddling
RFI 199	199	Tower Building Roof Top Collector Beam Location
RFI 200	200	Beam at the Tower Roof Along Gridline 3
RFI 201	201	Vertical Construction Joint at Shear Walls
RFI 202	202	Tower Basement Bathroom Ceiling
RFI 203	203	TX-2 Conflict with Sink
RFI 204	204	Collector Beam Through Shear Wall Detail
RFI 205	205	Annex Shear Wall Along Gridline T
RFI 206	206	Divider Beam at Existing Shear Walls
RFI 207	207	Aluminum/Glass Doors
RFI 208	208	Tower Building Level 1 - Main Entrance Card Reader
RFI 209	209	Annex Building Baseplate Template - Layout Holes
RFI 210	210	KGM F-6 Light Fixture Specifications
RFI 211	211	Sanitary Waste Elevation in Basement
RFI 212	212	Annex Building Wall Penetration on Grid N (3/4)
RFI 213	213	Deck Infills Straight Dowels
RFI 214	214	Tower Gound Floor Infill at Gridlines F/G & 5/6

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -42-

RFI 215	215	Additional Information Required Regarding RFI 101 - Tile Types & Location
RFI 216	216	Deck Infills - Shoring Strip
RFI 217	217	Annex Walls On Gridlines 3/4 Between Gridlines S/T
RFI 218	218	Tower Ground Level Interior Partition Demo Confirmation
RFI 219	219	TX-2 COnflict with Sink Alternate Location Response
RFI 220	220	Detail 2/S4.10 4x Purlins
RFI 221	221	Benchmark Elevation Related To 9’ OverEx.
RFI 222	222	Roof Top Collector Beams - Rebar Transition from Overhead Beam to Side Beam
RFI 223	223	#8 Rebar for Roof Level Collector Beam on Gridline D
ARB RFI 224	224	CCTV Conduit Stub-Out Locations
RFI 225	225	Tower Building Depressed Slab Dimensions Detail 7/S4.10
RFI 226	226	Detail 7/S4.10 Depressed Slab Section Dimension Confirmation
RFI 227	227	Tower Building Roof Top Raised Deck Elevation & Dimensions Request
RFI 228	228	Required Sawcut & Demolition Confirmation In Annex Building
ARB RFI 229	229	Electrical Scope of Work Card Readers
RFI 230	230	Power Assist Operators
RFI 231	231	Horizontal Sliding Doors
232	232	Annex Building Channels at Roof Details 5, 7, 10/S4.01
RFI 233	233	Pay-On-Foot Station Locations Confirmation
ARB RFI 234	234	Paseo Tile Extension
RFI 235	235	Annex Footings F-A1 & F-A2 Existing Conditions
RFI 236	236	Annex Loading Dock - Existing Footing
RFI 237	237	Detail 3C/S1.11 Bulletin 3 (Confirming)
RFI 238	238	Proposed CMU Building Electrical Room
RFI 239	239	Annex Stair 3 Dimension Confirmation
RFI 240	240	Tower Building Elevators 1 & 2 Repair Procedures
RFI 241	241	Elevator Machine Room Rating
RFI 242	242	F2, F4 & F5 Bulletin 3 Lighting Fixtures Conflicts
RFI 243	243	Mechanical Wind Screen Confirmation
RFI 244	244	2nd Floor Annex Building Temporary Support
RFI 245	245	Annex Building Brace Frame Conflict with Existing Beam
RFI 246	246	Northwest CMU Entrance Storefront Detail 5/A8.02
RFI 247	247	Annex Building WT Framing at Roof Level
RFI 248	248	3/8” Connection Plates at the Ends of the WT 6 x 29 Sections Confirmation
RFI 249	249	3/4” - 1 “ Diameter Rods Repair or Replacement Confirmation
RFI 250	250	FA-1 Footing Section Proposal (Confirming RFI)
RFI 251	251	Parking Garage Motorcycle Designated Spaces
RFI 252	252	Tower Building Mechanical Penthouse (N) Cone. Pilaster Confirmation
RFI 253	253	Tower Building Basement 2-1/2” Core for Line Set
RFI 254	254	Annex Building Roof Slab Mechanical Pads Dowel Embedment
RFI 255	255	Tower 5th Floor Collectors Existing Conditions

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -43-

RFI 256	256	Elevator Hoistway Proposed Relief Vents
RFI 257	257	CMU Elevator Machine Room & Electrical Room Fire Rating Hard Lid Ceiling Confirmation
RFI 258	258	Annex Building Electrical Room - Required Means of Egress
RFI 259	259	Tower Building Level 5 Sleeve Penetration for 3” HHWS/R
RFI 260	260	Surface Parking Lot - Not In Contract Confirmation
RFI 261	261	Tower Building Roof Level Standpipe Location Confirmation
RFI 184-1	262	Tower Building Parapet Channels at Roof Detail 9/S4.00
ARB RFI 263	263	Parking Structure Point-Of-Connection for Tele/Data Line
RFI 264	264	Bulletin 3 Annex Building Restroom Dimensions Confirmation
RFI 249-1	265	3/4”- 1” Diameter Rods Repair or Replacement Confirmation / Material Specification
RFI 266	266	Plywood Backboards and FRP Wall Panels at Janitors Closets
RFI 267	267	Tower Building Mechanical Wind Screen Revised Structural Design
RFI 268	268	Annex Building 2nd Floor East Wall Infills Confirmation
RFI 269	269	Tower Building Elevators 1 & 2 HSS 6 x 6 x 5/16 Columns Alternate Detail
RFI 270	270	Electrical Site Pullbox Location Confirmation
RFI 271	271	Tower 5th Floor -Collector Beam Alignment/ Shotcrete Void Confirmation
RFI 272	272	Annex Building 2nd Floor - Gridline H Baseplate
RFI 273	273	Tower Building Basement B103.1 Door Size Revisions
RFI 274	274	(2) Steel Beams Located on Tower Building Gridline H between Gridlines G & F Demo Confirmation
RFI 248-1	275	5/16” Fillet Weld on Both Sides of the 3/4” Plate When Plates are at a 90 Degree Angle
RFI 275	276	Tower Building Penthouse Level Cores for Lineset & Controls - Location Confirmation
RFI 276	277	Annex Building WT Braces at Roof/Detail 8/S4.01
ARB RFI 278	278	Parking Structure Electrical Room AC Unit Relocation Confirmation
RFI 279	279	Tower Building Water Tower Light Fixture Location
ARB RFI 280	280	Parking Structure Elevator Lobby Emergency Phones
RFI 281	281	Annex building 2nd Floor - Threaded Rebar Drill - Epoxy
RFI 282	282	South Tower Building Penthouse Wall Infills
RFI 283	283	Elevator 3 Total Rise
RFI 284	284	Penthouse Door Layout Dimensions & Elevations
RFI 285	285	Annex/CMU Building New Opening Demo Limits
RFI 286	286	Parking Structure Stair Pathways Into Paseo
RFI 267-1	287	Tower Building Mechanical Wind Screen Revised Structural Design Confirmation
RFI 288	288	Annex Building Wall Extensions on Gridline H Between Gridlines 4 & 5

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -44-

RFI 289	289	Annex Building 2nd Level Baseplate Holes
RFI 247 R1	290	Annex Building WT Framing at Roof Level Location
RFI 290	291	Stair #3 Surrounding Walls Rating Confirmation
RFI 291	292	CMU Building RTU-7 Roof Leveling Pad Details
RFI 248 R2	293	3/4” X 6” Plates with a 3/8” Fillet Weld
RFI 292	294	Annex Building Pipe Station Roof Top Attachment
RFI 293	295	Annex Building Brace Frame Base Plate Plug Weld
RFI 294	296	T-Line 2nd Level Annex Building Shear Wall Connection Above Existing Steel Beam
RFI 295	297	Tower Building Basement Restroom 7’-6” Soffit & Access Panel Locations Confirmation
RFI 296	298	Annex Building SOG to Tower Building Slab Deck Rebar Doweling Confirmation
RFI 297	299	Tower Building Mechanical Penthouse Detail 22/A9.61
RFI 298	300	Bulletin 3 Sheet A8. 09 Dimensions Vindication
RFI 299	301	4 1/2” Pipe In 3 3/4” Framed Wall Conflict (North Wall of Closet 107B)
RFI 267 R2	302	Tower Building Mechanical Screen Anchor Bolts Confirmation
RFI 301	303	Tower Building Elevator Overrun Column Base Plate
RFI 302	304	Annex Building Brace Frame Column Connection Welding Confirmation
RFI 301 R1	305	Tower Building Elevator 1 & 2 Overrun Framing
RFI 247 R2	306	Annex Building Added WT’s at Gridline N
ARB RFI 303	307	Parking Structure Fire Alarm Interface
RFI 304	308	Tower Building Elevator 1 & 2 Guiderail Support Columns
RFI 305	309	CMU Building Elevator #4 Pit Epoxy Dowels Confirmation
RFI 294 R1	310	T-Line 2nd Level Annex Building Shear Wall Connection Above Existing Steel Beam
RFI 267 R3	311	Tower Building Mechanical Equipment Screen Fixed Elevation
RFI 117 R1	312	Aggregate Base Course Type
ARB RFI 280	313	Parking Structure Elevator Lobby Emergency Phones
RFI 247 R3	314	Annex Building WT Framing at Roof (Concrete Roof Deck Sagging)
ARB RFI 306	315	Spandrel Wall In Lieu of Barrier Cable on P5
RFI 307	316	Tower Building SOG Replacement Required Between Gridlines 1/2 & H/l
RFI 308	317	Fire Pump Pad Location Confirmation
RFI 100 R1	318	Expansion Joints
RFI 309	319	CMU Elevator Embeds Dimensional Location Request
RFI 256 R1	320	Elevator Hoistway Relief
RFI 310	321	Tower Building Window Tie-In Detail Needed
RFI 304 R1	322	Tower Building Elevator 1 & 2 Guiderail/Counter Weight Support Columns
RFI 311	323	Tower Building Depressed Slab Cut Section Between Gridlines 5/6 & F/G

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -45-

RFI 312	324	Tower Building 5th Floor Elevated Slop Sink with Proposed Dirty Arm
RFI 313	325	Tower Building Level 1-3 HHWSR Cores
RFI 293 R1	326	Annex Building Brace Frame Grout at Base Plates
RFI 314	327	Annex Building Stair 3 Handrail Confirmation
ARB RFI 315	328	Parking Structure Elevator Hoistway Door Openings
RFI 316	329	CMU Existing Stair Landing/Deck Support
RFI 317	330	Tower Building Roof Railing Extent
RFI 318	331	Tower Building Restroom Ceiling Heights (Level 3-5)
ARB RFI 319	332	Parking Structure Elevator Oil Line & Conduit
RFI 291 R1	333	CMU Building RTU-7 Roof Leveling Pad Detail
RFI 267 R4	334	Tower Building Mechanical Roof Screen Column Height Confirmation
RFI 320	335	Annex Building Stair 4 Infill Confirmation & Details Required
RFI 321	336	MEP Penetration Through Web of Horizontal Structural Steel Located in the Annex Between Gridlines H & I
RFI 302 R1	337	C 15X33. 9 Channel Weld to New Brace Frame Confirmation
RFI 322	338	Paseo Fence Footings In Conflict With Parking Structure Footings
RFI 302 R2	339	Annex Building Brace Frames Existing Framing
RFI 267 R5	340	Tower Building Roof Screen Column Base Plates
RFI 215 R1	341	Height Of Tiled Walls & Tile Cuts Confirmation
RFI 302 R3	342	Annex Building Brace Frame New Channel To Beam Connection
RFI 230 R1	343	Which of the Two Doors Leaves In The Power Assist Doors Is To Received The Assist Unit
RFI 323	344	Annex Level 2 Hanger Attached to C-Channel Using Through Bolts Confirmation
RFI 324	345	CMU Building RTU-7 Supply & Return In Conflict with Existing CMU Roof Framing
RFI 325	346	North CMU Storefront Opening Proposed Framing Dimensions
RFI 326	347	4” to 6” Tower Building Wall Confirmation
RFI 327	348	North CMU Storefront Opening Conflicts with Existing CMU Level 1 Deck Beam
RFI 215 R2	349	Tile Grout Layouts To Enable Layout Of Restroom Accessories
RFI 328	350	Dimensioned Elevations Coordinating Restroom Accessories & Electrical Devices
RFI 329	351	Restroom Paper Tower Dispenser in Direct Conflict with Receptacle
RFI 330	352	Recreated Historic Steel Window Openings
RFI 331	353	Permanent Fire Department Connection (FDC) Location Confirmation
ARB RFI 332	354	Parking Structure North & South Entrance/Exit Barrier Beams
ARB RFI 333	355	Parking Structure Management Office Transaction Window Orientation

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -46-

RFI 329 R1	356	Restroom Paper Towel Dispenser in Direct Conflict with Receptacle
ARB RFI 334	357	Parking Structure Stairs, Hollow Metal Doors, & Elevator Hoistway Paint Color
RFI 320 R1	358	Annex Building Stair 4 to be Mirrored in the North/South Direction
RFI 280 R2	359	Parking Structure Emergency Phone Locations
RFI 335	360	Annex Building Monitor End-Caps
RFI 320 R2	361	Annex Building Stair 4
RFI 336	362	Tower Building to Annex Expansion Joints
RFI 337	363	Automatic Sprinklers at Tower Building Historic Ceiling
RFI 329 R2	364	Tower Building Basement Restrooms Receptacle Relocation Confirmation
ARB RFI 338	365	Parking Structure Pay In Lane Station
ARB RFI 339	366	Parking Structure Trash Enclosure Layout Confirmation
ARB RFI 340	367	Parking Structure Planter Drainage
ARB RFI 341	368	Parking Structure Electrical Room Condensing Unit Location Confirmation
RFI 342	369	Structural Jam Detail on Gridlines T between Gridlines 2 & 3 Door Openings
RFI 343	370	Annex Building Exterior Elevated Walkway Ramp Detail Confirmation
RFI 344	371	CMU - Prep & Repair Existing Metal Roof to Wall Straps
RFI 345	372	Exterior Stairs Tooled Treads Confirmation
RFI 346	373	Paseo Metal Header at Rain Garden Detail 9/L-3.10
RFI 347	374	Paseo Steel & Wood Bench
RFI 348	375	Paseo Steel Fence Footing
RFI 283 R1	376	Tower Building Elevator 3
RFI 349	377	Won Door Hilti Bolt Confirmation
RFI 350	378	Paseo Light Fixtures
ARB RFI 224	379	Additional CCTV Interior Camera Exposed Conduit Route Confirmation
RFI 351	380	Annex Building Sections Requested
RFI 352	381	XF-3 BEGA 9560LED RAL Bollard Light Fixture Footing Detail Request
RFI 256 R2	382	Elevator Hoistway Relief
RFI 353	383	Max Well IV Overall Depth & Infiltration Depth
RFI 354	384	Tower Building Basement Showers Reflected Ceiling Plan
RFI 355	385	Flush Mounted Hose Bibbs at Tower & Annex Roofs
RFI 230 R2	386	Power Assist Doors - Bollard Type Activation Plate Mounting Confirmation
RFI 356	387	Exterior Stairs & Ramps Cane Detection Confirmation
ARB RFI 332	388	Parking Structure Clearance Barrier Finish
RFI 357	389	West Annex Exterior Elevated Walkway Control Joint Confirmation
RFI 358	390	Annex & CMU Building Level 2 Flex Joint Deflections

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -47-

RFI 359	391	Tower Building Basement Electrical Room B115 Fire Rating Confirmation
RFI 360	392	Supplemental Anchorage Detail for Annex Building Roof Deck to Meet Anchorage & Seismic Requirements
RFI 302 R4	393	Annex building Added Channels Detail Confirmation
ARB RFI 361	394	Parking Structure Short Term Bicycle Rack
ARB RFI 362	395	Parking Structure Chain Link Security Fence Locations Confirmation
RFI 363	396	Window Expansion Joint Between Tower & Annex Building
RFI 267 R6	397	Tower Building Roof Screen Embedment for the Epoxy Anchors Confirmation
ARB RFI 338	398	Parking Structure North Exit Pay In Lane Station
RFI 364	399	Sika RoofPro 641 Application Location Confirmation
RFI 365	400	Termination Detail for Roof Membrane Installation at the CMU to Annex Wall
RFI 366	401	End of Valleys at Sawtooth Skylights of Tower Roof
RFI 367	402	PVC Clad Metal Door Threshold Pan Flashing
RFI 368	403	Structural Support After Column Demolition Between Annex & CMU Building 2nd Level
RFI 369	404	Tower Building Roof Pedestal Pavers Termination Detail
RFI 370	405	North & South Tower Roof Penthouses Access Ladder Specification & Location
RFI 371	406	XF-6 Light Fixture Layout
RFI 372	407	CMU Building Roof Confirmation
RFI 373	408	XF-5 Catenary Attachment to East Parking Structure Facade
RFI 374	409	Interior & Exterior Concrete Repair Confirmation
ARB RFI 361	410	Long-Term Bicycle Rack Layout Confirmation
ARB RFI 375	411	Parking Structure Trash Compactor Color Option
ARB RFI 332	412	Parking Structure Entrance & Exit Clearance Barriers
ARB RFI 377	413	Chain Link Fence Infill Between South Entrance/Exit Roll Up Grilles
RFI 376	414	Elevator 3 Steel Confirmation
RFI 378	415	North Tower Building Storefront Curbs
RFI 379	416	CMU Building Loading Dock Curbs for New Storefront Systems
RFI 380	417	Tower Building Area Way Sills Detail
RFI 381	418	Annex Building Voids Along Gridline 1
RFI 336 R1	419	Annex Monitor End Cap Curbs & Curb Along Annex Roof at Gridline H Details Request
RFI 382	420	Annex Building 6” Hub Drains Relocation
RFI 383	421	Intermediate Horizontals in Windows
ARB RFI 384	422	Parking Structure Elevator Flooring
RFI 371 R1	423	XF-6 Stake Mount Confirmation
ARB RFI 385	424	Parking Structure Address Sign & Knox Box Location Confirmation
RFI 386	425	Section Cut Along Gridline 6 South of Gridline G

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -48-

RFI 387	426	Tower & Annex Buildings Sill Construction Confirmation Along Gridline 6
RFI 388	427	Annex Building Infill Confirmation On Gridline 6 Between Gridlines M & N
RFI 389	428	Section Cuts Requested on Gridline 6 Between Gridlines L & M
RFI 310 R1	429	Tower Building Window Tie-In Detail
RFI 335 R1	430	Annex Building Monitor End-Caps
RFI 390	431	Tower Building Restroom Water Curtain Requirements
RFI 391	432	Sheet Metal Expansion Joint Cover at Tower To Annex Building
RFI 392	433	Tower Building Restroom Levels 3-5 RCP Revision Confirmation
RFI 393	434	(2) Paseo Gate Post In Direct Conflict With Building Foundation
RFI 394	435	XF-7 Tree Strap Size Determination
RFI 395	436	Ceiling Section Cut at New Storefront on Gridline 6 Between Gridlines L & M
RFI 320 R3.1	437	Annex Building Stair 4 Roof Framing
RFI 397	438	Tower Building Closet Door 207. 1 to be Changed to 2’-8”
RFI 398	439	Tower Building Elevator Lobby Total Door Frames
RFI 399	440	Roll-Up Door 180.1
RFI 400	441	CMU Skylight Requested Sections
RFI 401	442	CMU Building Mechanical Roof Screen
RFI 396	443	Tower Building Restroom Draft Stop on Levels 3-5
RFI 402	444	Tower Building to Paseo Pavers
RFI 403	445	Tower Building Lobby Terminal Hall Buttons Location Confirmation
RFI 320 R3	446	Annex Building Stair 4 Roof Framing
ARB RFI 404	447	Parking Structure Knox Box Finish & Location
RFI 405	448	VAV Controls & Electrical Coordination
RFI 406	449	Tower Building Elevators Overrun Framing
RFI 407	450	Suspending Fan Coils & Seismic Cables from Wood Purlins Confirmation
ARB RFI 408	451	Parking Structure Security Screen Panels Confirmation
RFI 409	452	Tower Building Northeast Exterior Copper Pipe Confirmation
RFI 410	453	Proposed Surface Mounted Hose Bibb Location Confirmation
RFI 411	454	Annex Building 2nd Level Restroom Slop Sink & Water Heater Conflict
RFI 413	456	Tower & Annex Building East Facade
RFI 414	457	Tower Building Plates At Entry Per Detail 10/A9.40
RFI 415	458	Existing Infills At Basement Windows South Of Areaway
RFI 416	459	(Tower, Annex, & CMU) Hollow Meta Doors & Frames
RFI 417	460	Tower Building Elevator #3 Pit Demo Confirmation
RFI 418	461	Parapet Blocking Attachment
RFI 419	462	East Annex Parapet Wall
RFI 420	463	Restroom Hollow Metal Doors Knock On Trim
ARB RFI 361	464	Parking Structure Short Term Bicycle Rack Location
RFI 421	465	Tower Building Elevator Lobby Ceiling Finish
RFI 422	466	Loose & Flaky Ceiling Confirmation

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -49-

RFI 423	467	Tower & Annex Building Stairwell Finish
RFI 424	468	Revisions For Makeup Air In Tower Building Restrooms Confirmation
RFI 425	469	Roofing Detail for Duct & Mechanical Screen Supports
RFI 426	470	Annex Building Plate At Expansion Joint Per Detail 9/S4.01
ARB RFI 427	471	Parking Structure Display Case Light Fixture Control
RFI 428	472	Handrail Brackets Per Detail 13/A7.02
RFI 429	473	Gas Meter Room Layout Confirmation
RFI 430	474	CMU Building Wall Demo Confirmation
RFI 431	475	Landscaping Detail 5/L-3.10 Dimensions Request
ARB RFI 432	476	Parking Structure Clearance Barrier Beams Finish
RFI 434	477	CMU Building 2nd Level Opening Post Shore Confirmation
RFI 435	478	Elevated Walkway Guardrail Concerns
RFI 436	479	Missing Parapet Wall Detail at Annex Roof
RFI 437	480	Storefront Aluminum Framing In Direct Conflict With Existing Column Capitals
RFI 438	481	Electrical Conduit Encasement At Tower Basement Ceiling
RFI 439	482	CMU Skylight Blocking & Flashing Confirmation
RFI 440	483	UPSS Security Plans Conduit Rout & Shorenstein Design Requirements
RFI 441	484	Restroom Thresholds Confirmation
RFI 442	485	Tower Building Basement Shower Room Tile Grout Confirmation
RFI 443	486	Standpipe and Door Conflict at Stair 2 Landing
RFI 444	487	Smoke Detector Access Ladders at Top of Elevator Shaft
RFI 445	488	Tower Levels 3-5 South Interior Elevations at Restrooms
RFI 446	489	Paper and Trash Dispenser Relocation
RFI 447	490	Means to Access Elevator Control Room on Tower Building Roof
RFI 448	491	Tower Building Elevator Lobbies B-5 Level of Repair Finish
RFI 449	492	DWP Utility Yard Concrete Paving Details
RFI 450	493	Tower Building Parapet Railing Finish
RFI 451	494	Annex 2nd Level Structure Steel l-Beam Finish
RFI 335 R2	495	Annex Monitor End Cap Returns - Waterproofing
RFI 452	496	CMU Skylight Concerns
RFI 453	497	Total Doors Finish Color
RFI 454	498	Exterior Elevated Walk Way Guardrail - Area Way Guardrail - Paseo Steel Clear Powder Coat Finish
ARB RFI 455	499	Parking Structure Grille Key Switches & Button Locations
ARB RFI 456	500	Parking Structure Phone/Data Lines
RFI 457	501	CMU Skylight Confirmation
RFI 458	502	Annex Wet Stack Pipes Relocation Due to North Facing Duct Confirmation
RFI 459	503	Tower Building North Elevation Historical Windows Confirmation
RFI 460	504	Paving Details Request for Concrete Located on the Backside of West Parking
		Structure Facade

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -50-

RFI 461	505	Paseo Bridge Framing Confirmation
RFI 462	506	Annex Building FSD Confirmation Between Gridlines M/N & 3/4
RFI 463	507	Ventilation or AC for Stair 3 & 4
RFI 464	508	Duct Detector Clarification
ARB RFI 465	509	Parking Structure Recessed Card Reader Box At North Entry
RFI 466	510	XF-5 Catenary Lighting Conduit Routing
RFI 467	511	Paseo Bridge Framing - Site Concrete - Planter Box Location Confirmation
RFI 468	512	Tower Building Parapet Detail Request
RFI 469	513	Light Fixture Location Request
RFI 470	514	Angle For Stair #4 Beam Connection
RFI 471	515	Evacuation & Egress Signage Graphics
RFI 472	516	Guardrail at Loading Dock in CMU Building
ARB RFI 473	517	North Entrance and Exit Key Switch
RFI 474	518	Paseo I Beam Footings
ARB RFI 476	519	Stairway Warning Strip Color
ARB RFI 475	520	Parking Controls AMI Parking Rate Request Form
RFI 475	521	Stair 4 Roof Framing
RFI 477	522	Stair 4 Roof Framing
RFI 478	523	Paseo South Pathway Rail ADA Compliant Confirmation
RFI 479	524	Paseo Concrete Stair Nosing Confirmation
RFI 480	525	Paseo Southwest Fence Confirmation
ARB RFI 481	526	Parking Structure Transaction Window Sealant
RFI 477 R1	527	Stair 4 Roof Framing
RFI 482	528	Tower Building Lobby HVAC Additions
RFI 483	529	Tower Building Mechanical Penthouse Access Ladder Security Measures
RFI 484	530	Tower Building Roof Level Terra Cotta/Plaster Wall Replacement
RFI 485	531	Paseo Northeast Footing Conflict
RFI 486	532	South Paseo Fence Footing Confirmation
ARB RFI 487	533	Planters at Parking Garage
ARB RFI 488	534	Parking Structure North Entry
RFI 489	535	Tower Building Level 3 & 4 Return Air Confirmation
RFI 490	536	East Tower Building Entry Plates
ARB RFI 361	537	Parking Structure Short Term Bicycle Rack Location
RFI 477 R2	538	Stair 4 Roof Framing
RFI 491	539	Tower Lobby Lights Elevation Confirmation
RFI 492	540	Roof Receptor Drain Near Skylight
RFI 493	541	Tower East Entrance Sill Proposal
RFI 494	542	Door210.2 Existing Concrete Wall Demo & Wall Replacement
ARB RFI 455	543	Parking Structure Grille Key Switch & Button Locations
RFI 495	544	CMLJ Building Elevator 4
RFI 497	545	Tower Building Restrootn Concrete Level of Repair
RFI 498	546	Tower Building Level 5 Epoxy Injection Confirmation
RFI 499	547	Tower Building Main Entry Steel Finish Color
RFI 500	548	Elevator 4 Tube Steel Protruding Into CMLJ Elevator Lobby

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -51-

RFI 502	550	Tower Building South Parapet
RFI 503	551	East Annex Roof Handrail/Cham Bollard
RFI 504	552	Unsupported Concrete Edge at South Annex Roof
RFI 505	553	Basement Existing East Electrical Room Wall Demo Confirmation
RFI 506	554	North Tower Building Penthouse Future Mech /Grease Duct Shaft Infill
RFI 507	555	Tower Basement Gas Meter Room Added Wall & Door
RFI 508	556	Stair Well Level Of Repair & Preferred Finish Color
ARB RFI 509	557	Parking Structure Entrance/Exit Barrier Beam Embeds
RFI 510	558	Exterior Steel Finishes
RFI 477 R3	559	Stair 4 Roof Framing
RFI 322 R1	580	Southwest Paseo Fence Baseplate In Conflict with Parking Structure Footing
RFI 511	561	Tower to Annex Building Room EMSEAL Conflict
RFI 513	563	Elevator4 Hoist Beam In Direct Conflict with CMU Roof Glulam Beam
RFI 514	564	Gas Meter Room Vent Vault Location
RFI 515	565	Exterior Door Card Readers
RFI 517	567	Annex Building Stair 4
RFI 518	568	Tower Building Roof Terra Cotta Confirmation
RFI 513 R1	569	Elevator4 Hoist Beam In Direct Conflict with CMU Roof Glulam Beam
RFI 519	570	Annex Building Second Level Slab Demo for Stair 4
ARB RFI 520	571	Parking Structure Key Switch Locations Revision
RFI 444 R1	572	Ladders at Elevator Access Panels
RFI 521	573	Elevator 3 Total Doors Levels 2-5
RFI 524	576	CMU Building Roofing Details
RFI 525	577	Elevator 4 Guide Rail Supports - 2nd Floor to Overrun Framing
RFI 526	578	Fire Bell Proposed Location
RFI 527	579	Plaster Wall Waterproofing Detail
ARB RFI 528	580	Roll Up Grille Motor Control Box

1005628.07/SF 375170-00002/11-24-16/mrm/mrm	EXHIBIT I -52-